UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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SAREPTA THERAPEUTICS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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215 First Street
Suite 415
Cambridge, MA 02142
www.sarepta.com

April 26, 2019

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders (the “Annual Meeting”) of Sarepta Therapeutics, Inc. (the “Company”), which will be held Thursday, June 6, 2019, at 9:00 A.M. EDT, at the Company’s headquarters, 215 First Street, Cambridge, MA 02142, for the following purposes:

1.

to elect, as Group II directors to hold office until the 2021 annual meeting of stockholders, or until their successors are earlier elected, the following nominees: Richard J. Barry, M. Kathleen Behrens, Ph.D. and Claude Nicaise, M.D.;

2.	to hold an advisory vote to approve, on a non-binding basis, named executive officer compensation;
3.

to approve an amendment to the Amended and Restated 2013 Employee Stock Purchase Plan (as amended and restated on June 27, 2016) (the “2016 ESPP”) to increase the number of shares of our common stock authorized for issuance under the 2016 ESPP by 500,000 shares to 1,100,000 shares and to extend its term until April 22, 2029;

4.	to ratify the selection of KPMG LLP as our independent registered public accounting firm for the current year ending December 31, 2019; and
5.

to transact such other business as may properly come before the Annual Meeting, or any continuation, postponement or adjournment thereof. The accompanying Notice of Meeting and proxy statement describe these matters. We urge you to read this information carefully.

The Company’s board of directors (the “Board”) unanimously believes that election of its director nominees, approval, on an advisory basis, of the compensation of our named executive officers, approval of the amendment and restatement to the 2016 ESPP, and ratification of its selection of KPMG LLP as our independent registered public accounting firm are in our best interests and that of our stockholders, and, accordingly, recommends a vote FOR election of the director nominees, FOR the approval, on an advisory basis, of the compensation of our named executive officers, FOR the approval of the amendment and restatement to the 2016 ESPP, and FOR the ratification of the selection of KPMG LLP as our independent registered public accountants.

In addition to the business to be transacted as described above, management will speak on our developments over the past year and respond to comments and questions of general interest to stockholders.

It is very important that your shares be represented and voted whether or not you plan to attend the Annual Meeting in person. Under the Company’s majority voting standard, in uncontested elections such as the election to be held at the Annual Meeting, an incumbent director nominee who does not receive the majority of the votes cast by the shares of our common stock represented and entitled to vote at the annual meeting, is expected to tender his or her resignation. You may vote on the Internet, by telephone, or by completing and mailing a proxy card (if you received proxy materials by mail), or the form forwarded by your bank, broker or other holder of record. Voting over the Internet, by telephone, or by written proxy will ensure your shares are represented at the Annual Meeting. Please review the instructions on the Notice of Internet Availability of Proxy Materials we have mailed to you, or the information forwarded by your bank, broker or other holder of record regarding each of these voting options. On behalf of the Board, I would like to express our appreciation for your support of the Company.

Sincerely,

Douglas S. Ingram

President and Chief Executive Offıcer

215 First Street

Suite 415

Cambridge, MA 02142

www.sarepta.com

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held on Thursday, June 6, 2019

To the Stockholders of Sarepta Therapeutics, Inc.:

NOTICE IS HEREBY GIVEN that the 2019 annual meeting of stockholders (the “Annual Meeting”) of Sarepta Therapeutics, Inc., a Delaware corporation, will be held on Thursday, June 6, 2019 at 9:00 A.M., local time, at the Company’s headquarters, 215 First Street, Cambridge, MA 02142, for the following purposes:

1.

to elect, as Group II directors to hold office until the 2021 annual meeting of stockholders, or until their successors are earlier elected, the following nominee: Richard J. Barry, M. Kathleen Behrens, Ph.D. and Claude Nicaise, M.D.;

2.	to hold an advisory vote to approve, on a non-binding basis, named executive officer compensation;
3.

to approve an amendment to the Amended and Restated 2013 Employee Stock Purchase Plan (as amended and restated on June 27, 2016) (the “2016 ESPP”) to increase the number of shares of our common stock authorized for issuance under the 2016 ESPP by 500,000 shares to 1,100,000 shares and to extend its term until April 22, 2029;

4.	to ratify the selection of KPMG LLP as our independent registered public accounting firm for the current year ending December 31, 2019; and
5.	to transact such other business as may properly come before the Annual Meeting, or any continuation, postponement or adjournment thereof.

The foregoing items of business are more fully described in the proxy statement accompanying this notice. We are not aware of any other business to come before the meeting.

The Board has fixed the close of business on April 11, 2019 as the record date for the determination of stockholders entitled to notice of, and to vote at, the Annual Meeting and at any continuation, postponement or adjournment thereof. A list of stockholders will be available for inspection by our stockholders at our principal executive offices at 215 First Street, Suite 415, Cambridge, MA 02142, beginning on, or before, May 25, 2019 and continuing through the meeting.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be Held on Thursday, June 6, 2019: Securities and Exchange Commission rules allow us to furnish proxy materials to our stockholders over the Internet. You can access this proxy statement, our Annual Report to stockholders for the year ended December 31, 2018 and the Notice of Internet Availability of Proxy Materials at www.edocumentview.com/SRPT. In order to vote over the Internet you must have your stockholder identification number, which is set forth in the Notice of Internet Availability of Proxy Materials mailed to you. You may also request a paper proxy card to submit your vote by mail.

By Order of the Board of Directors,

David Tyronne Howton, Jr.

Executive Vice President, General Counsel and Corporate Secretary

Cambridge, MA

April 26, 2019

ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE ANNUAL MEETING IN PERSON. IF YOU PLAN TO ATTEND, PLEASE NOTIFY US BY CONTACTING INVESTOR RELATIONS AT (617) 274-4080 OR INVESTORS@SAREPTA.COM.

WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING, PLEASE VOTE YOUR SHARES AS PROMPTLY AS POSSIBLE ON THE INTERNET OR BY TELEPHONE BY FOLLOWING THE INSTRUCTIONS ON THE NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS WE HAVE MAILED TO YOU, OR BY MAIL (IF YOU RECEIVED PROXY MATERIALS BY MAIL) IN ORDER TO ENSURE YOUR REPRESENTATION AT THE ANNUAL MEETING.

EVEN IF YOU HAVE PROVIDED US WITH YOUR PROXY, YOU MAY STILL VOTE IN PERSON IF YOU ATTEND THE ANNUAL MEETING. PLEASE NOTE, HOWEVER, THAT IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE ANNUAL MEETING, YOU MUST OBTAIN FROM THE RECORD HOLDER A PROXY ISSUED IN YOUR NAME.

THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK.

Committees of the Board	31
Audit Committee	31
Compensation Committee	31
Nominating and Corporate Governance Committee	32
Research and Development Committee	33
Communications with the Board	33
Compensation of Board	33
Cash Compensation	34
Stock-Based Compensation	34
EXECUTIVE COMPENSATION	36
Compensation Discussion and Analysis	36
I. 2018 Compensation Program Overview and Factors That Influenced 2018 Named Executive Officer Compensation	36
II. Elements of 2018 Named Executive Officer Compensation	45
Detailed Analysis of 2018 Executive Compensation Program	45
Compensation Committee Report	57
Compensation Tables	58
III. Compensation Agreements for Named Executive Officers	65
CEO Pay Ratio	73
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	75
Approval of Related Party Transactions	75
Section 16(a) Beneficial Ownership Reporting Compliance	75
Compensation Committee Interlocks and Insider Participation	75
ANNUAL REPORT	75
OTHER MATTERS	76
APPENDIX A: AMENDMENT NO. 1 TO THE SAREPTA THERAPEUTICS, INC. AMENDED AND RESTATED 2013 EMPLOYMENT STOCK PURCHASE PLAN (AS AMENDED AND RESTATED ON JUNE 27, 2016)	A-1

215 First Street

Suite 415 Cambridge, MA 02142

www.sarepta.com

PROXY STATEMENT FOR

THE SAREPTA THERAPEUTICS, INC. 2019 ANNUAL MEETING OF STOCKHOLDERS

INFORMATION CONCERNING VOTING AND SOLICITATION

General

The board of directors (the “Board”) of Sarepta Therapeutics, Inc. (the “Company”) is soliciting your proxy to vote at the 2019 annual meeting of stockholders (the “Annual Meeting”) to be held on Thursday, June 6, 2019, at 9:00 A.M. EDT, or at any continuation, postponement or adjournment thereof, for the purposes discussed in this proxy statement and in the accompanying Notice of Annual Meeting and any business properly brought before the Annual Meeting. The Annual Meeting will be held at the Company’s Headquarters at 215 First Street, Cambridge, MA 02142. This proxy statement, the accompanying proxy card, our Annual Report to stockholders for the year ended December 31, 2018 (the “Annual Report”) and the Notice of Internet Availability of Proxy Materials (the “Notice”) are being made available via the Internet on or about April 26, 2019, and, upon request, will be mailed to those stockholders entitled to vote at the Annual Meeting. Proxies are solicited to give all stockholders of record an opportunity to vote on matters properly presented at the Annual Meeting.

Why am I Receiving These Materials?

The Company has made these proxy materials available to you on the Internet or, upon your request, has delivered print versions of these proxy materials to you by mail, in order to provide you with information regarding the matters on which you may vote at the Annual Meeting. You are invited to attend the Annual Meeting and are requested to vote on the proposals described in this proxy statement.

Can I Access the Materials on the Internet Instead of Receiving Paper Copies?

Yes, stockholders may access the proxy statement, the Annual Report and the Notice via the Internet and vote online at www.edocumentview.com/SRPT. On or about April 26, 2019, we mailed the Notice to stockholders of record as of the close of business on April 11, 2019 (the “Record Date”). We are furnishing our proxy materials to our stockholders on the Internet in lieu of mailing a printed copy of our proxy materials. You will not receive a printed copy of our proxy materials unless you request one. If you would like to receive a printed or electronic copy of the proxy materials, free of charge, you should follow the instructions for requesting such materials in the Notice. The Notice instructs you as to how you may access and review on the Internet all of the important information contained in these proxy materials or request a printed copy of those materials. The Notice also instructs you as to how you may vote your proxy.

The Company encourages stockholders to take advantage of the availability of the proxy materials on the Internet to help reduce the environmental impact of printing and mailing annual meeting materials.

Who Can Vote at the Annual Meeting?

You are entitled to vote at the Annual Meeting if you were a stockholder of record of our common stock, $0.0001 par value per share, as of the close of business on the Record Date. Your shares may be voted at the Annual Meeting only if you are present in person or represented by a valid proxy.

Shares of Our Common Stock Outstanding and Quorum

As of the Record Date, 74,138,239 shares of our common stock were outstanding and entitled to vote. Each share of common stock is entitled to one vote on each matter presented. There is no cumulative voting. A majority of the outstanding shares of our common stock entitled to vote, present in person or represented by proxy, will constitute a quorum at the Annual Meeting. If less than a majority of the outstanding shares entitled to vote are represented at the Annual Meeting, either the chair of the meeting or a majority of the shares present at the Annual Meeting may adjourn the Annual Meeting to another date, time or place, and notice need not be given of the new date, time or place if the new date, time or place is announced at the Annual Meeting before an adjournment is taken.

Proxy Card and Revocation of Proxy

You may vote by the Internet, by telephone, or by mailing a printed copy of the proxy card (if you received proxy materials by mail). If you sign the proxy card but do not specify how you want your shares to be voted, your shares will be voted by the proxy holders named in the enclosed proxy (i) in favor of the election of the director nominees named in this proxy statement, (ii) in favor of the approval of the compensation of our named executive officers, (iii) in favor of the approval of an amendment to the Amended and Restated 2013 Employee Stock Purchase Plan (as amended and restated on June 27, 2016) (the “2016 ESPP”), and (iv) in favor of ratification of the selection of KPMG LLP as our independent registered public accountants for the year ending December 31, 2019. In their discretion, the proxy holders named in the enclosed proxy are authorized to vote on any other matters that may properly come before the Annual Meeting and at any continuation, postponement, or adjournment thereof. The Board knows of no other items of business that will be presented for consideration at the Annual Meeting other than those described in this proxy statement. In addition, no stockholder proposal or nomination was received on a timely basis, so no such matters may be brought to a vote at the Annual Meeting.

If you vote by proxy, you may revoke that proxy at any time before it is voted at the Annual Meeting. Stockholders of record may revoke a proxy by (i) sending to our corporate secretary at our principal executive office at 215 First Street, Suite 415, Cambridge, MA 02142, a written notice of revocation or duly executed proxy card, in either case bearing a later date, (ii) submitting another properly completed proxy over the Internet, (iii) telephone using the number provided on the Notice, or (iv) attending the Annual Meeting in person and voting in person. Attendance at the Annual Meeting will not, by itself, revoke a proxy. In order to be effective, all revocations or later-filed proxies delivered by mail must be delivered to our corporate secretary at our principal executive office at our Cambridge, Massachusetts address not later than 5:00 P.M. EDT, on the business day prior to the day of the Annual Meeting.

If you are a beneficial owner of shares of our common stock (“shares”) registered in the name of a broker, bank or other nominee, you should have received a voting instruction card and voting instructions with these proxy materials from that organization rather than from us. Simply complete and mail the voting instruction card to ensure that your vote is counted. Follow the instructions from your broker, bank or other agent included with these proxy materials, or contact your broker, bank or other agent to request a proxy form. You may also change your vote by submitting new voting instructions to your bank, broker or other nominee. Please note that if your shares are held of record by a broker, bank or other nominee, and you decide to attend and vote at the Annual Meeting, your vote in person at the Annual Meeting will not be effective unless you present a legal proxy, issued in your name from the record holder, your broker, bank or other nominee. Please bring photo identification to aid in the ownership verification process.

Voting of Shares of Our Common Stock

Stockholders of record as of the Record Date are entitled to one vote for each share of our common stock held on all matters to be voted upon at the Annual Meeting. You may vote by:

•	attending the Annual Meeting and voting in person;
•	proxy, via the Internet, as per the instructions in your Notice;
•	proxy, via telephone, as per the instructions in your Notice and in the proxy card; or
•	completing and mailing a printed proxy card (if you received proxy materials by mail).

The Internet and telephone voting facilities will close at 11:59 P.M., EDT, on June 5, 2019. Stockholders who vote through the Internet or by telephone should be aware that they may incur costs such as access or usage charges from telephone companies or Internet service providers, and that these costs must be borne by the stockholder. Stockholders who vote by Internet or telephone need not return a proxy card, or the form forwarded by your bank, broker or other holder of record by mail. All shares entitled to vote and represented by properly-executed proxies received before the polls are closed at the Annual Meeting, and not revoked or superseded, will be voted at the Annual Meeting in accordance with the instructions indicated on those proxies.

YOUR VOTE IS IMPORTANT.   Under the Company’s majority voting standard adopted by the Board, in uncontested elections such as the election to be held at the Annual Meeting, an incumbent director nominee who does not receive the majority of the votes cast by the shares represented and entitled to vote at the annual meeting will not be elected as a director and is expected to tender his or her resignation.

Vote Required to Pass Each Proposal at the Annual Meeting

Proposal 1: Election of Sarepta Therapeutics, Inc. Directors.  Where a quorum is present, each director nominee must receive the affirmative vote of a majority of the votes cast (whether in person or by proxy) by the shares represented and entitled to vote at the Annual Meeting to be elected as director. Votes cast include votes “FOR” or “AGAINST” each nominee and exclude abstentions and broker non-votes. Abstentions and broker non-votes will not affect the outcome of the vote in the election of directors. Under the Company’s Policy Statement on Majority Voting, a director who fails to obtain an affirmative vote “FOR” by the majority of votes cast will be required to tender his or her resignation and the Board or an authorized committee of the Board will determine whether to accept such resignation.

Proposal 2: Advisory Vote To Approve Named Executive Offıcer Compensation.  Because this proposal asks for a non-binding, advisory vote, there is no “required vote” that would constitute approval of the compensation of our named executive officers. We value the opinions expressed by our stockholders with respect to this advisory vote, and our compensation committee, which is responsible for overseeing and administering our executive compensation programs, will consider the outcome of the vote, including whether the votes cast “FOR” this proposal represent a majority of the votes cast in this proposal, when designing our compensation programs and making future compensation decisions for our named executive officers. Abstentions and broker non-votes, if any, will not have any effect on the results of those deliberations.

Proposal 3: Amendment to the 2016 ESPP. The affirmative vote of a majority of the votes cast is required to approve this proposal, excluding abstentions and broker non-votes.  As a result, abstentions and broker non-votes (if any) will have no effect on the proposal to approve the amendment to the 2016 ESPP.

Proposal 4: Ratification of Appointment of Independent Registered Public Accounting Firm.  The votes cast in favor of this proposal must exceed the votes cast against for the proposal to be approved. Abstentions will not have any effect on the voting results of this matter. Brokers, banks and other nominees generally have discretionary authority to vote on this matter; thus, we do not expect any broker non-votes on this matter.

Counting of Votes

Proposals 1, 2, 3 and 4: You may either vote “FOR,” “AGAINST” or “ABSTAIN” on these proposals.

A representative of Computershare Trust Company, N.A., our transfer agent, will tabulate votes and act as the independent inspector of election. All votes will be tabulated by the inspector of election, who will separately tabulate affirmative and negative votes, abstentions and broker “non-votes.” Shares held by persons attending the Annual Meeting but not voted, shares represented by proxies that reflect abstentions as to a particular proposal, and broker “non-votes” will be counted as present for purposes of determining a quorum.

Effect of Not Casting Your Vote

If you are a stockholder of record and you sign the proxy card but do not specify how you want your shares to be voted, we will vote your shares in the manner recommended by the Board on all matters presented in this proxy statement and as the proxy holders may determine in their discretion with respect to any other matters properly presented for a vote at the Annual Meeting. The Board knows of no other items of business that will be presented for consideration at the Annual Meeting other than those described in this proxy statement. In addition, no stockholder proposal or nomination was received on a timely basis; therefore, no such matters may be brought to a vote at the Annual Meeting.

If on the Record Date you held shares of our common stock in an account with a brokerage firm, bank, or other nominee, you are considered a beneficial owner of those shares and hold such shares in street name. If you are a beneficial owner of shares held in street name and do not provide the organization that holds your shares with specific voting instructions, under the rules of various national securities exchanges, the organization that holds your shares may generally vote on routine matters but cannot vote on non-routine matters. If the organization that holds your shares does not receive instructions from you on how to vote your shares on a non-routine matter, the organization that holds your shares will inform the inspector of election that it does not have the authority to vote on this matter with respect to your shares. This is generally referred to as a broker “non-vote.”

The ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for 2019 (Proposal 4) is a matter considered routine under applicable rules. A broker or other nominee may generally vote on routine matters, and therefore no broker “non-votes” are expected for Proposal 4.

The election of directors (Proposal 1), the advisory vote to approve executive compensation (Proposal 2), and the approval of the amendment to the 2016 ESPP (Proposal 3) are matters considered non-routine under applicable rules.

If you do not provide voting instructions to your broker or other nominee on these non-routine items (Proposals 1, 2 and 3), such shares cannot be voted and will be considered broker “non-votes.”

Solicitation of Proxies

We will bear the entire cost of solicitation of proxies, including preparation, assembly and mailing of the Notice and any additional information furnished to stockholders. If properly requested, copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding shares of our common stock in their names that are beneficially owned by others to forward to those beneficial owners. We may reimburse persons representing beneficial owners for their costs of forwarding the solicitation materials to the beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, facsimile, electronic mail, or personal solicitation by our directors, officers or employees. No additional compensation will be paid to our directors, officers or employees for such services. We also have retained Okapi Partners LLC for a fee not to exceed $10,000 to assist us in the solicitation of proxies. A list of stockholders will be available for inspection by our stockholders at our principal executive offices at 215 First Street, Suite 415, Cambridge, MA 02142, beginning on, or before, May 25, 2019 and continuing through the meeting.

Stockholder Proposals for the 2020 Annual Meeting

Stockholder proposals submitted for inclusion in our proxy materials for our 2020 annual meeting of stockholders pursuant to Rule 14a-8 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), must be received at our principal executive offices no later than the close of business on December 28, 2019, provided that if the date of the annual meeting is earlier than May 7, 2020, or later than July 6, 2020, the deadline is a reasonable time before we begin to print and send our proxy materials for next year’s annual meeting. Stockholders who do not wish to use the mechanism provided by the rules of the SEC in proposing a matter for action at the next annual meeting must notify us in writing of the proposal and the information required by the provisions of our Bylaws dealing with advance notice of stockholder proposals and director nominations. To be timely, under our Bylaws, a stockholder’s written notice must be delivered to, or mailed and received at, our principal executive offices no later than the close of business on March 8, 2020, and no earlier than February 7, 2020; provided that, if the date of that annual meeting is more than 30 days before, or more than 60 days after, June 6, 2020, you must give notice not later than the 90th day prior to the annual meeting date or, if later, the 10th  day following the day on which public disclosure of the annual meeting date is first made. You are also advised to review our Bylaws, which contain additional requirements about advance notice of stockholder proposals and director nominations.

Attending the Annual Meeting

Our Annual Meeting will begin promptly at 9:00 A.M. EDT, on Thursday, June 6, 2019, at our corporate headquarters at 215 First Street, Cambridge, MA 02142.

All stockholders should be prepared to present photo identification for admission to the Annual Meeting. Admission will be on a first-come, first-served basis. If you are a beneficial stockholder and hold your shares in “street name,” you will be asked to present proof of ownership of your shares as of the Record Date. Examples of acceptable evidence of ownership include your most recent brokerage statement showing ownership of shares on the Record Date, or a photocopy of your voting instruction form. Persons acting as proxies must bring a valid proxy from a stockholder of record as of the Record Date. Your late arrival or failure to comply with these procedures may affect your ability to participate in the Annual Meeting.

Householding of Proxy Materials

We have adopted a procedure approved by the SEC called “householding.” Under this procedure, stockholders of record who have the same address and last name, and do not participate in electronic delivery of proxy materials, will receive only one set of our proxy materials, unless one or more of these stockholders notifies us that they wish to continue receiving individual copies. We believe that this will provide greater convenience for our stockholders, as well as cost savings for us, by reducing the number of duplicate documents that are sent to your home.

Stockholders who participate in householding will continue to receive separate proxy cards. Householding will not in any way affect your rights as a stockholder.

If you are eligible for householding and currently receive multiple copies of our proxy materials with other stockholders of record with whom you share an address, or if you hold stock in more than one account, and in either case you wish to receive only a single copy of these documents for your household, please contact our Corporate Secretary at 215 First Street, Suite 415, Cambridge, MA 02142, or at (617) 274-4000.

If you participate in householding and wish to receive a separate copy of our Annual Report and this proxy statement or your Notice, or if you do not wish to participate in householding and prefer to receive separate copies of these documents in the future, please contact our Corporate Secretary at the address or telephone number indicated above and we will promptly deliver to you separate copies of these documents.

Beneficial stockholders can request information about householding from their banks, brokers, or other holders of record.

SAREPTA THERAPEUTICS, INC. DIRECTORS AND EXECUTIVE OFFICERS

Directors, Director Nominees and Executive Officers

The following table sets forth certain information with respect to the directors, director nominees and executive officers of our Company as of the date of April 26, 2019:

Name	Age	Position(s)(5)
Executive Officers
Douglas S. Ingram	56	President and Chief Executive Officer and Group I Director
Sandesh Mahatme	54	Executive Vice President, Chief Financial Officer and Chief Business Officer
Gilmore O’Neill, M.B., M.M.Sc.	54	Executive Vice President, R&D and Chief Medical Officer
Alexander “Bo” Cumbo	48	Executive Vice President and Chief Commercial Officer
David Tyronne Howton, Jr.	47	Executive Vice President, General Counsel and Corporate Secretary
Non-Employee Directors
Michael W. Bonney(1)	60	Group I Director
Hans Wigzell, M.D., Ph.D.(2)(3)	80	Group I Director
Mary Ann Gray, Ph.D. (2)(4)	66	Group I Director
Richard J. Barry(1)(2)(4)	60	Group II Director
M. Kathleen Behrens, Ph.D.(1)(3)	66	Group II Director, Chairwoman of the Board of Directors
Claude Nicaise, M.D.(4) (3)	66	Group II Director

(1)	Member of the audit committee. Dr. Behrens is the current chair of the audit committee.
(2)	Member of the nominating and corporate governance committee. Mr. Barry is the current chair of the nominating and corporate governance committee.
(3)	Member of the research and development committee. Dr. Wigzell is the current chair of the research and development committee.
(4)	Member of the compensation committee. Dr. Nicaise is the current chair of the compensation committee.
(5)	The term of the Group I Director expires as of the date of the 2020 Annual Meeting, and the term of Group II Directors expires as of the date of the 2019 Annual Meeting.

Douglas S. Ingram has served as our President, Chief Executive Officer and a member of our Board since June 2017. Prior to his appointment, from December 2015 until November 2016, he served as the Chief Executive Officer and President and a Director of Chase Pharmaceuticals Corporation, a clinical-stage biopharmaceutical company. Prior to joining Chase Pharmaceuticals, Mr. Ingram served as the President of Allergan, Inc., a pharmaceutical company, from July 2013 until it was acquired by Actavis in early 2015. At Allergan, he also served as President, Europe, Africa and Middle East from August 2010 to June 2013, and Executive Vice President, Chief Administrative Officer, and Secretary from October 2006 to July 2010, where he led Allergan’s Global Legal Affairs, Compliance, Internal Audit and Internal Controls, Human Resources, Regulatory Affairs and Safety, and Global Corporate Affairs and Public Relations departments. Mr. Ingram also served as General Counsel of Allergan from January 2001 to June 2009 and as Secretary and Chief Ethics Officer from July 2001 to July 2010. With the acquisition of Allergan by Actavis, Mr. Ingram consulted as a special advisor to the Chief Executive Officer of Actavis. Mr. Ingram serves as a director of Pacific Mutual Holding Company, a parent company for subsidiaries engaged in a variety of insurance, financial services and other investment-related businesses, where he is a member of the Compensation Committee, the Governance and Nominating Committee, and the Member Interests Committee. Mr. Ingram received his J.D. from the University of Arizona and his Bachelor of Science degree from Arizona State University.

Sandesh Mahatme has served as our Executive Vice President, Chief Financial Officer and Chief Business Officer since March 2017. Prior to this appointment, he served as our Senior Vice President, Chief Financial Officer since November 2012. From January 2006 to November 2012, Mr. Mahatme worked at Celgene Corporation, a biopharmaceutical company, where he served in various roles, including Senior Vice President of Corporate Development, Senior Vice President of Finance, Corporate Treasurer and Head of Tax. While at Celgene, Mr. Mahatme built the treasury and tax functions before establishing the Corporate Development Department, which focuses on strategic, targeted initiatives, including commercial development in emerging markets, acquisitions and licensing and global manufacturing expansion. Prior to working at Celgene, Mr. Mahatme worked for Pfizer Inc., a pharmaceutical company, for eight and a half years in senior roles in Business Development and Corporate Tax. Mr. Mahatme started his career at Ernst & Young LLP where he advised multinational corporations on a broad range of transactions. Mr. Mahatme holds a Master of Laws (LL.M.) from NYU School of Law, an LL.M. from Cornell Law School and is a member of the New York State Bar Association.  Mr. Mahatme is also a board member of Flexion Therapeutics, Inc., Aeglea Biotherapeutics Inc. and Elcelyx Therapeutics Inc.

Alexander “Bo” Cumbo has served as our Executive Vice President, Chief Commercial Officer since February 2019. Prior to this appointment, he served as our Senior Vice President, Chief Commercial Officer from May 2017 to February 2019, Senior Vice President of Global Commercial Organization from October 2016 to May 2017, Vice President, Global Commercial Development from September 2015 to September 2016 and Vice President, Global Business and Commercial Development from January 2013 to August 2015. From June 2010 to January 2013, Mr. Cumbo worked at Vertex Pharmaceuticals Inc., a biopharmaceutical company, where he served as Vice President of Sales and Treatment Education for the launch of Incivek. Prior to working at Vertex, Mr. Cumbo worked for Gilead Sciences, a biopharmaceutical company, for nine years in multiple commercial roles supporting the HIV, HBV and Cardiovascular franchises.  Mr. Cumbo started his career at GlaxoSmithKline plc and has over twenty years of pharmaceutical and biotechnology experience.  Mr. Cumbo holds a Bachelor of Science (B.S.) in Medical Technology from Auburn University.

David Tyronne Howton, Jr. has served as our Executive Vice President, General Counsel and Corporate Secretary since February 2019.  Prior to this appointment, he served as Senior Vice President, General Counsel and Corporate Secretary from November 2012 to February 2019. From September 2011 to November 2012, Mr. Howton served as the Senior Vice President, Chief Legal Officer and as a member of the executive team at Vertex Pharmaceuticals Incorporated, a publicly-traded biotechnology company. In this capacity, he participated in the general management of the company and oversaw all aspects of the Vertex global legal and compliance departments. Prior to his appointment as Chief Legal Officer at Vertex, Mr. Howton served as the Chief Compliance Officer from September 2009 to August 2011 and, in this capacity, he was responsible for designing and implementing the Vertex corporate compliance program as well as chairing the company’s Corporate Compliance Committee. From 2003 to September 2009, Mr. Howton worked at Genentech, Inc., a biotechnology company, where he served in a number of legal roles before becoming the company’s Chief Healthcare Compliance Officer in 2006. Prior to joining Genentech in 2003, Mr. Howton was a member of the Sidley Austin LLP corporate healthcare practice, where he advised clients on corporate transactions involving life science companies and provided regulatory counsel. Mr. Howton holds a Bachelor of Arts (B.A.) from Yale University and a J.D. from Northwestern University School of Law.

Gilmore O’Neill, M.B., M.M.Sc. has served as our Chief Medical Officer from June 2018. Prior to this appointment, Dr. O’Neill served as the Senior Vice President, Late Stage Clinical Development of Biogen Inc. from November 2016 to June 2018. At Biogen, Dr. O’Neill also served as Senior Vice President, Drug Innovation Units from October 2015 to November 2016. From June 2014 to October 2015, Dr. O’Neill served as Vice President, MS Franchise & Head, Multiple Sclerosis R&D at Biogen. Prior to this role, Dr. O’Neill served in numerous roles at Biogen since he joined the company in April 2003, including Vice president, Global Neurology Clinical Development, Vice president, Global Late Stage Clinical Development and Vice president, Experimental Neurology (Early Stage). Dr. O’Neill is licensed to practice medicine in the state of Massachusetts. He is a member of the American Academy of Neurology and a board-certified neurologist (ABPN). Dr. O’Neill is formerly Chief Resident in Neurology at the Massachusetts General Hospital (MGH) and served, until recently, as a Clinical Instructor in Neurology at Harvard Medical School. From 1997 to 2015, Dr. O’Neill served as a clinical instructor in neurology at Harvard Medical School. He also serves on the board of directors of the Massachusetts Biotechnology Council (MassBio).  Dr. O’Neill has maintained his clinical appointment at the MGH with a sub-specialty interest in neuromuscular diseases and inherited leukodystrophies. Dr. O’Neill received a Bachelor of Medicine degree from University College Dublin and a Master of Medical Sciences degree from Harvard University.

Richard J. Barry has served as a member of our Board since June 2015. He also serves as a member of our audit committee and our compensation committee and as a member and chair of our nominating and corporate governance committee. Mr. Barry is a long time stockholder of the Company.  He has served as a director and as a member of the audit committee and as a member and chair of the nominating and corporate governance committee of Elcelyx Therapeutics Inc., a pharmaceutical company, since February 2013, and is a Managing Member of GSM Fund, LLC, a fund established for the sole purpose of investing in Elcelyx. Mr. Barry has also been a Partner and Advisory Board member of the San Diego Padres since 2009. He was previously an Advisory Board member for the Schreyer Honors College at Pennsylvania State University and served as a director of Cluster Wireless, a San Diego-based software company. Mr. Barry has extensive experience in the investment management business. He was a founding member of Eastbourne Capital Management LLC, a large equity hedge fund investing in a variety of industries, including health care, and served as a Managing General Partner and Portfolio Manager from 1999 to its close in 2010. Prior to Eastbourne, Mr. Barry was a Portfolio Manager and Managing Director of Robertson Stephens Investment Management. Mr. Barry also spent over 13 years in various roles in institutional equity and investment management firms, including Lazard Freres, Legg Mason and Merrill Lynch. Mr. Barry holds a Bachelor of Arts (B.A.) from Pennsylvania State University. Our nominating and corporate governance committee believes that Mr. Barry’s significant experience in the financial sector and extensive knowledge of the pharmaceutical industry qualifies him for service as a member of our Board.

M. Kathleen Behrens, Ph.D. has served as a member of our Board since March 2009 and as Chairwoman of the Board since April 2015. She also serves as member of our research and development committee and as a member of and chair of our audit committee. Dr. Behrens served as a member of the President’s Council of Advisors on Science and Technology (PCAST) from 2001 to early 2009 and as Chairwoman of PCAST’s Subcommittee on Personalized Medicine. She has served as a public-market biotechnology securities analyst as well as a venture capitalist focusing on healthcare, technology and related investments. Dr. Behrens was instrumental in the founding of several biotechnology companies, including Protein Design Labs, Inc. and COR Therapeutics, Inc. She worked for Robertson Stephens & Co. from 1983 through 1996, serving as a General Partner and Managing Director. Dr. Behrens continued in her capacity as a General Partner for selected venture funds for RS Investments, an investment management and research firm, from 1996 through December 2009, after management led a buyout of that firm from Bank of America. While Dr. Behrens worked at RS Investments, from 1996 to 2002, she served as a Managing Director at the firm and, from 2003 to December 2009, she served as a consultant to the firm. From 1997 to 2005, she was a director of the Board on Science, Technology and Economic Policy for the National Research Council, and from 1993 to 2000 she was a Director, President and Chairwoman of the National Venture Capital Association. Since December 2009, Dr. Behrens has worked as an independent life sciences consultant and investor. Dr. Behrens was a director of Amylin Pharmaceuticals, Inc. from June 2009 until Amylin’s sale in August 2012 to Bristol-Myers Squibb Company. Dr. Behrens also served as the President and Chief Executive Officer of KEW Group Inc., a private oncology services company, based in Cambridge, Massachusetts from January 2012 to July 2014. In January 2019, Dr. Behrens was appointed to the board of directors of IGM Biosciences, a private biotechnology company that is developing IgM antibodies, initially for oncology indications. Dr. Behrens holds a Bachelor of Science (B.S.) in Biology and a Ph.D. in Microbiology from the University of California, Davis. Our nominating and corporate governance committee believes that Dr. Behrens’ significant experience in the financial services and biotechnology sectors, as well as in healthcare policy, qualifies her for service as a member of our Board.

Michael W. Bonney has served as a member of our Board since December 2017. He also serves as a member of the audit committee. From June 2017 to August 2018, Mr. Bonney served as Chief Executive Officer of Kaleido Biosciences, a biotechnology company focused on the development of novel chemistries to unlock the power of the human microbiome. Mr. Bonney has served as the Executive Chair of Kaleido’s Board since June 2017. From January 2016 to July 2016, Mr. Bonney was a partner at Third Rock Ventures. From January 2002 to December 2014, Mr. Bonney worked at Cubist Pharmaceuticals Inc., where he served as President and Chief Operating Officer, and then as Chief Executive Officer and a member of the Board. Mr. Bonney is the Chair of the Board of Alnylam Pharmaceuticals, Inc., Chair and a member of the Board and the Audit Committee of Magenta Therapeutics, Chair and a member of the Board and the Audit Committee of Celgene Corporation and a member of the Board and the Audit Committee of Syros Pharmaceuticals, Inc. Additionally, Mr. Bonney chairs the Board of Trustees of Bates College. Mr. Bonney served as a member of the Compensation and the Nominating and Corporate Governance Committees of Global Blood Therapeutics from February 2016 to June 2017. He was also a director of NPS Pharmaceuticals, Inc. from 2005 until its sale to Shire plc in February 2015, where he was a member of the Audit and Compensation Committees and chaired the Nominating and Corporate Governance Committee. Mr. Bonney earned a B.A. in Economics from Bates College. Our nominating and corporate governance committee believes that Mr. Bonney’s significant experience in the financial services and biotechnology sectors, as well as in healthcare policy, qualifies him for service as a member of our Board.

Mary Ann Gray, Ph.D. has served as a member of our Board since December 2010. She also serves as a member of our compensation committee and as a member of our nominating and corporate governance committee. Most recently, from 2010 to 2018, Dr. Gray served as a member of the Board of Senomyx Inc., a biotechnology company working toward developing additives to amplify certain flavors and smells in foods. She served as a member of the compensation committee of Senomyx from May 2011 to November 2018, as the Chair of the Board and a member of the audit committee from May 2016 to November 2018, and as Lead Director from May 2017 to November 2018. Dr. Gray also served as a member of the Board and audit committee Chair of Juniper Pharmaceuticals, a women’s health company, from April 2016 to August 2018. From November 2014 to December 2016, she served as a Board member of TetraLogic, a publicly-held clinical-stage biopharmaceutical company focused on oncology and infectious diseases. She served as the Chair of the audit committee of Tetralogic from March 2015 to December 2016. Dr. Gray also served as a Board member of Acadia Pharmaceuticals, focused on commercialization of CNS therapies, from 2005 to 2016, and served as a member of the audit committee from 2005 to 2016 and as a member of the compensation committee from 2010 to 2016. She served as a Board member of Dyax Corp., a rare disease company acquired by Shire in 2016, from 2001 to 2016, serving as a Lead Director from 2008 to 2016, a member of the audit committee from 2004 to 2012, a member of the nominating and corporate governance committee from 2001 to 2016, and Chair of the compensation committee from 2012 to 2016. Dr. Gray is the President of Gray Strategic Advisors, LLC, a biotechnology strategic planning and advisory firm. Dr. Gray has a distinguished scientific background, completing pharmacology research in tumor biology, including the impact of therapeutics on cardiac membranes and beginning her career in biotechnology as a scientist focused on new drug development. She subsequently worked in equities research before becoming a senior analyst and portfolio manager. Dr. Gray earned a B.S. from University of South Carolina, a Ph.D. in pharmacology from the University of Vermont, and completed her post-doctoral work at Northwestern University Medical School and at the Yale University School of Medicine. Our nominating and corporate governance committee believes that Dr. Gray’s extensive experience in the biotechnology and biopharmaceutical industry qualifies her for service as a member of our Board.

Claude Nicaise, M.D. has served as a member of our Board since June 2015. He also serves as chair of our compensation committee. Dr. Nicaise is the owner of Clinical Regulatory Services, a company providing advice on clinical and regulatory matters to biotechnology companies. He has served as an Executive Vice President Regulatory at Ovid Therapeutics Inc., a company that develops medicines for orphan diseases of the brain, from 2015. From 2008 to 2014, Dr. Nicaise was a Senior Vice President of Strategic Development and Global Regulatory Affairs at Alexion Pharmaceuticals Inc., a pharmaceutical company. From 1983 to 2008, Dr. Nicaise served in various positions of increasing responsibility at Bristol-Myers Squibb, including the following senior management positions: Vice-President of Global Development, Vice-President Worldwide Regulatory Science and Strategy and leadership positions in Oncology, Infectious Disease and NeuroScience Development. Dr. Nicaise holds an M.D. from the Universite libre de Bruxelles in Belgium. Our nominating and corporate governance committee believes that Dr. Nicaise’s significant experience in the pharmaceuticals sector, including in clinical and regulatory affairs, qualifies him for service as a member of our Board.

Hans Wigzell, M.D., Ph.D. has served as a member of our Board since June 2010. He also serves as a member of our nominating and corporate governance committee and a member of and chair of our research and development committee. In the past five years, Dr. Wigzell served as a director of Probi AB, Swedish Orphan Biovitrum AB and Valneva SE (a successor to Intercell AG), a biotechnology company, and currently serves as Chairman of Rhenman & Partners Asset Management AB, an investment management firm, and a director of RaySearch Laboratories AB, a medical technology company. Since 2006, Dr. Wigzell has served as a director of Karolinska Development AB, a company listed on the NASDAQ OMX Stockholm market that selects, develops and seeks ways to commercialize promising new Nordic lifescience innovations. He has also served as the Chairman of Karolinska Development AB since 2017. From 1995 to 2003, he was the President of the Karolinska Institute, a medical university and was General Director of the National Bacteriological Laboratory in Stockholm from 1987 to 1993. Dr. Wigzell is Chairman of the board of the Stockholm School of Entrepreneurship. He is an elected member of several national academies, including the Swedish Royal Engineering Academy, Sweden; the Royal Academy of Science, Sweden; the Danish Academy of Arts and Letters; the American Academy of Arts and Sciences; the Finnish Science Society; and the European Molecular Biology Organization. In addition to serving as President of the Karolinska Institute, his academic career includes being Chairman of the Nobel Prize Committee, and the Karolinska Institute and Distinguished External Advisory Professor of Ehime University, Japan. Additionally, Dr. Wigzell was appointed Chairman of the Nobel Assembly in 2000. Dr. Wigzell holds an M.D. and Ph.D. from the Karolinska Institute in Stockholm and he has received honorary doctorate degrees at University “Tor Vergata” in Rome, Italy, Turku University in Finland, The Feinstein Institute in New York and Helsinki University in Finland. Our nominating and corporate governance committee believes that Dr. Wigzell’s experience serving in leadership roles in various scientific and biotechnology institutions and companies in countries around the world qualifies him to serve as a member of our Board.

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ELECTION OF SAREPTA THERAPEUTICS, INC. DIRECTORS

(Proposal 1)

General

As of the date of this proxy statement, our Board is composed of seven directors. Our Bylaws currently permit a maximum of seven directors and a minimum of one director. The Board may change from time to time the number of directors or, as permitted by the Bylaws, by resolution of our Board, but no decrease in the number of authorized directors will have the effect of shortening the term of any incumbent director.

Pursuant to our Amended and Restated Certificate of Incorporation, as amended, when there are six or more positions on the Board, the positions are divided into two equal, or nearly equal, groups, denoted as Group I and Group II. In even years, stockholders elect directors to fill all Group I positions, and in odd years, stockholders elect directors to fill all Group II positions. There is no cumulative voting for election of directors.

The following table sets forth the name of, and other information about, the nominees for election as a Group II director and those directors who will continue to serve after the Annual Meeting.

Name	Age	Director Since	Expiration of Term	Position(s) Held With Sarepta
Group II Director Nominees:

Richard J. Barry	60	2015	2019	Director
M. Kathleen Behrens, Ph.D.	66	2009	2019	Director and Chairwoman of the Board of Directors
Claude Nicaise, M.D.	66	2015	2019	Director

Group I Continuing Directors:

Michael W. Bonney	60	2018	2020	Director
Douglas S. Ingram	56	2018	2020	President, CEO and Director
Hans Wigzell, M.D., Ph.D.	80	2010	2020	Director
Mary Ann Gray, Ph.D.	66	2018	2020	Director

Directors for a group whose term expires at a given annual meeting may be up for reelection for another two-year term at that meeting. Each director’s term will continue until the election and qualification of such director’s successor, or such director’s earlier death, resignation or removal. The board positions are divided equally (or nearly equally) into the two groups. This classification of our Board may have the effect of delaying or preventing changes in control of management. Except as otherwise provided by law, any vacancy in the Board, including a vacancy that results from an increase in the number of directors, may be filled by a vote of the majority of the directors then in office. A director elected by the Board to fill a vacancy (including a vacancy created by an increase in the number of directors) shall serve for the remainder of the full term of the class of directors in which the vacancy occurred and until such director’s successor is elected and qualified. There are no family relationships among any of our directors or executive officers.

Nominees for Group II Director Election at the 2019 Annual Meeting of Stockholders

There are three nominees standing for election as Group II directors at the Annual Meeting. Based on the report of the nominating and corporate governance committee, our Board has approved the nomination of the following nominees for re-election as Group II Directors: Richard J. Barry, M. Kathleen Behrens, Ph.D. and Claude Nicaise, M.D. Each of the Group II Director nominees has indicated that he or she will be able to serve if elected and has agreed to do so.

The Board’s nominating and corporate governance committee annually evaluates the composition of the Board to assess the skills and experiences that are currently represented on the Board and those that will be valuable given the Company’s current and future needs. In selecting Drs. Behrens and Nicaise and Mr. Barry as director nominees, the nominating and corporate governance committee and the Board took into consideration, among other things, the Company’s strategic and regulatory plans and the interests of the Company’s stockholders. For additional considerations related to the process followed by the nominating and corporate governance committee and the Board in making Board composition decisions this year, please read “Corporate Governance and Board Matters — Committees of the Board — Nominating and Corporate Governance Committee.” If elected, each of Drs. Behrens and Nicaise and Mr. Barry will hold office as a Group II director until our 2021 annual meeting of stockholders or until his successor is earlier elected.

If you sign your proxy or voting instruction card, but do not give instructions with respect to the voting of directors, your shares will be voted for the nominees recommended by our Board. If you wish to give specific instructions with respect to the voting of directors, you may do so by indicating your instructions on your proxy or voting instruction card. The Board expects that the nominees will be available to serve as directors. If any of Drs. Behrens or Nicaise or Mr. Barry becomes unable to serve or for good cause will not serve, however, the proxy holders intend to vote for any nominee designated by the Board, unless the Board chooses to reduce the number of directors serving on the Board.

Vote Required and Board Recommendation

Each nominee who receives a majority of votes cast and entitled to vote at the Annual Meeting for such nominee will be elected as a director. Abstentions and broker non-votes will not affect the outcome of the vote in the election of directors.

The Board recommends that stockholders vote “FOR” the election of each of Drs. Behrens and Nicaise and Mr. Barry as Group II Directors to the Board.

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ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION

(Proposal 2)

In accordance with Section 14A of the Exchange Act, we are asking our stockholders to approve, on a non-binding, advisory basis, the 2018 compensation of our named executive officers as disclosed in this proxy statement. This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on the design and effectiveness of our executive compensation program.

As described in detail under the section below captioned “Compensation Discussion and Analysis,” our executive compensation program is designed to attract and retain senior executive management, to motivate their performance toward clearly defined goals and to align their long term interests with those of our stockholders. We urge our stockholders to read the “Compensation Discussion and Analysis” and the tables and narrative that follow for additional details about our executive compensation program, including information about the 2018 compensation paid to our named executive officers.

Our compensation committee includes a significant pay-for-performance component that supports our business strategy and aligns the interests of our executives with that of our stockholders. In 2018, our compensation program rewarded financial, strategic and operational performance, and the achievement of the pre-determined 2018 corporate goals and functional objectives (i.e., individual performance goals) for the named executive officers selected by the compensation committee to support our long-range plans and stockholder value creation. In light of the achievement of personal goals by our named executive officers, as applicable, and our corporate goals for 2018, we believe that the compensation paid to our named executive officers was appropriate.

2018 Compensation Program Highlights

Key Factors That Influenced 2018 Named Executive Officer Compensation

2018 was a transformative year for the Company. We not only successfully met or exceeded the great majority of our goals, but we also redefined and enhanced our ambition as an organization. We significantly advanced our RNA-based product candidates, and at the same time made much progress exploring novel gene therapy technologies to treat Duchenne muscular dystrophy (“DMD”). We built our vision for a gene therapy engine and center of excellence and defined our gene therapy hybrid manufacturing strategy. Further, through a number of strategic collaboration and licensing arrangements, we expanded our pipeline to include programs that aim to treat rare diseases in addition to DMD, such as Limb-girdle muscular dystrophies, Mucopolysaccharidosis type IIIA, Charcot-Marie-Tooth, and Pompe. More specifically, and to highlight some of our achievements, in 2018 we:

•	achieved another successful year of Exondys 51 sales, with net revenue of approximately $301 million, or about 98% year over year growth;
•	in collaboration with the Food and Drug Administration (“FDA”), we defined an efficient pathway for regulatory approval for our RNA based technology;
•	completed our submission of a new drug application (“NDA”) for golodirsen with the FDA;
•	made progress with our single-ascending dose study on the first candidate of our next generation RNA technology, the PPMO, which is focused on exon 51;
•

commenced and completed a proof-of-concept trial for our micro-dystrophin gene therapy in collaboration with Nationwide Children’s Hospital. This trial generated positive expression level results, biological marker results, and preliminary functional results in the four patients who participated in the proof-of-concept cohort.

•

defined a pathway to rapidly bring the micro-dystrophin gene therapy to the community by (1) building out our hybrid gene therapy manufacturing approach through the hiring of qualified talent and entering into significant long-term partnerships in support of gene therapy plasmid supply and manufacturing; and (2) better defining our development pathway for micro-dystrophin. Armed with the FDA’s guidance, we commenced a 24-patient placebo-controlled trial with the goal of further characterizing safety and expression and demonstrating the functional benefits of robust expression of our micro-dystrophin construct.

•

built out our gene therapy engine with additional programs, including a long-term strategic investment and license agreement with Lacerta Therapeutics for rights to multiple CNS-targeted gene therapy programs, including Pompe disease, an exclusive license agreement with Lysogene for MPS IIIA, and a third agreement with Nationwide Children’s Hospital for rights to a gene therapy program to treat Charcot-Marie-Tooth (CMT) neuropathy.

•

significantly bolstered our culture, almost doubled our talent, and developed and implemented new project management functions. One of the results of these efforts was that in 2018 the Company was named one of the top places to work in Massachusetts in the large-company category by The Boston Globe, an honor awarded based on employee feedback.

The Company’s achievements in 2018 were reflected in impressive total stockholder return (“TSR”). Our one-year, three-year and five-year TSRs were significantly higher than those of the NASDAQ Biotechnology Index and the NASDAQ Composite Index, as shown in the charts below:

1 Year 120.00% 100.00% 80.00% 60.00% 40.00% 20.00% 0.00% -20.00% 96.13% Sarepta -2.81% Nasdaq Composite 8.86% Nasdaq Biotechnology Index	3 Years 200.00% 150.00% 100.00% 50.00% 0.00% 182.87% Sarepta 37.39% Nasdaq Composite 12.79% Nasdaq Biotechnology Index

5 Years 500.00% 400.00% 300.00% 200.00% 100.00% 0.00% 435.74% Sarepta 68.98% Nasdaq Composite 31.00% Nasdaq Biotechnology Index

The Company’s accomplishments in 2018 are directly tied to the performance of the Company’s named executive officers, and thus were an important factor in determining the named executive officers’ compensation for 2018.

In light of these significant accomplishments, the named executive officers received cash payments based on achievement of the 2018 corporate goals set by the compensation committee, as detailed below. To further align the long-term interests of our executives with those of our stockholders and to enhance retention, Messrs. Mahatme, Howton and Cumbo received annual equity grants with an extended vesting period. In addition, based on data provided by Radford, which is part of Aon plc (“Radford”), surveying peers and market data, the compensation committee approved salary adjustments for Messrs. Mahatme, Howton and Cumbo. The compensation committee was also prepared to increase Mr. Ingram’s base salary due to his exceptional performance; however, Mr. Ingram declined to receive any salary increase for the year 2018. For more information about the compensation committee’s engagement of Radford, please see “Elements of 2018 Named Executive Officer Compensation – Role of Compensation Consultants”, below.

2018 was also a year of transition. In June 2018, we welcomed to the Company a new Senior Vice President, Chief Medical Officer, Dr. Gilmore O’Neill. Later in 2018, Dr. O’Neill assumed the additional responsibility of leading our R&D department. Considering the Company’s expansion of its pipeline to include novel gene therapy based product candidates aiming to treat a broad range of rare diseases in addition to DMD, it was paramount to attract an exceptional executive with vast experience. In doing so, we had to compete with other companies in the biotech space. At the same time, our goal was to align the long-term interests of the executive with those of our stockholders. Dr. O’Neil’s compensation package ties the great majority of his compensation to the Company and his individual performance. Approximately 95% of Dr. O’Neill’s compensation is based on Company and individual performance and paid in long-term equity incentive awards and an annual bonus.

As discussed in detail under the section below captioned “Compensation Discussion and Analysis,” we believe that the components and pay mix of our 2018 named executive officer compensation program struck the right balance between managing the Company’s hiring and retention needs and paying for performance that increases stockholder value.

Enhancing Compensation Practices with Stockholder Engagement and Feedback

We have consistently worked with our stockholders during recent years to obtain their feedback on our compensation practices. In particular, management discussed our compensation practices with stockholders, including stockholders that previously voted against the Company’s say-on-pay proposals from previous years. At our last annual meeting, held in 2018, our executive compensation program for 2017 was approved by approximately 57.86% of the votes cast. Our Board viewed the decrease in the approval level as an indication that expanded engagement was needed to ensure we have a clear understanding of, and opportunity to respond to, our stockholders’ views on our compensation program.

Following the 2018 annual meeting, we engaged a proxy solicitor to assist us in reaching out to stockholders representing approximately 45% of our outstanding shares of our common stock to offer the opportunity to engage with us on topics of interest to them. During the period of November 2018 to January 2019, M. Kathleen Behrens, Chairwoman of the Board, and Richard J. Barry, Chair of the Nominating and Governance Committee and a member of our Compensation and Audit Committees, had discussions with stockholders comprising more than 36% of the outstanding shares of our common stock as of December 31, 2018. We reached out again and offered to meet with those stockholders who did not respond or agree to engage with us.  We also consulted the publicly-available policies of our major stockholders to better understand their views on executive compensation.

We provided an open forum to each stockholder to discuss and comment on any aspects of the Company’s executive compensation program and corporate governance. The only feedback we received from our stockholders was related to the size of Mr. Ingram’s inducement grants. Based on these discussions, we believe that most of these stockholders acknowledge that Mr. Ingram’s inducement grants align his interests with those of the Company’s stockholders and reflect his long-term commitment to building the Company. The Company has made significant efforts to engage with additional stockholders, and we welcome further engagement with our stockholders on these and other matters.

In addition, management and our investor relations team held many meetings and discussions with stockholders representing approximately 75% of our outstanding shares of our common stock between the 2018 annual meeting and the end of 2018. This effort supplemented the ongoing communications between our management and stockholders, as well as the outreach to stockholders prior to and in connection with our 2018 annual meeting, through various engagement channels, including direct meetings and analyst conferences. These meetings provided the Compensation Committee and the Board with valuable insights into our stockholders’ perspectives on our compensation program and potential improvements to the program.

Based on stockholder feedback, we made a series of changes to our compensation practices and policies in a manner designed to enhance our compensation practices. We believe that these changes addressed the feedback obtained from our stockholders. Below are some highlights of the changes we have made to our compensation practices and policies:

•

Increased Focus on “At-risk” Awards. In 2018, the compensation committee granted equity awards with extended vesting periods to Messrs. Mahatme, Howton and Cumbo. These “at-risk” equity awards align the interests of our named executive officers with those of our stockholders by focusing our named executive officers on future appreciation in our stock over a sustained period of time. Also, equity awards provide retention value by vesting over a multiyear period.

•

Appropriate Balance of Compensation Based on Short-term and Long-term Performance Goals. The Company has sought to establish goals that balance achievements that confer value to stockholders over the course of the year (e.g., Exondys 51 revenue goals) with other efforts that are designed to provide the basis for longer term positive return to stockholders (e.g., developing the gene therapy platform).

•

Policies that Reflect Best Practices. The Company has put in place other components it believes reflect responsible pay practices such as stock ownership requirements for directors and officers and a recently revised clawback policy (see pages 55 for details).

The tables below provide a high level summary of our 2018 compensation program as well as our compensation policies and practices.

2018 NEO Compensation Program Components		2018 NEO Compensation Highlights
Fixed	Base Salary

•    Mr. Ingram declined to receive any salary increase for the year 2018.

•    Messrs. Mahatme, Howton and Cumbo received a salary increase in 2018 based on data provided by Radford surveying peers and market data.

Variable/ Performance-Based	Bonus

Cash payment based on achievement of the 2018 corporate goals set by the compensation committee. CEO bonus was based entirely on achievement of 2018 corporate goals. Bonuses for the other named executive officers were based 75% on achievement of 2018 corporate goals and 25% on individual performance tied to achievement of functional objectives (see pages 46-50 for details).

Annual Equity Grant

•    Mr. Ingram did not receive any equity awards in 2018.

•    Granted to Messrs. Mahatme, Howton and Cumbo in March 2018 and consisted of stock options with an extended vesting period (see page 50-51 for details). Focuses on future stock appreciation over a sustained period.

Inducement Grants to a New NEO		A time-based restricted stock award and a time-based option award were granted to our new Chief Medical Officer (see page 51 for details);

Snapshot of Current Key Governance and Compensation Practices and Policies
✓	A significant portion of pay is tied to Company performance
✓	Stock Ownership Guidelines
✓	Annual stockholder Say-on-Pay vote
✓	Annual compensation risk assessment
✓	Robust Clawback Policy
✓	Company and Board communications with stockholders regarding Company compensation practices
✓	Continued focus on Board and management diversity
✓	Independent compensation consultant
✓	Committee chair and member rotation
✓

Change in control accelerated vesting rights for our named executive officers are subject to a double trigger (i.e., a change in control must occur and the executive must be terminated without cause or resign for good reason)

✓	Utilizing noncompetition and no nonsolicitation agreements for senior executives
✓	Prohibition on hedging or pledging of Company stock
✓	Prohibition on tax gross-ups for relocation and temporary housing expenses to executive officers
✓	Practice of not paying excess perquisites

Our compensation committee regularly reviews the compensation program for our named executive officers to ensure it achieves the desired goals of aligning their compensation structure with our stockholders’ interests and current market practices. We believe that our named executive officers’ compensation programs have been effective at encouraging the achievement of positive results, appropriately aligning pay and performance, and enabling us to attract and retain talented executives.

Advisory Vote and Board Recommendation

We request stockholder approval, on an advisory basis, of the 2018 compensation of our named executive officers as disclosed in this proxy statement pursuant to the SEC’s compensation disclosure rules (which disclosure includes the “Compensation Discussion and Analysis,” the compensation tables and the narrative disclosures that accompany the compensation tables within this proxy statement). This vote is not intended to address any specific element of compensation, but rather the overall compensation of our named executive officers and the compensation philosophy, policies and practices described in this proxy statement.

Accordingly, we ask that you vote “FOR” the following resolution at this meeting:

“RESOLVED, that the stockholders of Sarepta Therapeutics, Inc. approve, on an advisory basis, the compensation of the named executive officers for 2018, as disclosed in Sarepta Therapeutics, Inc.’s proxy statement for the Annual Meeting of Stockholders held in 2019 pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the 2018 Summary Compensation Table and the other related tables and disclosures within the proxy statement.”

You may vote “FOR,” “AGAINST,” or “ABSTAIN” from the proposal to approve the compensation of our named executive officers. As an advisory vote, the outcome of the vote on this proposal is not binding upon us.

Vote Required and Board Recommendation

Because this proposal asks for a non-binding, advisory vote, there is no “required vote” that would constitute approval. We value the opinions expressed by our stockholders with respect to this advisory vote, and our compensation committee, which is responsible for overseeing and administering our executive compensation programs, will consider the outcome of the vote, including whether the votes cast “FOR” this proposal represent a majority of the votes cast in this proposal, when designing our compensation programs and making future compensation decisions for our named executive officers. Abstentions and broker non-votes, if any, will not have any effect on the results of those deliberations. Unless the Board determines otherwise, the next “say-on-pay” advisory vote will be held at the annual meeting of stockholders in 2020.

The Board recommends that stockholders vote “FOR” the compensation of our named executive officers.

THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK.

VOTE TO APPROVE AN AMENDMENT TO THE 2016 ESPP

(Proposal 3)

At the Annual Meeting, stockholders will be asked to approve an amendment to the 2016 ESPP (the “Amended ESPP”). The Amended ESPP was adopted by our Board of Directors on April 22, 2019 and will become effective upon receiving stockholder approval at our Annual Meeting. The 2016 ESPP, prior to its amendment, was originally adopted by our Board on April 16, 2013, approved by our stockholders on June 4, 2013, amended and restated by the Board on May 6, 2016, and approved by our stockholders on June 27, 2016.

The purpose of the Amended ESPP is to encourage eligible employees of the Company and certain of its subsidiaries to acquire a stock ownership interest in the Company pursuant to a plan that is intended to qualify as an “employee stock purchase plan” within the meaning of Section 423(b) of the Internal Revenue Code of 1986, as amended (the “Code”), to help eligible employees provide for their future financial security, and to encourage such employees to remain in the employment of the Company and its subsidiaries. The Amended ESPP is intended to qualify as an “employee stock purchase plan” meeting the requirements of Section 423 of the Code.

We do not believe that the shares of the Company’s common stock currently available for purchase under the 2016 ESPP are sufficient to continue offering shares for purchase under the 2016 ESPP until its expiration in 2023. The number of shares originally authorized for purchase under the 2016 ESPP as in effect in 2013 and prior to its amendment and restatement was 250,000. In June 2016, our stockholders approved an increase of the number of shares of our common stock authorized for issuance under the 2016 ESPP by 350,000 shares to 600,000 shares.  As of March 31, 2019, 115,189 shares of the Company’s common stock were available for purchase under the 2016 ESPP. Accordingly, on April 22, 2019, our Board adopted the amendment to the 2016 ESPP, subject to stockholder approval, which (i) will increase the number of shares of the Company’s common stock reserved for issuance under the 2016 ESPP by 500,000 shares (the “Share Increase”); and (ii) extend the term of the 2016 ESPP from June 4, 2023 to April 22, 2029. For information about equity awards outstanding under our existing equity plans and the number of shares available for issuance under such plans, each as of December 31, 2018, please see “Equity Compensation Plan Information” elsewhere in this Proxy Statement.

The full text of the amendment to the 2016 ESPP is set forth in Appendix A to this Proxy Statement and the full text of the 2016 ESPP is set forth on Form 8-K filed on July 1, 2016. The following description of certain features of the Amended ESPP is qualified in its entirety by reference to the full text of the Amended ESPP as set forth in the amendment to the 2016 ESPP and the 2016 ESPP.

Summary of the Amended ESPP

Administration. The Amended ESPP will be administered by the Board or, to the extent administration of the Amended ESPP is delegated by the Board to the compensation committee, by the compensation committee. References in this summary to the “Administrator” mean the Board or, in the event of such delegation, the compensation committee. The Administrator may delegate to such employees or other persons as it determines such ministerial tasks as it deems appropriate. The Administrator has the power to interpret the Amended ESPP and the terms of the options granted under the Amended ESPP and to adopt such rules for the administration, interpretation, and application of the Amended ESPP as are consistent therewith and to interpret, amend or revoke any such rules. All actions taken and all interpretations and determinations made by the Administrator in good faith will be final and binding upon all participants, the Company and all other interested persons.

Shares subject to Amended ESPP. Subject to adjustment upon changes in capitalization of the Company as described below, the maximum number of shares of the Company’s common stock available for issuance under the Amended ESPP is 1,100,000 shares, which includes the Share Increase described above. If any option granted under the Amended ESPP for any reason terminates without having been exercised, the shares of the Company’s common stock not purchased under such option will again become available for issuance under the Amended ESPP. The shares of the Company’s common stock available for issuance under the Amended ESPP may be unissued shares or reacquired shares, bought on the market or otherwise.

Eligibility. Participation in the Amended ESPP will be limited to employees of the Company and its designated subsidiaries whose customary employment is for at least 20 hours per week and for more than five months in any calendar year. In addition, no employee may be eligible to participate if, immediately after an option is granted under the Amended ESPP, such employee would own (or, under applicable statutory attribution rules, would be deemed to own) stock possessing five percent or more of the total combined voting power or value of all classes of stock of the Company or a parent or a subsidiary of the Company. Under the Amended ESPP, a designated subsidiary is any subsidiary of the Company that has been designated by the Administrator as eligible to participate in the Amended ESPP. As of March 31, 2019, approximately 577 employees would be eligible to participate in the Amended ESPP, including all of our executive officers.

General Terms of Participation

•

Offering Periods. The Amended ESPP allows eligible employees to purchase shares of the Company’s common stock on specified purchase dates within specified offering periods through the exercise of options granted at the beginning of an offering period. Except as described below under “Early Termination of an Offering Period,” offering periods generally will consist of consecutive, overlapping periods of 24 months that include four consecutive, non-overlapping six-month purchase periods. An option granted under the Amended ESPP with respect to an offering period will be automatically exercised, and shares of the Company’s common stock will be purchased, on the last trading day of each purchase period within the offering period (each, a purchase date). A new offering period will begin every six months, generally on the first trading day in March or the first trading day in September of each year and such offering period will terminate approximately 24 months later on the last trading day in February or August, as applicable. Purchase periods within an offering period commence on the first trading day in March or September, as applicable, and end approximately six months later (on the last trading day in August or February, as applicable) each year during the offering period.

The Administrator may change the duration of the offering periods and purchase periods and the commencement dates of such periods with respect to future offerings if such change is announced at least five days prior to the scheduled beginning of the first offering period to be affected by such change. No offering period may exceed 27 months in duration.

If the Amended ESPP is approved at the Annual Meeting, the first offering period under the Amended ESPP will commence on September 1, 2019 and end on August 31, 2021.

•

Method of Participation. An employee who is an eligible employee on the first day of an offering period is eligible to participate in such offering period, subject to the requirements of the Amended ESPP. In order to participate in the Amended ESPP, an eligible employee must complete and submit to the Administrator a subscription agreement authorizing payroll deductions under the Amended ESPP no later than 15 days prior to the first day of an offering period, or such other time as provided by the Administrator in accordance with the Amended ESPP. The subscription agreement will specify the percentage of the participant’s compensation, in a whole percentage from 1% to 15%, that the participant authorizes the Company to deduct from his or her compensation during the offering period. A participant may not enroll in an offering period with a payroll deduction rate of 0%. Compensation under the Amended ESPP means all base regular earnings and overtime pay, exclusive of commissions, incentive compensation, incentive payments, bonuses, expense reimbursements, fringe benefits and other compensation. A participant’s payroll deductions will be credited to a book-entry account in the name of the participant maintained by the Company under the Amended ESPP. An eligible employee’s proper completion and timely submission of a subscription agreement will enroll such eligible employee in the Amended ESPP for the applicable offering period, each successive purchase period within such offering period, and subsequent offering periods (and corresponding purchase periods) on the terms contained in the subscription agreement and in the Amended ESPP until such eligible employee either submits a new subscription agreement or withdraws from participation in the Plan or otherwise becomes ineligible to participate. A participant may participate in only one offering period at any given time.

A participant may increase or decrease (including to 0%) the rate of his or her payroll deductions only once during a purchase period by completing and submitting to the Company’s payroll department a new subscription agreement authorizing a change in the participant’s payroll deduction rate. Any subsequent change to a participant’s payroll deduction rate will be effective only for the next purchase period within the applicable offering period. The Administrator may, in its discretion, limit the number of payroll deduction rate changes during any offering period. Notwithstanding the foregoing, to the extent necessary to comply with Section 423(b)(8) of the Code and the limitations in the Amended ESPP, the Administrator may decrease a participant’s payroll deduction rate to 0% at any time during a purchase period.

•

Grant and Exercise of Option. On the first day of each offering period, each participant in the offering period will be granted an option to purchase shares of the Company’s common stock on each purchase date within such offering period, subject to the limitations set forth in the Amended ESPP. On each purchase date, the option granted on the first day of the applicable offering period will be automatically exercised and the payroll deductions previously credited to a participant’s account during the applicable purchase period will be applied to purchase the maximum number of whole shares of the Company’s common stock that may be purchased with such accumulated payroll deductions at the applicable purchase price, subject to the limitations described below.

A participant may purchase no more than 800 shares of the Company’s common stock on any purchase date and no more than 1,600 shares of the Company’s common stock during any offering period. In addition, no eligible employee will be granted an option under the Amended ESPP that would permit the eligible employee’s right to purchase stock under the Amended ESPP and under all other employee stock purchase plans of the Company, any parent or any subsidiary, to accrue at a rate that exceeds $25,000 in fair market value of such stock (determined at the time the option is granted) for each calendar year in which any option granted to such eligible employee is outstanding at any time, determined in accordance with Section 423 of the Code and the regulations thereunder.

•

Purchase Price. The purchase price of the shares on any purchase date will be equal to 85% of the fair market value of a share of the Company’s common stock (a) on the first day of the offering period or (b) on the purchase date, whichever is lower, subject to adjustment as described below.

•

Withdrawal and Termination of Participation. A participant may withdraw all, but not less than all, of the payroll deductions credited to his or her account and not yet used to purchase shares of the Company’s common stock under his or her option under the Amended ESPP at any time by giving written notice of such withdrawal to the Company in a form acceptable to the Administrator. Upon a participant’s withdrawal all payroll deductions previously credited to such participant’s account during the applicable purchase period will be returned to such participant (without interest) as soon as reasonably practicable and such participant’s option for the offering period will be automatically terminated.

Upon a participant’s ceasing to be an eligible employee for any reason during an offering period, his or her participation in the Amended ESPP will terminate and payroll deductions previously credited to such participant’s account during the applicable purchase period as of such date will be returned to such participant (or his or her designated beneficiary or legal representative, as applicable), without interest, as soon as reasonably practicable, and the participant will have no further rights under the Amended ESPP.

•

Stockholder Rights. With respect to shares of the Company’s common stock subject to an option granted under the Amended ESPP, a participant will not be deemed to be a stockholder of the Company, and the participant will not have any of the rights or privileges of a stockholder, until such shares have been issued to the participant following the exercise of the participant’s option. No adjustments shall be made for dividends (ordinary or extraordinary, whether in cash securities, or other property) or distribution or other rights for which the record date occurs prior to the date of such issuance, except as otherwise expressly provided in the Amended ESPP.

•

Transferability. Any option to purchase shares of the Company’s common stock under the Amended ESPP will be exercisable during the participant’s lifetime only by him or her and may not be sold, pledged, assigned or transferred in any manner.

Early Termination of an Offering Period. With respect to any offering period, if the fair market value of a share of the Company’s common stock on any purchase date during the offering period is lower than the fair market value of a share of the Company’s common stock on the first day of such offering period, then, following the exercise of the option by all participants in such offering period on such purchase date, the offering period will automatically terminate and all participants in such terminated offering period will be automatically enrolled in the offering period that begins on the first trading day that follows such purchase date in the terminated offering period.

Adjustments, Dissolution or Liquidation, Merger or Sale of the Company. In general, no issuance of shares of any class or securities convertible into shares of stock of any class by the Company will result in any adjustments under the Amended ESPP, except that the number of shares of the Company’s common stock remaining available for issuance under the Amended ESPP, the maximum number of shares each participant may purchase during a purchase period and during an offering period, and the purchase price per share with respect to future purchase dates will be proportionately adjusted by the Administrator for any increase or decrease in the number of issued shares of the Company’s common stock resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the common stock, or any other increase or decrease in the number of shares of the Company’s common stock effected without receipt of consideration by the Company. The conversion of any convertible securities of the Company will not be deemed to have been “effected without receipt of consideration” for these purposes.

In the event of the proposed dissolution or liquidation of the Company, the offering periods and related purchase periods then in progress will be shortened by setting a new purchase date and will terminate immediately prior to the consummation of such proposed dissolution or liquidation, unless provided otherwise by the Administrator.

In general, in the event of a proposed sale of all or substantially all of the assets of the Company, the acquisition by any person of more than 50% of the total voting power of the stock of the Company or the merger of the Company with or into another corporation, each outstanding option will be assumed or an equivalent option substituted by the successor corporation or a parent or subsidiary of the successor corporation. In the event that the successor corporation refuses to assume or substitute for the option, any purchase periods then in progress will be shortened and any offering periods then in progress will end on a new purchase date designated by the Administrator.

Amendment and Termination of Amended ESPP. In general, the Board may at any time and for any reason terminate or amend the Amended ESPP, except that no such termination may affect options previously granted, provided that an offering period may be terminated by the Board if the Board determines that the termination of the offering period or the Amended ESPP is in the best interests of the Company and its stockholders. Except as otherwise provided in the Amended ESPP, no amendment to the Amended ESPP may make any change in any option previously granted that adversely affects the rights of any participant without the consent of such participant. To the extent necessary to comply with Section 423 of the Code, the Company will obtain stockholder approval of any amendment in such a manner and to such a degree as required. In the event the Board determines that the ongoing operation of the Amended ESPP may result in unfavorable financial accounting consequences, subject to the limitations of Section 423 of the Code, the Board may, in its discretion and to the extent necessary or desirable, modify or amend the Amended ESPP to reduce or eliminate such accounting consequence by taking such actions as it deems necessary or advisable, including, but not limited to altering the purchase price for any offering period, shortening any offering period and allocating shares on a pro rata basis in as uniform a manner as is practicable and as it determines in its sole discretion to be equitable among all participants exercising options on the effected purchase date. Such modifications or amendments will not require stockholder approval or the consent of any Amended ESPP participants.

Effective Date and Term. If the Amended ESPP is approved by the stockholders at the Annual Meeting, the Amended ESPP will become effective on the date of the Annual Meeting. The Amended ESPP will be in effect until April 22, 2029, which is the 10th anniversary of the date of the adoption of the Amended ESPP by the Board and stockholders, unless sooner terminated by the Board.

New Plan Benefits. The amounts of future stock purchases under the Amended ESPP are not determinable because, under the terms of the Amended ESPP, purchases are based upon elections made by participants. Future purchase prices are not determinable because they are based upon the fair market value of shares of the Company’s common stock.

U.S. Federal Income Tax Consequences Relating to the Amended ESPP

The following is a summary of certain material federal income tax consequences associated with the grant and exercise of options under the Amended ESPP under current federal tax laws and certain other tax considerations associated with purchase rights under the Amended ESPP. The summary does not address tax rates, withholding rates or requirements or non-U.S., state or local tax consequences, nor does it address employment tax or other federal tax consequences except as noted.

The Amended ESPP is intended to qualify as an “employee stock purchase plan” under Section 423 of the Code. In general, an employee will not recognize U.S. taxable income until the sale or other disposition of the shares of the Company’s common stock purchased under the Amended ESPP (ESPP Shares). Upon such sale or disposition, the employee will generally be subject to tax in an amount that depends on the employee’s holding period with respect to the ESPP Shares.

•

If the ESPP Shares are sold or disposed of more than one year from the date of purchase and more than two years after the first day of the offering period in which they were purchased, or upon the employee’s death while owning the ESPP Shares, the employee will recognize ordinary income in an amount generally equal to the lesser of: (i) an amount equal to 15% of the fair market value of the ESPP Shares on the first day of the offering period (or such other percentage equal to the applicable purchase price discount), and (ii) the excess of the sale price of the ESPP Shares over the purchase price. Any additional gain will be treated as long-term capital gain. If the ESPP Shares held for the periods described above are sold and the sale price is less than the purchase price, then the employee will recognize a long-term capital loss in an amount equal to the excess of the purchase price over the sale price of the ESPP Shares.

•

If the ESPP Shares are sold or otherwise disposed of before the expiration of the holding periods described above, other than following the employee’s death while owning the ESPP Shares, the employee generally will recognize as ordinary income an amount equal to the excess of the fair market value of the ESPP Shares on the date the ESPP Shares were purchased over the purchase price. Any additional gain or loss on such sale or disposition will be long or short-term capital gain or loss, depending on the employee’s holding period with respect to the ESPP Shares.

We are not entitled to a deduction for amounts taxed as ordinary income or capital gain to an employee except to the extent of ordinary income recognized upon a sale or disposition of ESPP Shares prior to the expiration of the holding periods described above.

New Plan Benefits

The benefits to be received by the Company’s executive officers and employees under the Amended ESPP are not determinable because, under the terms of the Amended ESPP, the amounts of future stock purchases are based on elections made by participants. Future purchase prices are not determinable because they are based on the fair market value of the Company’s common stock. No purchase rights have been granted, and no shares have been issued, under the Amended ESPP.

2016 ESPP Benefits

The following table sets forth, for each of the individuals and the various groups indicated, the total number of shares of our common stock that have been purchased under the 2016 ESPP since its approval by our stockholders in April 2013 through March 31, 2019.

2016 ESPP
Name and position	Number of shares
Douglas Ingram President and Chief Executive Officer	—
Sandesh Mahatme Executive Vice President, Chief Financial Officer and Chief Business Officer	—
David Tyronne Howton, Jr. Executive Vice President, General Counsel and Corporate Secretary	1,304
Gilmore O'Neill Executive Vice President, Chief Medical Officer	—
Alexander Cumbo Executive Vice President, Chief Commercial Officer	3,874
All current executive officers as a group	5,178
All employees, including all current officers who are not executive officers, as a group	563,008

Vote Required and Board Recommendation

To be approved, this proposal must receive a “FOR” vote from the holders of a majority in voting power of the shares of common stock which are present or represented by proxy and entitled to vote on the proposal.

The board of directors recommends that stockholders vote “FOR” approval of the Amended ESPP.

THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK.

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC

ACCOUNTING FIRM

(Proposal 4)

Our audit committee has selected the firm of KPMG LLP to be the Company’s independent registered public accounting firm to conduct an audit of the Company’s consolidated financial statements for the year ending December 31, 2019 and the Company’s internal control over financial reporting. A representative of that firm is expected to be present at the Annual Meeting to respond to appropriate questions and will be given an opportunity to make a statement if he or she so desires. The audit committee has reviewed KPMG LLP’s independence from us and our management, and considered matters in the written disclosures KPMG LLP provided to the audit committee required by the Public Company Accounting Oversight Board and the potential impact that non-audit services provided to us by KPMG LLP could have on its independence. This appointment is being submitted for ratification at the meeting. If not ratified, the audit committee will reconsider this appointment, although the audit committee will not be required to appoint different independent auditors. KPMG LLP has served as our independent auditors since 2002.

Audit and Other Fees

The following table shows fees for professional audit services rendered by KPMG LLP for the integrated audit of our annual consolidated financial statements and effectiveness of internal control over financial reporting for the years ended December 31, 2018 and December 31, 2017, and fees billed to us by KPMG LLP for other services provided during 2018 and 2017:

Fees	2018	2017
Audit fees	$1,743,799	$1,334,227
Audit-related fees	—	40,000
Tax fees	281,890	162,250
All other fees	1,800	1,800
Total	$2,027,489	$1,538,277

Audit fees are fees for the integrated audit of our 2018 and 2017 consolidated financial statements and effectiveness of internal control over financial reporting included in our Annual Reports on Form 10-K, reviews of our condensed consolidated financial statements included in our Quarterly Reports on Form 10-Q, assurance and related services that are related to the issuance of comfort letters for equity offerings and other services that are provided in connection with statutory and regulatory filings.

Audit-related fees are fees related to the audit of our 401(k) plan.

Tax fees are fees for international, state and local tax compliance and consultation services.

All other fees are fees related to subscription to KPMG LLP’s Accounting Research Online.

Policy on Audit Committee Pre-Approval of Fees

The audit committee must pre-approve all services to be performed for us by KPMG LLP. Pre-approval is granted usually at regularly scheduled meetings of the audit committee. If unanticipated items arise between regularly scheduled meetings of the audit committee, the audit committee has delegated authority to the chairwoman of the audit committee to pre-approve services, in which case the chairwoman communicates such pre-approval to the full audit committee at its next meeting. The audit committee also may approve the additional unanticipated services by either convening a special meeting or acting by unanimous written consent. During 2018 and 2017, all services provided by KPMG LLP were pre-approved by the audit committee in accordance with this policy.

Vote Required and Board Recommendation

The proposal will be approved if the votes cast in favor of this proposal exceed the votes cast against this proposal.

The audit committee has approved the appointment of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2019.

The Board recommends that stockholders vote “FOR” ratification of this appointment.

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STOCK OWNED BY SAREPTA THERAPEUTICS, INC. MANAGEMENT AND PRINCIPAL STOCKHOLDERS

The following table sets forth certain information regarding the ownership of our common stock as of April 22, 2019, with respect to: (i) each person known by us to beneficially own more than 5% of the outstanding shares of our common stock, (ii) each of our directors, (iii) each of our named executive officers and (iv) all directors and executive officers as a group.

Name and Address of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership (# of Shares)(2)	Percent of Class(2)
Officers and Directors
Richard J. Barry(3)	3,205,438	*
M. Kathleen Behrens, Ph.D.(4)	218,294	*
Hans Wigzell, M.D., Ph.D.(5)	105,344	*
Claude Nicaise, M.D.(6)	40,424	*
Michael Bonney (7)	14,028	*
Mary Ann Gray (8)	—	*
Doulas Ingram(9)	415,945	*
Sandesh Mahatme(10)	298,390	*
David Tyronne Howton(11)	365,015	*
Gilmore O'Neill (12)	37,000	*
Alexander Cumbo (13)	200,038	*
All current directors and executive officers as a group (11 persons)(14)	4,899,916	6.6%
5% Stockholder
Fidelity Investments, 245 Summer Street, Boston, MA 02210 (15)	10,679,320	14.4%
The Vanguard Group, 100 Vanguard Blvd., Malvern PA 19355(16)	5,865,323	7.9%
BlackRock, Inc., 55 East 52nd Street, New York, NY 10022(17)	4,845,231	6.5%
T. Rowe Price Associates, Inc., 100 E. Pratt Street, Baltimore, MD 21202 (18)	4,386,176	5.9%
Shares Issued and Outstanding 4/22/2019	74,145,073

*	Indicates beneficial ownership of one percent or less.
(1)

Except as otherwise indicated, the address of each stockholder identified is c/o Sarepta Therapeutics, Inc., 215 First Street, Suite 415, Cambridge, MA 02142. Except as indicated in the other footnotes to this table, each person named in this table has sole voting and investment power with respect to all shares of stock beneficially owned by that person.

(2)

Beneficial ownership is determined in accordance with rules of the SEC and generally includes voting or investment power with respect to securities. Shares of common stock subject to options currently exercisable or exercisable within 60 days as of April 22, 2019 are deemed beneficially owned and outstanding for computing the percentage of the person holding such securities, but are not considered outstanding for computing the percentage of any other person. Beneficial ownership as reported in the table above excludes shares of our common stock that may be issued upon the exercise of stock appreciation rights (“SARs”) that are exercisable within 60 days of April 22, 2019. The number of shares of common stock that will be received upon exercise of such SARs is not currently determinable and therefore is not included in the table above because each SAR gives the holder the right to receive the excess of the market price of one share of stock at the exercise date over the base price, which is not determinable until the date of exercise.

(3)	Includes 35,006 shares of our common stock subject to options exercisable within 60 days of April 22, 2019.
(4)	Includes 90,260 shares of our common stock subject to options exercisable within 60 days of April 22, 2019.
(5)	Includes 95,260 shares of our common stock subject to options exercisable within 60 days of April 22, 2019.
(6)	Includes 35,006 shares of our common stock subject to options exercisable within 60 days of April 22, 2019.
(7)	Includes 10,610 share of our common stock subject to options exercisable within 60 days of April 22, 2019.
(8)	No shares of our common stock are subject to options exercisable within 60 days of April 22, 2019.

(9)

Includes 209,375 restricted stock awards (“RSAs”) subject to vesting. Mr. Ingram has voting power with respect to the shares of our common stock subject to vesting but does not have investment power with respect to such shares until they vest.

(10)	Includes 265,953 shares of our common stock subject to options exercisable within 60 days of April 22, 2019. Excludes 100,000 SARs at base price of $23.85 that are fully vested.
(11)	Includes 346,312 shares of our common stock subject to options exercisable within 60 days of April 22, 2019.
(12)

Includes (i) 25,000 shares of our common stock subject to options exercisable within 60 days of April 22, 2019 and (ii) 12,000 restricted stock units (“RSUs”) that will vest within 60 days of April 22, 2019.

(13)	Includes 185,436 shares of our common stock subject to options exercisable within 60 days of April 22, 2019.
(14)

Includes (i)1,088,843 shares of our common stock subject to options exercisable within 60 days of April 22, 2019, (ii) 12,000 RSUs that will vest within 60 days of April 22, 2019 and (iii) 209,375 shares of RSAs subject to vesting. Excludes 100,000 SARs at base price of $23.85 that are fully vested.

(15)

Based solely on information contained in the Schedule 13G/A filed with the SEC on February 13, 2019, reporting beneficial ownership of Fidelity Investments. Fidelity Investments has sole voting power over 1,612,139 shares of our common stock and sole dispositive power over 10,679,320 shares of our common stock.

(16)

Based solely on information contained in the Schedule 13G/A filed with the SEC on February 11, 2019, reporting beneficial ownership of The Vanguard Group. The Vanguard Group has sole voting power over 36,222 shares of our common stock, shared voting power of 9,250 of our common stock, sole dispositive power over 5,826,139 shares of our common stock and shared dispositive power over 39,184 shares.

(17)

Based solely on information contained in the Schedule 13G/A filed with the SEC on February 6, 2019, reporting beneficial ownership of BlackRock, Inc. BlackRock Inc. has sole voting power over 4,591,222 shares of our common stock and sole dispositive power over 4,845,231 shares of our common stock.

(18)

Based solely on information contained in the Schedule 13G/A filed with the SEC on February 14, 2019, reporting beneficial ownership of T. Rowe Price Associates, Inc. T. Rowe Price Associates, Inc. has sole voting power over 656,353 shares of our common stock and sole dispositive power over 4,386,176 shares of our common stock.

Equity Compensation Plan Information

The table below summarizes information, as of December 31, 2018, with respect to shares of our common stock that may be issued under our equity plans:

	Number of securities to be issued upon exercise of outstanding options and rights		Weighted average exercise price of outstanding options and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column(a))
Plan Category	(a)		(b)	(c)
Equity compensation plans approved by security holders	3,802,558	(1)	$41.58	4,575,712	(2)
Equity compensation plan not approved by security holders(3)	4,939,911		$49.29	850,390
Total	8,742,469		$45.94	5,426,102

(1)

Of the number of securities to be issued upon exercise, 51,982 shares of our common stock are subject to outstanding options and RSUs under the Company’s 2018 Equity Incentive Plan (the “2018 Plan”), 3,735,575 shares of our common stock are subject to outstanding options and RSUs under the Company’s Amended and Restated 2011 Equity Incentive Plan (the “2011 Plan”), and 15,001 shares of our common stock are subject to outstanding options under the AVI BioPharma Inc. 2002 Equity Incentive Plan (the “2002 Plan”). Following the adoption of the 2018 Plan, no further grants will be, or have been, made under the 2011 Plan. Following the adoption of the 2011 Plan, no further grants were made under the 2002 Plan. Awards previously granted pursuant to the 2011 Plan and the 2002 Plan will continue to be governed by the terms of the 2011 Plan or the 2002 Plan, respectively, and the applicable award agreements.

(2)	Represents 4,412,446 shares of our common stock that were available for future issuance under the 2018 Plan and 163,266 shares of our common stock reserved for issuance under the 2016 ESPP.
(3)

In February 2014, to facilitate inducement awards to new hires under NASDAQ listing Rule 5635(c)(4), the Company adopted the its 2014 Employment Commencement Incentive Plan (the “2014 Plan”). In July 2018 and June 2017, the Board approved an increase to the 2014 Plan by 1,150,000 and 3,800,000 shares of common stock, respectively.

AUDIT COMMITTEE REPORT

The information contained in this report will not be deemed to be “soliciting material” or to be “filed” with the SEC or subject to the liabilities of Section 18 of the Exchange Act, nor will such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended (the “Securities Act”) or the Exchange Act, except to the extent that we specifically incorporate it by reference in such filing.

The audit committee oversees the financial reporting process of the Company on behalf of our Board. Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls. In fulfilling its oversight responsibilities, the audit committee reviewed the audited financial statements in our Annual Report with management, including a discussion of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the consolidated financial statements.

The audit committee reviewed with KPMG LLP, our independent registered public accounting firm that is responsible for expressing an opinion on the conformity of audited consolidated financial statements with generally accepted accounting principles and an opinion on our internal controls over financial reporting, KPMG LLP’s judgments about our accounting principles and the other matters required to be discussed with the audit committee under generally accepted auditing standards, including Auditing Standard No. 1301, Communications with Audit Committees, as amended and adopted by the Public Company Accounting Oversight Board. The audit committee has received from KPMG LLP the written disclosure and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, and the audit committee has discussed with KPMG LLP their independence. The audit committee has considered the effect of non-audit fees on the independence of KPMG LLP and has concluded that such non-audit services are compatible with the independence of KPMG LLP.

The audit committee discussed with KPMG LLP the overall scope and plans for its audits. The audit committee meets with the independent registered public accounting firm, with and without management present, to discuss the results of its audits and quarterly reviews, its observations regarding our internal controls and the overall quality of our financial reporting. The audit committee held a total of five meetings during 2018.

In reliance on the reviews and discussions referred to above, the audit committee recommended to the Board, and the board of directors has approved, that the 2018 audited consolidated financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2018 for filing with the Securities and Exchange Commission.

This report has been furnished by the members of the audit committee.

AUDIT COMMITTEE

M. Kathleen Behrens, Ph.D., Chairwoman

Richard J. Barry

Michael W. Bonney

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CORPORATE GOVERNANCE AND BOARD MATTERS

Board’s Role in Risk Oversight

The Board and its standing committees (audit, compensation, nominating and corporate governance and research and development) oversee the management of risks inherent in the operation of our business. The Board has delegated certain risk management responsibilities to its committees. The Board and the audit committee evaluate our policies with respect to risk assessment and risk management, and monitor our liquidity risk, regulatory risk, operational risk and enterprise risk by regular reviews with management and external auditors and other advisors. In its periodic meetings with the independent accountants, the audit committee discusses the scope and plan for the audit and includes management in its review of accounting and financial controls, assessment of business risks and legal and ethical compliance programs. As part of its responsibilities, the compensation committee reviews the impact of our executive compensation program and the associated incentives to determine whether they present a significant risk to us. The compensation committee has concluded, based on its review and analysis of our compensation policies and procedures, that such policies and procedures are not reasonably likely to have a material adverse effect on us. The Board and the nominating and corporate governance committee monitor our governance and succession risk by regular review with management and outside advisors. The Board and the research and development committee evaluate progress on projects or related research and development activities intended to identify, screen or advance drug candidates either for the Company´s proprietary benefit or as part of an external collaboration.

Board Leadership Structure

The positions of Chief Executive Officer and Non-Executive Chairwoman of the Board are held by two different individuals. Currently, Mr. Ingram serves as our Chief Executive Officer and Dr. Behrens serves as our Chairwoman of the Board. Our Non-Executive Chairwoman has many of the duties and responsibilities that a “lead independent director” might have and, therefore, the Board has determined not to designate a separate “lead independent director.” This current structure allows our Chief Executive Officer to focus on our strategic direction and our day-to-day business while our Non-Executive Chairwoman provides guidance to the Chief Executive Officer and leads the Board in its fundamental role of providing advice to, and independent oversight of, management. The Board recognizes the time, effort and energy that the Chief Executive Officer is required to devote to his position given our commercial stage, as well as the commitment required to serve as our Non-Executive Chairwoman. The Board believes that this leadership structure is appropriate because it allows us to speak externally to our various constituents, as well as internally to our officers and employees, on a unified and consistent basis, and fosters clear accountability and effective decision-making. At the same time, our Board’s structure incorporates appropriate independence and programs for risk management oversight of our overall operations, including our compensation programs. The Board will continue to assess the appropriateness of this structure as part of the Board’s broader succession planning process.

We have been, and continue to be, a strong advocate of the independence of the Board and have put into place measures to see that the members of our Board provide independent oversight. The Board believes that it also has established substantial independent oversight of management. For example, all of our current directors and director nominees, except for Mr. Ingram, are independent under the NASDAQ guidelines. In addition, each of the Board’s four standing committees is currently comprised solely of independent directors. Each of the standing committees operates under a written charter adopted by the Board. Also, our non-employee directors meet in executive session periodically without management in attendance. One result of this focus on director independence is that oversight of critical matters, such as the integrity of our financial statements, employee compensation, including compensation of the executive officers, the selection of directors and the evaluation of the Board and its committees, is entrusted to independent directors.

Board and Committee Meetings

During 2018, our Board met sixteen times and acted by unanimous written consent twelve times. During 2018, our audit committee met five times and acted by written consent once, our compensation committee met twelve times and acted by written consent twenty times, and our nominating and corporate governance committee met four times and did not act by written consent. None of our directors attended fewer than 75% of the aggregate of all meetings of the Board and committees on which such director served. Although we do not have a formal policy regarding attendance by members of the Board at our annual meeting of stockholders, our directors are encouraged to attend. Of our six directors serving on our Board at the time of the annual meeting in 2018, five directors with ongoing terms attended the 2018 annual meeting of stockholders.

Determination Regarding Director Independence

The Board has determined that each of our current directors, except for Mr. Ingram, is an “independent director” as that term is defined in NASDAQ Marketplace Rule 5605(a)(2). The independent directors generally meet in executive session at least quarterly.

The Board has also determined that each current member of the audit committee, the compensation committee and the nominating and corporate governance committee meets the independence standards applicable to those committees prescribed by the NASDAQ, the SEC and the Internal Revenue Service.

Code of Conduct

We have adopted a Code of Business Conduct and Ethics (the “Code of Conduct”). The Code of Conduct applies to all directors and employees, including all officers, managers and supervisors, and is intended to ensure full, fair, accurate, timely and understandable disclosures in our public documents and reports, compliance with applicable laws, prompt internal reporting of violations of these standards and accountability for adherence to standards. We have contracted with a third party to provide a method for employees and others to report violations of the Code of Conduct anonymously. A copy of the Code of Conduct is posted on our website at www.sarepta.com under “Investor Relations - Corporate Governance.” We also prohibit hedging and pledging transactions involving Company securities by our directors and Section 16 officers and have documented specific guidelines through establishing Procedures and Guidelines Governing Insider Trading and Tipping, as amended.

Committees of the Board

During 2018 our Board had four standing committees: the audit committee, the compensation committee, the nominating and corporate governance committee and the research and development committee. The charters for the audit committee, the compensation committee and the nominating and corporate governance committee of the Board, as adopted by our Board, are available on our website at www.sarepta.com under “Investor Relations — Corporate Governance.” The functions performed by each committee and the members of each committee are described below.

Audit Committee

The audit committee reviews with our independent registered public accounting firm the scope, results and costs of the annual audit and our accounting policies and financial reporting. Our audit committee (i) has direct responsibility for the appointment, compensation, retention and oversight of our independent registered public accounting firm, (ii) discusses with our auditors their independence from management, (iii) reviews the scope of the independent annual audit, (iv) establishes procedures for handling complaints regarding our accounting practices, (v) oversees the annual and quarterly financial reporting process, (vi) has authority to engage any independent advisors it deems necessary to carry out its duties, and (vii) has appropriate funding to engage any necessary outside advisors. A full description of the responsibilities and duties of the audit committee is contained in the audit committee charter. The current members of the audit committee are M. Kathleen Behrens, Ph.D. (Chairwoman), Richard J. Barry and Michael W. Bonney. The Board has determined that Dr. Behrens and Messrs. Barry and Bonney are “audit committee financial experts” as that term is defined in Item 407(d)(5) of Regulation S-K promulgated by the SEC. The audit committee report is included in this proxy statement. The audit committee charter requires the audit committee to review and assess the charter’s adequacy annually.

Compensation Committee

The compensation committee oversees our compensation and benefits practices and programs, as more fully described in the “Compensation Discussion and Analysis” section later in this proxy statement. The current members of the compensation committee are Claude Nicaise, M.D. (Chairman), Richard J. Barry and Mary Ann Gray, Ph.D. The compensation committee report is set forth in the “Compensation Committee Report” section later in this proxy statement.

To introduce fresh perspectives and to broaden and diversify the views and experiences represented on the compensation committee, we have recently implemented a compensation committee Chairperson and member rotation. In December 2018, we revised the compensation committee charter to include a term limit of five years for the Chairperson of the compensation committee, with the first five-year period running from December 11, 2018. In addition, one member of the compensation committee will rotate out of the compensation committee every three years with the first three-year period running from December 11, 2018, and any member that rotates out of the compensation committee pursuant to this policy may be eligible to rejoin the compensation committee only after a period of one calendar year from the date he or she ceases to serve as a member on the compensation committee.

Nominating and Corporate Governance Committee

The nominating and corporate governance committee reviews candidates and makes recommendations of nominees for the Board. The nominating and corporate governance committee also is responsible for considering and making recommendations to the Board concerning the appropriate size, functions and needs of the Board, and ensuring compliance with the Code of Conduct. As part of its duties, the nominating and corporate governance committee will consider individuals who are properly proposed by stockholders to serve on the Board in accordance with laws and regulations established by the SEC and NASDAQ Global Select Market, our Bylaws and applicable corporate law, and make recommendations to the Board regarding such individuals based on the established criteria for members of our Board. The nominating and corporate governance committee may consider in the future whether we should adopt a more formal policy regarding stockholder nominations. The current members of the nominating and corporate governance committee are Richard J. Barry (Chairman), Hans Wigzell, M.D., Ph.D. and Mary Ann Gray, Ph.D.

The Board believes that the Board, as a whole, should possess a combination of skills, professional experience and diversity of backgrounds necessary to oversee our business. In addition, the Board believes that there are certain attributes that every member of the Board should possess, as reflected in the Board’s membership criteria. Accordingly, the Board and the nominating and corporate governance committee consider the qualifications of directors and director candidates individually and in the broader context of the Board’s overall composition and our current and future needs. The nominating and corporate governance committee has not established specific minimum age, education and years of business experience or specific types of skills for potential candidates, but, in general, expects qualified candidates will have ample experience and a proven record of business success and leadership. In general, each director will have the highest personal and professional ethics, integrity and values and will consistently exercise sound and objective business judgment. It is expected that the Board as a whole will have individuals with significant appropriate senior management and leadership experience, a long-term and strategic perspective, the ability to advance constructive debate and a global perspective. These qualifications and attributes are not the only factors the nominating and corporate governance committee will consider in evaluating a candidate for nomination to the Board, and the nominating and corporate governance committee may reevaluate these qualifications and attributes at any time.

The nominating and corporate governance committee is responsible for developing and recommending Board membership criteria to the Board for approval. The criteria include the candidate’s business experience, qualifications, attributes and skills relevant to the management and oversight of our business, independence, judgment and integrity, ability to commit sufficient time and attention to Board activities, and any potential conflicts with our business and interests. In addition, the Board and the nominating and corporate governance committee annually evaluate the composition of the Board to assess the skills and experience that are currently represented, as well as the skills and experience that the Board will find valuable in the future, given our strategic plans. While not maintaining a specific policy on Board diversity requirements, the Board and the nominating and corporate governance committee believe that diversity is an important factor in determining the composition of the Board and, therefore, seek a variety of occupational and personal backgrounds for its members in order to obtain a broad range of viewpoints and perspectives and to enhance the diversity of the Board. This annual evaluation of the Board’s composition enables the Board and the nominating and corporate governance committee to update the skills and experience they seek in the Board as a whole, and in individual directors, as our needs evolve and change over time and to assess the effectiveness of efforts at pursuing diversity. In identifying director candidates from time to time, the Board and the nominating and corporate governance committee may identify specific skills and experience that they believe we should seek in order to constitute a balanced and effective Board.

The nominating and corporate governance committee will consider for nomination to the Board candidates recommended by stockholders, provided that such recommendations are delivered to the nominating and corporate governance committee in the manner described below under “—Communications with the Board,” together with the information required to be filed in a proxy statement with the SEC regarding director nominees and each such nominee’s consent to serve as a director if elected.  The nominating and corporate governance committee must receive the foregoing information no later than the deadline for submission of stockholder proposals pursuant to Rule 14a-8, as set forth above under “Stockholder Proposals for the 2020 Annual Meeting.”  The nominating and corporate governance committee will consider nominations to the Board from stockholders who comply with the foregoing procedures and will consider such nominations using the same criteria it applies to evaluate nominees recommended by other sources, which is described above.

Except as set forth above, the nominating and corporate governance committee does not have a formal process for identifying and evaluating nominees for director. The nominating and corporate governance committee does not currently engage any third-party director search firms, but may do so in the future if it deems such engagement appropriate and in our best interests. These matters will be considered by the nominating and corporate governance committee in due course, and, if appropriate, the nominating and corporate governance committee will make a recommendation to the Board addressing the nomination process.

Research and Development Committee

The research and development committee was formed to provide the Board with a deeper insight into the research and development activities at the Company. The research and development committee receives annually information for evaluation progress on projects or related research and development activities intended to identify, screen or advance drug candidates either for the Company´s proprietary benefit or as part of an external collaboration. In its review, the research and development committee includes external competition for early research programs, whether technology or therapeutic program based, as well as basic research, preclinical activities and clinical studies. Based on information received by the research and development committee, the committee advises to the full Board regarding: a) research and development activities to support the Company’s multi-year strategic plan; b) appropriateness of the overall annual research and development budget relative to the strategic plan and other major expenditures; c) advisability of collaborative programs; and d) advisability of management’s recommendations for initiation of clinical studies. The current members of the research and development committee are Hans Wigzell, M.D., Ph.D. (Chairman), M. Kathleen Behrens, Ph.D. and Claude Nicaise, M.D.

Communications with the Board

The Board welcomes and encourages stockholders to share their thoughts regarding our Company. While the Board encourages such communication, for a variety of reasons, including, but not limited to compliance with securities laws, fiduciary duties of the directors and good business practices relating to corporate communications, our preference is that stockholders communicate with the Board in compliance with our communications policy. Our communications policy, as adopted by the Board, provides that all communications should be in writing and directed to the attention of our Investor Relations Department at Sarepta Therapeutics, Inc., 215 First Street, Suite 415, Cambridge, MA 02142, or investors@sarepta.com. Our Investor Relations Department will review the communication, and if the communication is determined to be relevant to our business operations, policies, or procedures (and not vulgar, threatening, or of an inappropriate nature), Investor Relations will then distribute a copy of the communication to the chair of the Board, the chair of the audit committee, and our internal and outside counsel. Based on the input and decision of these persons, along with the entire Board, if it is deemed necessary, we, through our Investor Relations Department, will respond to the communication.

Compensation of Board

We use a combination of cash and stock-based incentive compensation to attract and retain qualified candidates to serve on the Board. In setting director compensation, we consider the significant amount of time that the members of the Board expend in fulfilling their duties to us as well as the skill level we require of our directors. Members of the Board receive cash compensation in U.S. dollars. We also reimburse our directors for travel and other necessary business expenses incurred in the performance of their services for us.

In September 2010, our Board, upon the recommendation of the compensation committee, approved and adopted a Non-Employee Director Compensation Policy (the “Director Compensation Policy”). Director compensation is reviewed annually by the compensation committee’s independent, third-party consultant, which currently is Radford. Generally, in reviewing the terms and competitiveness of our director compensation, our independent compensation consultant uses the same peer group companies used for executive compensation comparisons. When it deems appropriate, the compensation committee adjusts director compensation.

In 2018, the Company adopted, and stockholders approved, the 2018 Plan. The 2018 Plan provides that any equity-based awards granted to any non-employee director under the 2018 Plan in respect of any fiscal year plus any cash-based compensation granted to any non-employee director under the 2018 Plan or otherwise in respect of any fiscal year, in each case solely with respect to his or her service to the Board, may not exceed $1 million based on the aggregate fair market value (determined as of the date of grant) of any equity-based awards plus the aggregate value (determined as of the date of grant) of any cash-based compensation, except that with respect to the initial fiscal year in which a non-employee director commenced service on the Board, such annual limit is $1,500,000.

Cash Compensation

Under the cash compensation component of the Director Compensation Policy, as was updated by our Board in 2018 upon the recommendation of the compensation committee and after consideration of peer data presented by its independent compensation consultants, our non-employee directors received cash compensation of $50,000 per year for their service on the Board. In addition, any non-employee director serving as chair, or interim chair, of the Board received an additional $36,000 per year for such service as chair. The chair of the audit committee received an additional fee of $25,000 per year for such service; the chair of the compensation committee received an additional fee of $18,000 per year for such service; the chair of the nominating and corporate governance committee received an additional fee of $13,000 per year for such service; and the chair of the research and development committee received an additional fee of $13,000 per year for such service. Finally, members of committees who are not serving as the chairs of such committees received an additional fee of $12,500 per year for services as audit committee members; $9,000 per year for services as compensation committee members; $6,500 per year for services as nominating and corporate governance committee members; and $6,500 per year for services as research and development committee members. All cash fees are paid on a quarterly basis at the beginning of the applicable quarter. The cash compensation paid to our non-employee directors for their services on our Board and its committees during 2018 was as described above.

Stock-Based Compensation

Initial Grants. In December 2018, our Board approved a change to our Director Compensation Policy, based on our peer group data. Under the revised Director Compensation Policy, each individual who is first elected, or appointed, as a non-employee member of the Board is automatically granted an initial grant totaling $712,500 in value, divided equally into restricted stock units and an option to purchase shares of the Company’s common stock (“Initial Option”). The exercise price of the Initial Option will equal the closing sales price of the Company’s common stock as reported by The NASDAQ Global Market on the date of grant. The restricted stock units and the Initial Option would vest in three equal annual installments beginning on the one-year anniversary of the grant, subject to continued service to the Board.

Annual Option and Restricted Stock Awards. In February 2018, our Board approved a change to our Director Compensation Policy, based on our peer group data, pursuant to which our non-employee directors received an annual equity grant totaling $520,000 in value, divided equally between an option to purchase shares of the Company’s common stock (“Annual Option”) and restricted stock awards, based on the closing sales price of the Company’s common stock as reported by The NASDAQ Global Market on the date of grant. The Annual Option vests on a monthly basis, over two years, at a rate of 1/24th of the total Annual Option grant, commencing on the first monthly anniversary of the date of the 2018 annual meeting of our stockholders. The restricted stock awards will fully vest on the date of the annual meeting of our stockholders in the year following the date of grant, provided that the non-employee director continues to serve as a director until such date.

The following table sets forth compensation information for our current and former non-employee directors that served on our Board in 2018. All compensation numbers are expressed in U.S. dollars.

Name	Fee Earned or Paid in Cash	Stock Awards(1)	Option Awards(1)	All Other Compensation	Total
Current Directors:
M. Kathleen Behrens, Ph.D.	$91,822	$244,216	$166,114	—	$502,152
Richard J. Barry	$67,021	$244,216	$166,114	—	$477,351
Claude Nicaise, M.D.	$54,176	$244,216	$166,114	—	$464,506
Hans Wigzell, M.D., Ph.D.	$56,685	$244,216	$166,114	—	$467,015
Michael W. Bonney	$34,916	$244,216	$166,114	—	$445,246
Mary Ann Gray, Ph.D.	—	$356,243	$375,134	—	$731,377

(1)

The amounts in the “Stock Awards” and “Option Awards” columns reflect the aggregate grant date fair value of restricted stock and option awards granted in 2018 calculated in accordance with FASB ASC Topic 718. Assumptions used in the calculation of this amount are included in Note 16 to the consolidated financial statements set forth in our Annual Report. As of December 31, 2018, each of our current directors had the following number of options and shares of restricted stock awards/units outstanding, respectively: Dr. Behrens: 92,670 options and 3,418 RSAs; Mr. Barry: 37,416 options and 3,418 RSAs; Dr. Nicaise: 37,416 options and 3,418 RSAs; Dr. Wigzell: 97,670 options and 3,418 RSAs, Mr. Bonney: 21,220 options and 3,418 RSAs, and Dr. Gray: 5,711 options and 2,901 RSUs.

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EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Introduction

The Compensation Discussion and Analysis (CD&A) that follows is organized in three parts:

I.	2018 Compensation Program Overview and Factors That Influenced 2018 Named Executive Officer Compensation
II.	2018 Named Executive Officer Compensation
III.	Compensation Agreements for Named Executive Officers

Throughout this CD&A, individuals who served as our principal executive officer and principal financial officer during 2018, as well as the other individuals included in the Summary Compensation Table included herein, are referred to as the “named executive officers.” Our named executive officers for 2018 were:

•	Douglas S. Ingram, our President and Chief Executive Officer
•	Sandesh Mahatme, our Executive Vice President, Chief Financial Officer and Chief Business Officer
•	Alexander “Bo” Cumbo, our Executive Vice President and Chief Commercial Officer
•	David Tyronne Howton, Jr., our Executive Vice President, General Counsel and Corporate Secretary
•	Gilmore O’Neill, M.B., M.M.Sc., our Executive Vice President R&D and Chief Medical Officer[1]

I.   2018 Compensation Program Overview and Factors That Influenced 2018 Named Executive Officers’ Compensation

Executive Summary

2018 was a transformative year for the Company. We not only successfully met or exceeded the great majority of our goals, but we also redefined and enhanced our ambition as an organization. We significantly advanced our RNA-based product candidates, and at the same time made much progress exploring novel gene therapy technologies to treat DMD. We built our vision for a gene therapy engine and center of excellence and defined our gene therapy hybrid manufacturing strategy. Further, through a number of strategic collaboration and licensing arrangements, we expanded our pipeline to include programs that aim to treat rare diseases in addition to DMD, such as Limb-girdle muscular dystrophies, Mucopolysaccharidosis type IIIA, Charcot-Marie-Tooth, and Pompe. More specifically, and to highlight some of our achievements, in 2018 we:

•	achieved another successful year of Exondys 51 sales, with net revenue of approximately $301 million, or about 98% year over year growth;
•	in collaboration with the FDA, we defined an efficient pathway for regulatory approval for our RNA based technology;
•	completed our submission of an NDA for golodirsen with the FDA;
•	made progress with our single-ascending dose study on the first candidate of our next generation RNA technology, the PPMO, which is focused on exon 51;
•

commenced and completed a proof-of-concept trial for our micro-dystrophin gene therapy in collaboration with Nationwide Children’s Hospital. This trial generated positive expression level results, biological marker results, and preliminary functional results in the four patients who participated in the proof-of-concept cohort.

[1]	Dr. O’Neill joined the Company on June 7, 2018.

•

defined a pathway to rapidly bring our micro-dystrophin gene therapy to the community by (1) building out our hybrid gene therapy manufacturing approach through the hiring of qualified talent and entering into significant long-term partnerships in support of gene therapy plasmid supply and manufacturing; and (2) better defining our development pathway for micro-dystrophin. Armed with the FDA’s guidance, we commenced a 24-patient placebo-controlled trial with the goal of further characterizing safety and expression and demonstrating the functional benefits of robust expression of our micro-dystrophin construct.

•

built out our gene therapy engine with additional programs, including a long-term strategic investment and license agreement with Lacerta Therapeutics for rights to multiple CNS-targeted gene therapy programs, including Pompe disease, an exclusive license agreement with Lysogene for MPS IIIA, and a third agreement with Nationwide Children’s Hospital for rights to a gene therapy program to treat Charcot-Marie-Tooth (CMT) neuropathy.

•

significantly bolstered our culture, almost doubled our talent, and developed and implemented new project management functions. One of the results of these efforts was that in 2018 the Company was named one of the top places to work in Massachusetts in the large-company category by The Boston Globe, an honor awarded based on employee feedback.

The Company’s achievements in 2018 were reflected in impressive TSR. Our one-year, three-year and five-year TSRs were significantly higher than those of the NASDAQ Biotechnology Index and the NASDAQ Composite Index, as shown in the charts below:

1 Year 120.00% 100.00% 80.00% 60.00% 40.00% 20.00% 0.00% -20.00% 96.13% Sarepta -2.81% Nasdaq Composite 8.86% Nasdaq Biotechnology Index	3 Years 200.00% 150.00% 100.00% 50.00% 0.00% 182.87% Sarepta 37.39% Nasdaq Composite 12.79% Nasdaq Biotechnology Index

5 Years 500.00% 400.00% 300.00% 200.00% 100.00% 0.00% 435.74% Sarepta 68.98% Nasdaq Composite 31.00% Nasdaq Biotechnology Index

The Company’s accomplishments in 2018 are directly tied to the performance of the Company’s named executive officers, and thus were an important factor in determining the named executive officers’ compensation for 2018.

In light of these significant accomplishments, the named executive officers received cash payments based on achievement of the 2018 corporate goals set by the compensation committee, as detailed below. To further align the long-term interests of our executives with those of our stockholders and to enhance retention, Messrs. Mahatme, Howton and Cumbo received annual equity grants with an extended vesting period. In addition, based on data provided by Radford surveying peers and market data, the compensation committee approved salary adjustments for Messrs. Mahatme, Howton and Cumbo. The compensation committee was also prepared to increase Mr. Ingram’s base salary due to his exceptional performance; however, Mr. Ingram declined to receive any salary increase for the year 2018.

2018 was also a year of transition. In June 2018, we welcomed to the Company a new Senior Vice President, Chief Medical Officer (Dr. O’Neill). Later in 2018, Dr. O’Neill assumed the additional responsibility of leading our R&D department. Considering the Company’s expansion of its pipeline to include novel gene therapy based product candidates aiming to treat a broad range of rare diseases in addition to DMD, it was paramount to attract an exceptional executive with vast experience. In doing so, we had to compete with other companies in the biotech space. At the same time, our goal was to align the long-term interests of the executive with those of our stockholders. Dr. O’Neill’s compensation package ties the great majority of his compensation to the Company and his individual performance. Approximately 95% of Dr. O’Neill’s compensation is based on Company and individual performance and paid in long-term equity incentive awards and an annual bonus.

These and other compensation decisions are further detailed below.

The Compensation Committee

Our executive and Board compensation programs are administered by our compensation committee. The compensation committee is responsible for reviewing, assessing and approving all elements of compensation for our named executive officers. In addition, the compensation committee is directly responsible for establishing annual Company-wide performance goals. The compensation committee’s responsibilities related to executive compensation include, among other things: (i) evaluating the performance of our Chief Executive Officer and other named executive officers in light of the approved corporate goals, (ii) setting the compensation of the Chief Executive Officer and other named executive officers based upon the evaluation of their performance and (iii) making recommendations to the Board with respect to new cash-based incentive compensation plans and equity-based compensation plans. The compensation committee is also responsible for assessing appropriate compensation programs for our Board, and for preparing an annual self-evaluation report of the compensation committee.

The compensation committee is currently composed of three directors: Claude Nicaise, M.D. (Chairman), Richard J. Barry and Mary Ann Gray, Ph.D.  Each member of the compensation committee is an “outside director” for purposes of Section 162(m) of the Code as in effect prior to the enactment of the Tax Cuts and Jobs Act of 2017 (“TCJA”), a “non-employee director” for purposes of Exchange Act Rule 16b-3, and satisfies NASDAQ’s independence requirements.

Overview of Sarepta’s Named Executive Officer Compensation Program

Objectives and Design

The objectives of our named executive officer compensation policies and programs are to attract and retain well-qualified senior executive management, to motivate their performance toward clearly defined goals and to align their long-term interests with those of our stockholders. In addition, our compensation committee believes that maintaining and improving the quality and skills of our executive management team, and appropriately incentivizing their performance, are critical factors affecting our stockholders’ realization of long-term value. We intend for total compensation and each of its components, including base salary, incentive cash compensation, equity compensation and benefits to be competitive in the biopharmaceutical marketplace for suitable talent and in accordance with our short- and long-term goals.

Remaining competitive is essential to attracting and retaining executive level employees during this critical stage of building a genetic medicine engine, preparing for potential launch of additional RNA and gene therapy based product candidates and redefining and enhancing our ambition as an organization. The development of novel gene therapy based product candidates and the preparation for their potential launch call for new levels of innovation and expertise in science, pricing, drug access and manufacturing strategies. These challenges not only require an experienced executive team, but also one that is able, willing and properly incentivized to meet the higher demands required of them at our Company versus the effort that may be required at equivalent executive positions. The overall market for experienced management is highly competitive in the life sciences and biopharmaceutical industries and we face substantial competition in recruiting and retaining top professionals from companies ranging from large and established biopharmaceutical companies to entrepreneurial early stage companies. We expect competition for appropriate technical, commercial and management skills to remain strong for the foreseeable future.

To ensure competitiveness of our compensation program without yielding excessive compensation practices, our compensation committee works closely with an independent compensation consultant throughout the year. Peer group benchmarking data is one of the key factors considered by the compensation committee in setting named executive officer compensation levels and making other compensation decisions. While starting base salaries and our benefit programs are fixed, merit salary increases, actual cash incentive awards and annual equity grants are based on performance against strategic and operational goals.

The following executive compensation principles form the basis of the Company’s compensation philosophy and guided the compensation committee during 2018 in fulfilling its roles and responsibilities:

•	compensation levels and opportunities should be sufficiently competitive to facilitate recruitment and retention of experienced executives in our highly competitive talent market;
•

compensation should reinforce our business strategy by integrating and communicating key metrics and operational performance objectives and by emphasizing at risk short- and long-term incentives in the total compensation mix;

•

compensation programs should align executives’ long-term financial interests with those of the stockholders by providing equity-based incentives without incentivizing the executives to take inappropriate risks in order to enhance their individual compensation;

•	executives with comparable levels of responsibility should be compensated comparably; and
•	compensation should be transparent and easily understandable to both our executives and our stockholders.

Commitment to Pay for Performance

The compensation committee believes that the total compensation package provided to our named executive officers, which combines both short- and long-term incentives including equity components that are mostly at-risk, (i) is competitive without being excessive, (ii) is at an appropriate level to assure the retention and motivation of highly skilled and experienced leadership, (iii) is attractive to any additional talent that might be needed in a rapidly changing competitive landscape, (iv) avoids creating incentives for inappropriate risk-taking by the named executive officers that might be in their own self-interests, but might not necessarily be in the best short- and long-term interests of our stockholders, and (v) provides the appropriate incentives to our executives to create long-term organizational and stockholder value by granting to our executive officers equity awards with extended vesting periods. The extended vesting periods are designed to incentivize our named executive officers to focus on the long-term interests of the Company. They also reward sustained and continued outperformance over an extended period of time, and eliminate the potential for large annual payments based on short term market dynamics that may be unrelated to company performance. In addition, equity award with extended vesting periods serve as a retention mechanism as they raise the executives’ cost of pursuing a new opportunity outside the Company.

As a general proposition, in setting compensation for the named executive officers, including the Chief Executive Officer, the compensation committee considers a number of factors, including analyses of compensation of our peers and other companies in the biopharmaceutical industry, analyses of reports from compensation consultants, the satisfaction of (or failure to satisfy) previously-developed performance measurements for the named executive officers and the Company, and the value and size of the total vested and unvested equity grants owned by the named executive officers.

The compensation committee does not have a pre-established policy for allocating total compensation between cash and non-cash compensation, between long-term and currently paid-out compensation, or between fixed and variable compensation. Rather, based on competitive market assessments and benchmarks, reports of compensation consultants, as well as the compensation committee’s review of existing outstanding equity incentives on an individual named executive officer basis, the compensation committee determines the appropriate level and mix of total compensation, keeping in mind our compensation philosophy.

The chart below shows the actual 2018 pay mix for our named executive officers. A substantial portion of the compensation for each named executive officer is tied to our performance, with approximately 88% of compensation based on Company performance and paid in long-term equity incentive awards and annual bonuses. This pay mix was designed to better align the long-term interests of our named executive officers with those of our stockholders and to retain talent.

Named Executive Officers, 2018 76% 12% 12% Salary Bonus (Short Term Incentives) Stock-based Awards (Long Term Incentives)

We believe that the components and pay mix of our 2018 named executive officer compensation program struck the right balance between managing the Company’s hiring and retention needs and paying for performance that increases stockholder value.

Enhancing Compensation Practices with Stockholder Engagement and Feedback

We have consistently worked with our stockholders during recent years to obtain their feedback on our compensation practices. In particular, management discussed our compensation practices with stockholders, including stockholders that previously voted against the Company’s say-on-pay proposals from previous years. At our last annual meeting, held in 2018, our executive compensation program for 2017 was approved by approximately 57.86% of the votes cast. Our Board viewed the decrease in the approval level as an indication that expanded engagement was needed to ensure we have a clear understanding of, and opportunity to respond to, our stockholders’ views on our compensation program.

Following the 2018 annual meeting, we engaged a proxy solicitor to assist us in reaching out to stockholders representing approximately 45% of our outstanding shares of common stock to offer the opportunity to engage with us on topics of interest to them. During the period of November 2018 to January 2019, M. Kathleen Behrens, Chairwoman of the Board, and Richard J. Barry, Chair of the Nominating and Governance Committee and a member of our Compensation and Audit Committees, had discussions with stockholders comprising more than 36% of the outstanding shares of our common stock as of December 31, 2018. We reached out again and offered to meet with those stockholders who did not respond or agree to engage with us.  We also consulted the publicly-available policies of our major stockholders to better understand their views on executive compensation.

We provided an open forum to each stockholder to discuss and comment on any aspects of the Company’s executive compensation program and corporate governance. The only feedback we received from our stockholders was related to the size of Mr. Ingram’s inducement grants. Based on these discussions, we believe that most of these stockholders acknowledge that Mr. Ingram’s inducement grants align his interests with those of the Company’s stockholders and reflect his long-term commitment to building the Company. The Company has made significant efforts to engage with additional stockholders, and we welcome further engagement with our stockholders on these and other matters.

In addition, management and our investor relations team held meetings and discussions with stockholders representing approximately 75% of our outstanding shares of our common stock between the 2018 annual meeting and the end of 2018. This effort supplemented the ongoing communications between our management and stockholders, as well as the outreach to stockholders prior to and in connection with our 2018 annual meeting, through various engagement channels, including direct meetings and analyst conferences. These meetings provided the Compensation Committee and the Board with valuable insights into our stockholders’ perspectives on our compensation program and potential improvements to the program.

The chart below outlines the Company’s stockholder engagement cycle:

File Annual Report and Proxy Statement. Speak with stockholders about topics to be addressed at the annual meeting. Review results of the annual meeting, governance trends and our policies and practices. Communicate stockholder feedback to the Board and use it to enhance our disclosures, governance practices and compensation programs. Cycle concludes with the Board’s annual self-assessment of its performance and effectiveness. Representatives from senior management and the Board offer to engage with stockholders on topics of interest to them, including stockholders that previously voted against the Company’s say-on-pay proposals from previous years.

Based on stockholder feedback, we made a series of changes to our compensation practices and policies in a manner designed to enhance our compensation practices. We believe that these changes addressed the feedback obtained from our stockholders. Below are some highlights of the changes we have made to our compensation practices and policies:

•

Increased Focus on “At-risk” Awards. In 2018, the compensation committee granted equity awards with extended vesting periods to Messrs. Mahatme, Howton and Cumbo. These “at-risk” equity awards align the interests of our named executive officers with those of our stockholders by focusing our named executive officers on future appreciation in our stock over a sustained period of time. Also, equity awards provide retention value by vesting over a multiyear period.

•

Appropriate Balance of Compensation Based on Short-term and Long-term Performance Goals. The Company has sought to establish goals that balance achievements that confer value to stockholders over the course of the year (e.g., Exondys 51 revenue goals) with other efforts that are designed to provide the basis for longer term positive return to stockholders (e.g., developing the gene therapy platform).

•

Policies that Reflect Best Practices. The Company has put in place other components it believes reflect responsible pay practices such as stock ownership requirements for directors and officers and a recently revised clawback policy (see pages 55 for details).

Compensation Program Design

The compensation committee believes that maintaining and improving the quality and skills of our management and appropriately incentivizing their performance are critical factors affecting our stockholders’ realization of long-term value. We intend for the total compensation and each of its components, including base salary, incentive cash compensation, equity compensation and benefits, to remain competitive in the biopharmaceutical marketplace for suitable talent and in accordance with our short- and long-term goals.

While fixed compensation, such as base salary and benefits, are primarily designed to be competitive in the biopharmaceutical marketplace for employees, incentive compensation is designed to be primarily merit-based and to reward strategic and operational achievements. Historically, actual incentive compensation for the named executive officers other than the Chief Executive Officer has been a function of the achievement of defined and agreed upon corporate goals and functional objectives. With respect to our Chief Executive Officer, 100% of the goals are tied to corporate objectives to reflect the fact that our Chief Executive Officer makes strategic decisions that influence us as a whole and thus, it is more appropriate to reward performance against corporate objectives.

The at-risk component of the compensation package for each named executive officer, which includes a target bonus and long-term equity incentives, is typically determined (in whole or in part) on the basis of achievement of pre-established corporate goals and functional objectives. In determining the 2018 equity awards of our named executive officers, the compensation committee took into account (i) the short and long-term value to stockholders being built by the Company as indicated by its TSRs, (ii) the competitive annual market values for each individual executive, (iii) the achievement of corporate goals and functional objectives, (iv) the amount of vested and unvested equity awards held by a named executive officer at the time of grant and (v) market factors that require the Company to remain competitive in its compensation package in order to attract and retain qualified individuals.

The tables below provide a high level summary of our 2018 compensation program as well as our compensation policies and practices.

2018 NEO Compensation Program Components		2018 NEO Compensation Highlights
Fixed	Base Salary

•    Mr. Ingram declined to receive any salary increase for the year 2018.

•    Messrs. Mahatme, Howton and Cumbo received a salary increase in 2018 based on data provided by Radford surveying peers and market data.

Variable/ Performance-Based	Bonus

Cash payment based on achievement of the 2018 corporate goals set by the compensation committee. CEO bonus was based entirely on achievement of 2018 corporate goals. Bonuses for the other named executive officers were based 75% on achievement of 2018 corporate goals and 25% on individual performance tied to achievement of functional objectives (see pages 46-50 for details).

Annual Equity Grant

•    Mr. Ingram did not receive any equity awards in 2018.

•    Granted to Messrs. Mahatme, Howton and Cumbo in March 2018 and consisted of stock options with an extended vesting period (see page 50-51 for details). Focuses on future stock appreciation over a sustained period.

Inducement Grants to New NEOs		A time-based restricted stock award and a time-based option award were granted to our new Chief Medical Officer (see page 51 for details);

Snapshot of Current Key Governance and Compensation Practices and Policies
✓	A significant portion of pay is tied to Company performance
✓	Stock Ownership Guidelines
✓	Annual stockholder Say-on-Pay vote
✓	Annual compensation risk assessment
✓	Robust Clawback Policy
✓	Company and Board communications with stockholders regarding Company compensation practices
✓	Continued focus on Board and management diversity
✓	Independent compensation consultant
✓	Committee chair and member rotation
✓

Change in control accelerated vesting rights for our named executive officers are subject to a double trigger (i.e., a change in control must occur and the executive must be terminated without cause or resign for good reason)

✓	Utilizing noncompetition and no nonsolicitation agreements for senior executives
✓	Prohibition on hedging or pledging of Company stock
✓	Prohibition on tax gross-ups for relocation and temporary housing expenses to executive officers
✓	Practice of not paying excess perquisites

Role of Chief Executive Officer

Historically, our Chief Executive Officer plays a pivotal role in determining executive compensation, other than with respect to his own compensation. No less than annually, our Chief Executive Officer assesses the performance of the named executive officers other than himself. Following such assessments, our Chief Executive Officer recommends to the compensation committee a base salary, performance-based bonus and a grant of an equity-based award for each named executive officer other than himself. The compensation committee considers the information provided by the Chief Executive Officer, together with other information available to the compensation committee, and determines the compensation for each named executive officer.

Role of Compensation Consultants

The compensation committee engaged its own independent third-party compensation consultant, Radford, to assist the compensation committee with its 2018 compensation review, analysis and actions. Radford’s services generally included:

•	identifying an updated market framework (including a peer group of companies) for formal compensation benchmarking purposes;
•	gathering data on our executive officer cash and equity compensation relative to competitive market practices; and
•	developing a market-based framework for potential changes to our compensation program for the compensation committee’s review and input.

After review and consultation with Radford, our compensation committee determined that Radford is independent, and that there is no conflict of interest resulting from retaining Radford during fiscal year 2018. In reaching these conclusions, our compensation committee considered the factors set forth in the SEC rules and the NASDAQ listing standards.

Additional information regarding the services provided by Radford is discussed above in greater detail. Other than the services provided to our compensation committee, Radford did not perform any other work for us in 2018.

II.   Elements of 2018 Named Executive Officer Compensation

Detailed Analysis of 2018 Executive Compensation Program

Competitive Market Review for 2018

In determining the 2018 base salaries, cash bonus opportunities and equity grants for our named executive officers, our compensation committee relied on the following peer group prepared by Radford, and approved by the compensation committee in October 2017:

• ACADIA Pharmaceuticals, Inc.	• Neurocrine Biosciences

• Acorda Therapeutics, Inc.	• Omeros Corporation

• Alnylam Pharmaceuticals	• Pacira Pharmaceuticals Inc.

• BioMarin Pharmaceutical	• Puma Biotechnology

• Corcept Therapeutics	• Repligen Corporation

• Exelixis, Inc.	• Seattle Genetics Inc.

• Halozyme Therapeutics, Inc.	• Supernus Pharmaceuticals Inc.

• Intercept Pharmaceuticals Inc.	• Tesaro, Inc.

• Ionis Pharmaceuticals Inc.	• The Medicines Company

• Ironwood Pharmaceuticals Inc.	• Vertex Pharmaceuticals

• Nektar Therapeutics

The October 2017 peer group was oriented around commercial companies in a comparable range to our market value. Based on the approved peer group, Radford prepared a formal executive compensation assessment that included publicly-available proxy information and certain non-public information for third-party executive compensation for the compensation committee’s consideration. In analyzing and setting our executive compensation program for 2018, the compensation committee compared certain aspects of our named executive officers compensation, including base salary, target bonus, long-term equity incentives and total direct compensation, to the compensation levels provided by our peer group as part of this assessment. Based on the results of the peer group compensation assessment, we determined that compensation levels for our named executive officers in 2018 generally reflected market competitive ranges. The compensation committee also reviewed data from the Radford Global Life Sciences Survey, comprising of nineteen companies with a median market capitalization of $2.5 billion (“Radford Survey Data”).

Base Salaries

The base salaries of our named executive officers are reviewed annually. We also assess salaries at the time of hire, promotion or other change in responsibilities. In establishing and adjusting executive salaries, the compensation committee considers information regarding base salaries paid by our peer group, other data from its compensation consultant, the individual performance, position and tenure of the executive officer and internal comparability considerations.

In January and February of 2018, the compensation committee reviewed the base salary of Mr. Ingram. Based on Radford’s analysis, which demonstrated that Mr. Ingram’s base salary was below the 50th percentile of the Company’s peer group, and considering Mr. Ingram’s exceptional performance, the compensation committee was prepared to increase Mr. Ingram’s base salary. Mr. Ingram declined, however, to receive any salary increase for the year 2018.

In February 2018, the compensation committee approved salary adjustments for Messrs. Mahatme, Howton and Cumbo, as set forth below, based on the results of the peer group compensation assessment and the Radford Survey Data. The compensation committee believes that these adjustments were appropriate in light of our compensation philosophy and the competitive pressures for attracting and retaining talent.

In May 2018, in connection with Dr. O’Neill’s appointment as Senior Vice President, Chief Medical Officer, the compensation committee approved Dr. O’Neill’s employment agreement.  Under the negotiated terms of this employment agreement, Dr. O’Neill was entitled to a base annual salary of $550,000. In determining Dr. O’Neill’s compensation, the compensation committee took into account, among other things, his extensive experience in our industry, the compensation commanded by chief medical officers at our peer group, the competitive landscape for top talent and input from Radford. The terms of Dr. O’Neill’s employment agreement are summarized below. See “Compensation Agreements for Named Executive Officers— Dr. Gilmore O’Neill —Executive Vice President, R&D & Chief Medical Officer.”

The base salary levels for 2018 and 2017 for our named executive officers are summarized in the table below.

Name	Title	Salary 2018	Salary 2017	$ Change	% Change
Douglas Ingram	President and Chief Executive Officer	$650,000	$650,000	—	0%
Sandesh Mahatme	Executive Vice President, Chief Financial Officer and Chief Business Officer	$505,177	$459,252	$45,925	10%
David Tyronne Howton, Jr.	Executive Vice President, General Counsel and Corporate Secretary	$443,822	$407,176	$36,646	9%
Gilmore O'Neill, M.B., M.M.Sc.	Executive Vice President, Chief Medical Officer	$550,000	—	$550,000	NA
Alexander Cumbo	Executive Vice President, Chief Commercial Officer	$437,000	$380,000	$57,000	15%

Performance-Based Bonuses

In 2018, the compensation committee, with input from our President and Chief Executive Officer and the Board, established overall corporate goals against which the performance of our named executive officers would be measured for purposes of determining their 2018 bonus payments. In establishing the 2018 corporate goals, the compensation committee focused on objectives likely to bring both short term stockholder value, such as Exondys 51 revenue goals and enhancing access to the drug, and long term stockholder value, such as developing the gene therapy platform. Although our corporate goals are intended to be achievable with significant effort, they are substantially uncertain to be achieved and, as a result, we do not expect that every goal will actually be attained in any given year.

The 2018 cash bonus for Mr. Ingram as President and Chief Executive Officer was targeted at 90% of his base salary. The 2018 bonus for Mr. Mahatme as Executive Vice President, Chief Financial Officer and Chief Business Officer was targeted at 50% of his base salary. The 2018 bonus for Dr. O’Neill as Senior Vice President, R&D and Chief Medical Officer, was targeted at 50% of his base salary, paid on a pro rata basis based on his hire date. The 2018 bonus for Mr. Howton as Senior Vice President, General Counsel and Corporate Secretary was targeted at 45% of his base salary. The 2018 bonus for Mr. Cumbo as Senior Vice President, Chief Commercial Officer was targeted at 45% of his base salary. Messrs. Mahatme and Howton are eligible to receive a maximum payout of 150% of total target bonus.

The compensation committee received reports from and discussed with management the work that was done by the Company towards each corporate goal to determine levels of achievements. The same process was followed to determine achievement of each named executive officer’s functional objectives.  The compensation committee made the following determinations with respect to each group of goals:

•

Gene Therapy Platform: Considering the Company’s shift in strategy and the rapid advancement of its gene therapy platform in 2018, including executing the micro-dystrophin program with Nationwide Children’s Hospital and obtaining positive results from a Phase 1/2a clinical trial in four individuals with DMD enrolled in the trial, entering into new partnership relationships for additional gene therapy programs, defining our gene therapy hybrid manufacturing strategy, entering into long-term strategic partnerships in support of gene therapy manufacturing, and hiring empowering gene therapy talent, the compensation committee determined that the gene therapy goals were achieved at 200%.

•

RNA-targeted Platform: The Company exceeded the vast majority of its goals in this area, including defining a pathway for regulatory approval for its RNA technology, submitting an NDA for golodirsen with the FDA and taking steps to move beyond DMD with its PPMO technology. The compensation committee determined that the RNA-targeted platform goals were achieved at 90%.

•

Exondys 51: The Company met the great majority of it goals related to Exondys 51, including meeting U.S. and ex-U.S. revenue goals, enhancing access to the drug, taking initiatives to increase reimbursement, and focusing on medical affairs activities. In light of these achievements, and considering that the Company did not receive the approval of the European Medicines Agency in the EU for eteplirsen, the compensation committee determined that the Exondys 51 goals were achieved at 90%.

•

Enablers: In 2018, the Company significantly bolstered its culture, almost doubled its talent, and developed and implemented new project management functions. One of the results of the efforts to bolster the Company’s culture, was that in 2018 the Company was named one of the top places to work in Massachusetts in the large-company category by The Boston Globe, an honor awarded based on employee feedback. In light of these achievements, the compensation committee determined that the enablers goals were achieved at 190%.

Total achievement of the corporate goals was determined to be at 133% of target in light of strong performance in 2018, as specified in the table below.

The table below sets forth our 2018 four primary corporate performance goals, weighting of each goal, and achievement levels determined by the compensation committee.

2018 Corporate Goals	Target	Stretch	Target Bonus Weighting	Achieved Performance as a % of Goal	Resulting Score
1. EXONDYS 51			30%	90%	27%
a. Meet U.S. revenue goals	$290M	$310
b. Approval of Eteplirsen MAA	Q4	Q2
c. Assuming EMA approval: • Launch in Germany • Commence HTA process in line with strategic plan • Complete initial EU buildout	Q4	Q4
d. Commence confirmatory trial for US (high dose)	Initiate study by Q4	Initiate study by Q3
e. Medical Affairs focus:	Q1-Q4	Q1-Q4

•     Publish pulmonary function test results for 201/202

•     Publish pulmonary function test results for 204

•     Data mine for additional publications to support EXONDYS 51

•     Scope registry concept for US and make decision on registry

•     Obtain exon 44 biopsies and evaluate

f. Access and Reimbursement focus: • Enhance access through presentations to payers and Medicaid states • Address “investigational“ issues with Medicaid and private payers through coordinated approach	Q1-Q4
g. Managed Access Program progress	Meet 2018 sales objectives - $5M	Meet 2018 sales objectives - $5M
h. Develop plan for Asia Pacific	Q4	Q4
2. RNA-targeted platform – DMD			30%	90%	27%
a. Evaluate SAD/Mad PPMO 51 study, amend as necessary and execute to obtain dosing insight by year end	Q1-Q4	Q1-Q4
b. PPMO 53 IND by Q4 (and aggressively advance IND enabling work on PPMO 45, 52, 44, and 50)	Q4	Q4
c. Golodirsen – meeting with FDA to gain clarity on accelerated approval or other pathway forward.	Gain sufficient insight to decide whether accelerated approval is available	File accelerated approval NDA by Q4
d. Execute PMO 52 as back up to PPMO 52	Q1-Q4	Q1-Q4
e. Develop plan for moving beyond DMD with PPMO technology	Q4	Q4

2018 Corporate Goals	Target	Stretch	Target Bonus Weighting	Achieved Performance as a % of Goal	Resulting Score
3. Gene therapy platform			30%	200%	60%
a. Execute NCH microdystrophin program with goal of obtaining preliminary results in 2018	Q4	Q2
b. Execute NCH GALGT2 program with goal of obtaining preliminary results in 2018	Q4	Q2
c. Establish regulatory and development strategy for NCH microdystrophin and GALGT2 programs	Q4	Q3
d. Develop clinical supply and commercial supply manufacturing strategy and enter into empowering agreements	Q4	Q3
e. Bring in follow-on gene therapy programs through partnering relationships	3 programs	5 programs
f. Bring in empowering gene therapy talent
4. Enablers			10%	190%	19%
a. Execute manpower plan and right sizing organization to drive corporate initiatives and upgrading talent	Q1-Q4	Q1-Q4

b. Embed and promote culture that is patient focused, acts with a sense of urgency to execute plan and with self starter mentality, while at all times acting with integrity and in compliance with laws and good ethics

	Q1-Q4	Q1-Q4
c. Evolve the ‘execution’ aspect of Sarepta’s organizational culture through robust implementation of performance management strategies and tactics	Q1-Q4	Q1-Q4
d. Develop and embed project management function to ensure we are tracking toward agreed goals and initiatives	Q3	Q2
TOTAL					133%

Mr. Ingram’s 2018 bonus was 100% dependent on the achievement of the corporate goals listed above given his role as a President and Chief Executive Officer. For named executive officers, other than our Chief Executive Officer, 75% of their bonuses was dependent on the achievement of 2018 corporate goals and 25% was based on the evaluation of their individual performance by our Chief Executive Officer and the compensation committee, taking into account each named executive officer’s achievement of functional objectives. All of our named executive officers achieved 133% of their functional objectives. 100% of 2018 bonus payout amounts were paid to our named executive officers in 2019 in cash.

The 2018 functional objectives for Mr. Mahatme included expanding our pipeline through acquisitions, licenses or options, ensuring the Company remains appropriately capitalized to execute on its vision and enhancing automation. Mr. Mahatme successfully led the effort to close a $500 million public offering of our common stock in November 2018, which is key to funding our activities. Mr. Mahatme also led our entry into a partnership with Myonexus Therapeutics for the advancement of multiple gene therapy programs aimed at treating distinct forms of Limb-girdle muscular dystrophies, strategic investment and license agreements with Lacerta Therapeutics for rights to multiple CNS-targeted gene therapy programs and access to important gene therapy talent and tools, an agreement with Nationwide Children’s Hospital for rights to its gene therapy program to treat Charcot-Marie-Tooth (CMT) neuropathy, an exclusive license agreement with Lysogene for LYS-SAF302, a late-stage gene therapy for the treatment of MPS IIIA, and option rights to an additional CNS gene therapy candidate, a long-term strategic manufacturing partnership with Brammer Bio to support gene therapy development and commercial supply, and a long-term strategic manufacturing partnership with Paragon Bioservices to enhance the Company’s commercial capacity for future gene therapies. In addition, Mr. Mahatme enhanced automation by the successful implementation of new information technology systems and the integration of current systems.

Mr. Howton’s functional objectives included supporting the globalization of the Company, supporting the timely negotiation and completion of business development initiatives and manufacturing contracts, implementing legal strategies and support that facilitate access to Exondys 51 in the U.S. and enhancing the Company’s intellectual property portfolio. Mr. Howton’s support to the Company’s global expansion included establishing international corporate entities, advising on the execution of corporate agreements and aiding in hiring outside of the U.S. Mr. Howton provided legal advice, drafting and negotiation support for multiple business development and manufacturing initiatives, as mentioned above. In addition, Mr. Howton led the enhancement of the Company’s intellectual property portfolio by establishing gene therapy expertise and an intellectual property strategy for successful gene therapy candidates and continuing the development of both defensive and offensive positions utilizing the Company’s exon skipping and chemistry patent positions. Mr. Howton also addressed issues with Medicaid and private payers in an effort to increase reimbursement for Exondys 51, including through litigation.

Mr. Cumbo’s functional objectives included a revenue milestone achievement of $295 million to $305 million in revenue from sales of Exondys 51 in 2018, the completion of a strategic plan for Latin America and developing a plan for Asia Pacific. Under Mr. Cumbo’s leadership, the Company met its revenue guidance for 2018, with net revenue of approximately $301 million, or about 98% year over year growth. In addition, Mr. Cumbo led the completion of a strategic plan for commercialization in Latin America, including hiring key personnel and engaging with a distributor in this region. Mr. Cumbo also developed a strategic plan for commercialization in Asia Pacific.

Dr. Gilmore did not have specific functional objectives for 2018 since he was not employed by the Company when the objectives were set in early 2018.

The following table shows, for each of our named executive officers, the aggregate dollar value of the bonuses awarded for 2018 and 2017 corporate and individual performance achievements:

Name	Title	Bonus 2018(1)	Bonus 2017(2)	$ Change	% Change
Douglas Ingram	President and Chief Executive Officer	$778,050	$420,875	$357,175	85%
Sandesh Mahatme	Executive Vice President, Chief Financial Officer and Chief Business Officer	$335,943	$257,181	$78,762	31%
David Tyronne Howton, Jr.	Executive Vice President, General Counsel and Corporate Secretary	$265,628	$228,019	$37,609	16%
Gilmore O'Neill, M.B., M.M.Sc.	Executive Vice President, Chief Medical Officer	$213,354	—	$213,354	NA
Alexander Cumbo	Executive Vice President, Chief Commercial Officer	$261,545	$212,800	$48,745	23%

(1)	The 2018 bonus figure reflects a cash bonus received in March 2019.
(2)	The 2017 bonus figure reflects a cash bonus received in March 2018.
(3)	Paid on a pro rata basis based on his hire date.

2018 Equity Incentive Compensation

March 2018 Equity Compensation

In March 2018, the compensation committee granted Messrs. Mahatme, Howton and Cumbo annual stock option awards under our 2011 Plan. These options vest as follows: 25% of the shares of our common stock underlying such options vested on March 5, 2019, and 1⁄48th of the total shares of our common stock underlying such options vest on each monthly anniversary thereafter, such that the options will be fully vested on March 5, 2022, subject to the named executive officer continuing to provide services through each such vesting date.

The realized value of stock options to executive officers is tied to performance, since the value is directly related to the Company’s stock price. The grant date value of the stock options will not be realized without increased returns to stockholders, by way of increases to our stock price. Also, our stock options provide retention value by vesting over a multiyear period.

Mr. Ingram did not receive any equity awards in 2018 since the performance-based option award he received in connection with his appointment as President and Chief Executive Officer in June 2017 was in lieu of any future annual equity awards for the first five years of his employment.

Inducement Grants to Dr. Gilmore O’Neill – Executive Vice President, R&D and Chief Medical Officer

On June 7, 2018, in connection with Dr. O’Neill’s appointment as our Senior Vice President and Chief Medical Officer, we granted Dr. O’Neill the following two inducement equity awards: (1) a time-based restricted stock award; and (2) a time-based option award.

The option award is subject to clawback under circumstances set forth in Dr. O’Neill’s employment agreement, and both of the awards are subject to clawback under the Company’s clawback policy. The terms of Dr. O’Neill’s awards, including treatment upon termination and change in control, are summarized below under “Compensation Agreements for Named Executive Officers— Dr. Gilmore O’Neill —Executive Vice President, R&D and Chief Medical Offıcer.”

The awards granted to our named executive officers under our 2011 Plan, the 2014 Plan and the 2018 Plan in 2018 are set out in our Grants of Plan Based Awards in 2018 table below.

Earlier Equity Incentive Compensation

March 2017 Equity Compensation

In March 2017, the compensation committee granted Messrs. Mahatme, Howton and Cumbo annual stock option awards under our 2011 Plan that consist of one-half time-based stock options, and one-half performance-based restricted stock units (“RSUs”). The time-based stock options granted to Messrs. Mahatme, Howton and Cumbo in 2017 vest as follows: 25% of the shares of our common stock underlying such options vested on March 10, 2018 and 1⁄48th of the total shares of our common stock underlying such options vest on each monthly anniversary thereafter, such that the options will be fully vested on March 10, 2021, subject to Messrs. Mahatme, Howton and Cumbo continuing to provide services through each such vesting date.

Different percentages of these March 2017 performance-based RSUs will become eligible to vest based on time if the performance milestones for these RSUs are achieved by the Company within the stated specified periods. 50% of the RSUs vested on August 3, 2017, when our calendar quarterly sales from EXONDYS 51 exceeded $25 million; 25% of the RSUs vested on May 22, 2018 when we launched early access programs in three countries outside the U.S. and received payments from such programs; and an additional 25% of the RSUs vested on March 28, 2019, when we initiated a Phase 2 clinical trial for our peptide-conjugated PMO (“PPMO”). Each portion of the RSUs vested in full upon achievement of the specific milestone.

May 2017 Equity Grant to Mr. Cumbo

On May 19, 2017, in connection with the promotion of Mr. Cumbo to Senior Vice President, Chief Commercial Officer, the compensation committee approved an equity grant of an option to purchase 40,000 shares of the Company’s common stock. 25% of the option granted vested on May 19, 2018, and 1/48th of the total granted option vests and becomes exercisable on each monthly anniversary thereafter, such that the option will be fully vested and exercisable on May 19, 2021.

February 2016 Equity Compensation

In February 2016, the compensation committee granted Messrs. Mahatme, Howton and Cumbo annual stock option awards under our 2011 Plan that consist of one-half time-based stock options, and one-half performance-based stock options. The time-based stock options granted in 2016 vest as follows: 25% of the shares of our common stock underlying such options vested on February 28, 2017 and 1⁄48th of the total shares of our common stock underlying such options vest on each monthly anniversary thereafter, such that the options will be fully vested on February 29, 2020, subject to the officer continuing to provide services through each such vesting date.

Different percentages of these February 2016 performance-based options become eligible to vest based on time if the performance milestones for these options are achieved by the Company within the stated specified periods. Half of the options began vesting when the FDA provided marketing approval for eteplirsen as of the applicable Prescription Drug User Fee Act date and the other half of the options began vesting when we filed a Marketing Authorization Application (“MAA”) with the EMA in November 2016. Vesting of the options allocated to the achievement of each goal is as follows: (i) 50% of the options allocated to the achieved goal vests immediately upon achievement of the performance condition (25% of the total performance-based options granted) and (ii) the remaining 50% of the options allocated to the achieved goal (25% of the total performance-based options granted) vests over four years with 25% of these remaining options vesting on the first year anniversary of the grant date and 1/48th of these remaining options vesting monthly thereafter.

September 2016 Equity Compensation

On September 19, 2016, the FDA granted accelerated approval of EXONDYS 51. On the same day, the compensation committee approved salary adjustments of 3-4% to be delivered in RSAs in lieu of cash for Messrs. Mahatme and Howton. These RSAs vested six months from the date of grant, on March 19, 2017.

In addition, in order to incentivize a strong start of the launch of EXONDYS 51 and to retain key executives through the launch period, the compensation committee granted on September 19, 2016 performance-based restricted share awards to Messrs. Mahatme, Howton and Cumbo. Vesting of these restricted shares was contingent upon achievement of a designated quarterly revenue threshold in any fiscal quarter between grant date and December 31, 2018. 100% of the total restricted shares vest during this period upon the Company exceeding $80 million in total quarterly revenue reported in publicly released GAAP financials, and additional 25% of the total restricted shares vest during the same period if the total quarterly revenue reported in the publicly released GAAP financials exceeds $100 million. Vesting of these restricted share awards is subject to the named executive officer’s continued service to the Company through the applicable vesting date.

100% of such restricted shares vested in August 2018 when the Company exceeded $80 million in total quarterly revenue reported in publicly released GAAP financials. The additional 25% of the total restricted shares did not vest as the higher designated quarterly revenue threshold was not achieved during the relevant period.

2017 Inducement Grants to Douglas S. Ingram – President and Chief Executive Officer

On June 26, 2017, in connection with Mr. Ingram’s appointment as our President and Chief Executive Officer, we granted Mr. Ingram the following two inducement equity awards under the 2014 Plan as an inducement material to his entering into the employment agreement: (1) a time-based restricted stock award; and (2) a performance-based option award.

We designed these awards to achieve two goals. First, we wanted to attract an exceptional Chief Executive Officer. In doing so, we had to compete with other companies in the biotech space, many of which were private and could offer large equity stakes compared to their public company equivalents. Second, we were searching for an individual who would be willing to fully align his or her financial interests with the financial interests of our stockholders by tying his own success or failure with the Company’s performance and stockholder value. The inducement grants were tailored to fit such a personality. Since the vast majority of Mr. Ingram’s compensation is in the form of performance-based (“at-risk”) awards, the only way to maximize his compensation is to achieve outstanding performance for the Company and at the same time outperform the biotech industry.  Under this model, Mr. Ingram may earn a significant stake in the Company, but only through the achievement of performance metrics that, if reached, would also reflect a significant return to stockholders. Indeed, our innovative compensation structure gives Mr. Ingram the opportunity to obtain a high value award if the Company is outperforming, but it also entails a big risk of losing a substantial portion of the award, or even all of it, if the Company does not perform well and does not outperform the biotech industry.

In determining the terms of these awards, we took into account, among other things, Mr. Ingram’s extensive experience in our industry, the compensation commanded by principal executive officers at our peer group, the competitive landscape for top talent and input from Radford, our independent consultant. We were specifically guided by the following parameters when crafting the performance-based option award, which is quadruple the fair value of the restricted stock award:

•

Performance Measurements: The option award is contingent on and linked to (1) the Company’s stock performance over five years and (2) the Company’s performance relative to other biotech companies during such period. The Company’s performance is measured by the compound annual growth rate (“CAGR”) of our stock over a 5-year period, which we considered to be more accurate than TSR). The formula sets challenging CAGR thresholds for maximum compensation, which were developed through the assessment of compounded growth rates for several leading biotech companies over highly successful periods in their development.  The outperformance relative to other biotech companies is measured by comparing our five year CAGR to the CAGR of the NASDAQ Biotech Index. We selected the NASDAQ Biotech Index because it is more challenging to beat than broader pharmaceutical sector indexes, as indicated by high returns over the past five years (approximately 22%).

•

Linear Formula: The percentage of the award vesting can be anywhere in the range of 0% to 100%, depending on the Company’s stock price CAGR and the Company’s outperformance relative to other biotech companies during a 5-year period.

•

Potential Ownership Percentage: To attract top talent and to be able to compete with privately-held companies, which have greater flexibility in offering equity, we granted equity that can potentially result in Mr. Ingram owning approximately 4.9% of the Company if all performance metrics are fully satisfied.[2] If performance criteria are not met, Mr. Ingram will obtain a lower interest in the Company, potentially down to 0%.

•

5-Year Vesting Period: To reward sustained and continued outperformance, and to eliminate the ability to meet thresholds due to short term and arbitrary market factors, there is a 5-year cliff vesting, as opposed to vesting on a yearly basis in tranches.

We believe that such compensation structure aligns with stockholders’ interests due to the following key features of the awards:

•

Chief Executive Officer’s Financial Success is Closely Linked to the Company’s Growth: The option award is contingent on and linked to both the Company’s stock performance over five years and to the Company’s performance relative to other biotech companies during such period. As the Company performs better, the vesting percentage increases, up to the maximum amount granted.  No portion of the option award will vest if the Company’s stock price CAGR over the 5-year period is less than 15% or if such CAGR does not exceed (or, in certain limited cases, meet) the CAGR of the Biotech Index during the same 5-year period. This formula ensures that if stockholders realize a marginal return through lack of stock appreciation or poor performance relative to the biotech market, Mr. Ingram will likewise receive diminished compensation.  Conversely, appreciable stock value growth over the 5-year period that also exceeds the biotech index will likely result in significant stockholder return and, at the same time, afford Mr. Ingram the opportunity to realize greater compensation.  In this manner, the Company has sought to directly align Mr. Ingram’s compensation with stockholder interests.

•

Performance-Based, “At-Risk” Award: Despite the high fair value of the performance-based option award as shown in the compensation tables below, it is not certain what percentage of such option will vest, if at all. Such percentage is dependent on the Company’s performance as described above.

•

High Performance Thresholds: The option award’s complex formula sets very challenging thresholds, which were designed based on past outperformance of top leading biotech companies. In order for the performance-based option award to fully vest, our stock would need to increase by at least 438% in the 5-year period following the grant date (from $34.65 to approximately $186.5 per share), and the Company’s share price CAGR would need to exceed the CAGR of the NASDAQ Biotech Index by at least 5% in the same period. Importantly, the use of the Biotech Index ensures that Mr. Ingram cannot benefit from stock appreciation resulting merely from market factors, but in fact must beat the performance of other companies in the sector.  These high thresholds are designed to incentivize our new Chief Executive Officer to focus on the Company’s growth and how it can outperform its peers over a 5-year period.

[2]	Based on 74,133,121 shares outstanding as of March 31, 2019.

•

Extended Vesting Periods: The time-based restricted shares vest gradually over 4 years, and a portion of the performance-based option (ranging from 0% to 100%) vests 5 years after the grant date. The extended vesting periods are designed to incentivize our new Chief Executive Officer to focus on the long-term interests of the Company and reward sustained and continued outperformance over an extended period of time. These extended vesting periods also eliminate the potential for large annual payments based on short term market dynamics that may be unrelated to company performance and serve as a retention mechanism as they raise Mr. Ingram’s cost of pursuing a new opportunity outside the Company.

•

No Additional Equity Awards in the First Five Years of Employment: the performance-based option award was granted to Mr. Ingram in lieu of any future annual equity awards for the first five years of his employment. Hence, the Board does not anticipate granting Mr. Ingram additional incentive awards for the first five years of his employment.

•

Alignment of Financial Interests with those of Stockholders: The restricted stock award, and potentially the performance-based option award, will increase Mr. Ingram’s equity ownership, and hence will align his long-term financial interests with those of our stockholders. To further align his interests with those of our stockholders, but not required by any agreement or understanding with the Company, Mr. Ingram purchased shares of the Company’s common stock in the sum of approximately $8 million in 2017 and 2018.

Both of the awards are subject to clawback under circumstances set forth in Mr. Ingram’s employment agreement, including the Company’s clawback policy. The terms of Mr. Ingram’s awards, including treatment upon termination and change in control, are summarized below under “Compensation Agreements for Named Executive Officers— Douglas S. Ingram —President and Chief Executive Offıcer.”

The awards granted to our named executive officers under the 2011 Plan and the 2014 Plan in 2018 are set out in our Grants of Plan Based Awards in 2018 table below.

Section 401(k) Plan

Our Section 401(k) plan (the “401(k) Plan”) is a defined contribution profit sharing plan with a 401(k) option in which substantially all of our employees are eligible to participate. The 401(k) Plan year is January 1 to December 31, and the 401(k) Plan was adopted on November 1, 1992. For 2018, our named executive officers received a Company matching contribution equal to 100% of the first 4% of eligible compensation contributed to the 401(k) Plan, subject to the maximum amount permitted by law.

Additional Benefits

We provide a limited number of additional benefits to our named executive officers to permit them to be accessible to the business as required and to ensure increased effectiveness, delivery and performance by residing in closer proximity to the Company’s headquarters in Cambridge, Massachusetts. However, in January 2016, the compensation committee approved a policy under which the Company will no longer provide tax gross-ups for relocation and temporary housing expenses to our executive officers.

We also provide our named executive officers with additional coverage under our group basic life insurance and AD&D plans, in the amount of 2.5 times basic annual salary, up to a maximum of $1.6 million. In addition, we provide Mr. Mahatme with reimbursement for an individually-purchased life insurance policy for an additional $500,000 in coverage. Under our group long-term disability policy, all regular-status full- and part-time employees, including our named executive officers, are provided with a disability benefit equal to a maximum of $15,000 per month and subject to specific plan and provider requirements. Since employees earning annual base salaries over $300,000 would exceed the monthly maximum available under this policy in the event of their disability, the Company establishes an individual supplemental long-term disability policy for these employees, and pays for the associated costs. All of our named executive officers are eligible for this individual supplemental long-term disability policy and are provided with additional coverage of up to $10,000 per month, the maximum monthly coverage as defined in our group long-term disability policy.

Severance/Termination Protection

General terms of employment, including compensation and benefits payable upon termination of employment are set forth in employment agreements, offer letters, change in control and severance agreements, or otherwise agreed-upon arrangements between the named executive officer and the Company. See “Compensation Agreements for Named Executive Officers.” The compensation committee sets such compensation and benefits in order to be competitive in the hiring and retention of employees, including named executive officers. All arrangements with the named executive officers and the potential payments that each of the named executive officers would have received in the event of termination of such executive’s employment are described in “Compensation Agreements for Named Executive Officers—Post-Employment Benefits and Change in Control Arrangements for the Company’s Named Executive Officers” and “Potential Payments Upon Termination or a Change in Control.”

Other Factors that Impact or Influence Our Named Executive Officer Compensation Program

In response to stockholder feedback, in 2016 we adopted stock ownership guidelines and a clawback policy (which was subsequently amended in December 2018), the terms of which are summarized below.

Stock Ownership Guidelines

In April 2016, in order to encourage equity ownership by our executive officers and non-employee directors, we adopted stock ownership guidelines for these individuals.  The purpose of the stock ownership guidelines is to enhance the linkage between the interests of the stockholders of the Company and our executive officers and non-employee directors through a minimum level of stock ownership, while also mitigating the potential for excessive risk-taking. The stock ownership guidelines generally require each executive officer and non-employee director of the Company to reach a minimum level of target ownership of common stock of the Company within a specified period of time after becoming subject to the stock ownership guidelines, and to maintain such level for so long as the stock ownership guidelines apply.

Generally, each non-employee director and executive officer has five years to attain their respective stock ownership target.  Non-employee directors are generally required to own stock in an amount equal to three times their annual cash retainer.  Executive officers are generally required to own stock in an amount equal to one times their base salary, with the exception of the Chief Executive Officer, who is generally required to own stock in an amount equal to three times his base salary. As of December 31, 2018, Mr. Ingram owns stock in an amount exceeding twenty-three times his base salary.

Compensation Clawback Policy

In April 2016, we adopted a compensation clawback policy, which provides for the recoupment of cash and non-cash incentive compensation in the event of an accounting restatement resulting from material noncompliance with financial reporting requirements under the federal securities laws.  With regard to the recoupment of incentive compensation, the policy applies to the Company’s current and former executive officers, as well as other covered individuals, as determined by the Board.  Compensation that is granted, earned or vested based wholly on the attainment of a financial goal (not an operational goal or subject to time-based vesting) is subject to recoupment.  In the event the Company is required to prepare an accounting restatement of its previously-issued financial statements due to material noncompliance with any financial reporting requirement under the securities laws (i.e., to correct one or more material errors) and such restatement is a result of misconduct, the Company will recoup the excess incentive compensation that was based on the erroneous data from each individual subject to the clawback policy.  If the Company is required to prepare an accounting restatement, the Company will recoup from each covered individual all excess incentive compensation received by such covered individual during the three completed fiscal years immediately preceding the date on which the Company is required to prepare the accounting restatement.

In December 2018, we amended and restated the compensation clawback policy to also provide for the recoupment of equity awards granted in excess of a stockholder-approved equity plan limits. With regard to the recoupment of excess equity awards, the policy applies to the Company’s current and former executive officers and non-employee directors, as well as other covered individuals, as determined by the Board. The amount of an equity award that is granted in excess of any limit under the Company’s stockholder-approved equity plans, including, without limitation, any overall plan, individual award, compensation or other limit approved by the Company’s stockholders, is subject to recoupment. In the event an equity award was granted in excess of a stockholder- approved equity plan limit, the Company will recoup the amount of the equity award that exceeds the stockholder- approved equity plan limit.

Total Stockholder Return

Our one-year TSR of 96.13% was significantly higher than that of the NASDAQ Biotechnology Index (8.86%) and that of the NASDAQ Composite Index (-2.81%); our three-year TSR was 182.87%, while that of the NASDAQ Biotechnology Index and the NASDAQ Composite Index were only 12.79% and 37.39%, respectively; and our five-year TSR of 435.74% was significantly higher than that of the NASDAQ Biotechnology Index (31.00%) and that of the NASDAQ Composite Index (68.98%). Such data support our pay-for-performance compensation strategy in 2018 and our focus on drivers for compensation that build short- and long-term value.

The market prices for securities of small to mid-cap biotechnology companies, including our stock, have been historically volatile. For example, during 2018, our stock traded from a low of $50.68 per share to a high of $176.50 per share. The stock market has also experienced extreme price and volume fluctuations that have often been unrelated to, or disproportionate to, the operating performance of individual companies. Since many biotechnology companies require continued financings to advance their research and clinical programs, the stock price sometimes experiences volatility in anticipation of dilutive financing events despite the advancement of research and clinical programs. Although our compensation committee takes into consideration the short- and long-term performance of our stock, due to volatility factors such as those discussed above, and factors outside of the control of the Company, our compensation committee takes into account other factors that support both short- and long-term creation of value for the Company and its stockholders discussed below.

Tax and Accounting Implications of the Executive Compensation Program

We generally will be entitled to a tax deduction in connection with compensation paid to our named executive officers at the time the named executive officer recognizes such compensation. Section 162(m) of the Code, in general, limits the Company’s federal income tax deduction for compensation paid to certain executives of the Company (“covered employees”), including our Chief Executive Officer and, for tax years beginning on or after January 1, 2018, our Chief Financial Officer.  For the years beginning on or after January 2018, the TCJA eliminated the exception to non-deductibility for certain qualified performance-based compensation and expanded the scope of “covered employees” whose compensation may be subject to this deduction limit to include the Company’s Chief Financial Officer and former covered employees of the Company for tax years beginning after December 31, 2016. As a result, the Company may be denied a compensation deduction in certain circumstances with respect to any of its current or future covered employees whose aggregate compensation exceeds $1 million in any fiscal year. In addition, the long-term incentive compensation awarded to the named executive officers is based on a fixed value at grant, and therefore, is not expected to be subject to variable accounting treatment under Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 718. We view preserving tax deductibility as an important objective, but not the sole objective, in establishing executive compensation. Although we generally consider the impact of Code Section 162(m) deductibility limitations, in specific instances we have, and in the future we may, authorize compensation arrangements that are not fully tax deductible but which promote other important objectives.

Risk Assessment of Compensation Policies and Practices

As part of its responsibilities, the compensation committee reviews the impact of our executive compensation program and the associated incentives to determine whether they present a significant risk to us. The compensation committee has concluded, based on its reviews and analysis of our compensation policies and procedures, that such policies and procedures are not reasonably likely to have a material adverse effect on us. In making this determination, our compensation committee considered the following:

•	our use of different types of compensation vehicles provides a balance of long- and short-term incentives with fixed and variable components;
•	our grant of equity-based awards with time-based vesting and performance-based vesting, both of which encourage our named executive officers to look to long-term appreciation in equity values;
•	our annual bonus determinations for each employee are dependent on achievement of company goals, which we believe promote long-term value;
•	the compensation committee’s ability to exercise discretion in determining incentive program payouts and equity awards;
•	share ownership and holding guidelines applicable to our directors and executive officers; and
•	Prohibition on hedging or pledging of Company stock.

Compensation Committee Report

The information contained in this report will not be deemed to be “soliciting material,” or to be “filed” with the SEC, or subject to the liabilities of Section 18 of the Exchange Act, nor will such information be incorporated by reference into any future filing under the Securities Act or the Exchange Act, except to the extent that we specifically incorporate it by reference in such filing.

The compensation committee has reviewed and discussed with management the section captioned “Compensation Discussion and Analysis”. Based on our review and discussion, the compensation committee has recommended to the Board, and the Board has approved, that the section captioned “Compensation Discussion and Analysis” be included in the Annual Report on Form 10-K for the year ended December 31, 2018 and this proxy statement for our 2019 Annual Meeting of stockholders.

COMPENSATION COMMITTEE

Claude Nicaise, M.D. (Chairman)

Richard Barry

Mary Ann Gray, Ph.D.

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Compensation Tables

Summary Compensation Table

The table below summarizes the total compensation paid to or earned by each of the named executive officers for 2018, 2017 and 2016, as applicable.

Name and Principal Position	Year	Salary (1)	Stock Awards (2)	Option Awards (2)	Non-Equity Incentive Plan Compensation (3)	All Other Compensation (4)	Total
Douglas Ingram	2018	$650,000	—	—	$778,050	$5,822	$1,433,872
President and Chief Executive Officer	2017	$337,500	$11,607,750	$44,484,000	$420,875	$16,116	$56,866,241
	2016	—	—	—	—	—	—

Sandesh Mahatme	2018	$498,112	—	$3,360,191	$335,943	$24,838	$4,219,084
Executive Vice President,	2017	$459,252	$867,827	$601,433	$257,181	$14,440	$2,200,133
Chief Financial Officer and Chief Business Officer	2016	$459,252	$1,238,311	$894,458	$220,441	$24,438	$2,836,900

David Tyronne Howton, Jr.	2018	$438,185	—	$2,412,445	$265,628	$13,118	$3,129,375
Executive Vice President, General	2017	$407,176	$694,269	$481,146	$228,019	$12,918	$1,823,528
Counsel and Corporate Secretary	2016	$407,176	$996,553	$715,566	$195,445	$12,718	$2,327,458

Gilmore O'Neill, M.B., M.M.Sc.	2018	$310,962	1,154,760	$4,768,050	$213,354	$2,050	$6,449,176
Executive Vice President,	2017	—	—	—	—	—	—
Chief Scientific Officer	2016	—	—	—	—	—	—

Alexander Cumbo	2018	$428,231	—	$2,412,445	$261,545	$12,937	$3,115,158
Executive Vice President,	2017	$353,558	$636,416	$1,103,231	$212,800	$11,779	$2,317,784
Chief Commercial Officer	2016	$314,175	$846,551	$477,044	$152,400	$11,579	$1,801,749

(1)	For details regarding our named executive officers compensation agreements, see “Compensation Agreements for Named Executive Officers” below.
(2)

The amounts included in the “Stock Awards” and “Option Awards” columns reflect the aggregate grant date fair value of awards during each year calculated in accordance with FASB ASC Topic 718. Assumptions used in the calculation of this amount are included in Note 16 to the consolidated financial statements set forth in our Annual Report. For stock awards with performance conditions, if and when deemed probable that such performance milestones may be achieved within the required time frame, the Company may recognize up to $0.7 million of stock-based compensation. See the table below captioned “Grants of Plan Based Awards in 2018” for additional information on equity awards granted in 2018.

(3)

Non-Equity Incentive Plan Compensation includes awards earned under our annual incentive bonus plan. See the table below captioned “Grants of Plan Based Awards in 2018” and the “Compensation Discussion and Analysis” above for additional information.

(4)	The amounts disclosed under the column entitled “All Other Compensation” include the following for 2018:

Name	Matching Contributions to 401(k) Account	Long-term Disability Premiums	Other	Total
Douglas Ingram	—	$5,822	—	$5,822
Sandesh Mahatme	$11,000	$3,640	$10,198	$24,838
David Tyronne Howton, Jr.	$11,000	$2,118	—	$13,118
Gilmore O'Neill	—	$2,050	—	$2,050
Alexander Cumbo	$11,000	$1,937	—	$12,937

Grants of Plan Based Awards in 2018

		Estimated Future Payouts Under Non- Equity Incentive Plan Awards		Estimated Future Payouts Under Equity Incentive Plan Awards
Name	Grant Date	Target(1)	Maximum(1)	Target	Maximum	All Other Stock Awards: Number of Shares of Stock/Units	All Other Option Awards: Number of Securities Underlying Options	Exercise or Base Price of Option Awards(2)	Grant Date Fair Value of Stock and Option Awards(3)
Douglas Ingram	—	—	—	—	—	—	—	—	—
President and		$585,000	$877,500
Chief Executive Officer

Sandesh Mahatme	3/5/2018	—	—	—	—	—	97,500	$71.45	$3,360,191
Executive Vice President,		$252,589	$378,883	—	—	—	—	—	—
Chief Financial Officer
and Chief Business Officer

David Tyronne Howton, Jr.	3/5/2018	—	—	—	—	—	70,000	$71.45	$2,412,445
Executive Vice President,		$199,720	$299,580	—	—	—	—	—	—
General Counsel and
Corporate Secretary

Gilmore O'Neill, M.B., M.M.Sc.	6/7/2018	—	—	—	—	—	100,000	$96.23	$4,768,050
Executive Vice President,		—	—	—	—	12,000	—	$96.23	$1,154,760
Chief Medical Officer		$275,000	$412,500	—	—	—	—	—	—

Alexander Cumbo	3/5/2018	—	—	—	—	—	70,000	$71.45	$2,412,445
Executive Vice President,		$196,650	$294,975	—	—	—	—	—	—
Chief Commercial Officer

(1)

Amounts represent the annual incentive bonus target and maximum payment amounts for each named executive officer. The actual amounts paid to each of the named executive officers for 2018 are set forth in the Summary Compensation Table above.

(2)	This column denotes the exercise price for the 2018 options or grant date fair value for the 2018 RSUs.
(3)

These amounts represent the grant date fair value of option awards and RSUs granted in 2018 determined in accordance with FASB ASC Topic 718. These amounts do not represent the actual amounts paid to or realized by the named executive officer for these awards during 2018. For a more detailed description of the assumptions used for purposes of determining grant date fair value see Note 16 to the consolidated financial statements set forth in our Annual Report.

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Outstanding Equity Awards at 2018 Year End

The following table provides information with respect to outstanding equity awards held by each of our named executive officers on December 31, 2018, based on the closing price of $109.13 per share of our common stock on December 31, 2018:

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Stock Options Exercisable	Number of Securities Underlying Unexercised Stock Options Unexercisable		Options Exercise Price	Option Expiration Date	Number of Shares/Units of Stock That Have Not Vested		Market Value of Shares/Units of Stock That Have Not Vested	Euity Incentive Plan Awards: Number of Unearned Shares/Units or Other Rights That Have Not Vested		Equity Incentive Plan Awards: Market or payout Value of Unearned Shares, Units or Other Rights That Haven Not Vested
Douglas Ingram	—	3,300,000	(1)	$34.65	6/26/2027	209,375	(2)	$22,849,094	—		—
President and
Chief Executive Officer

Sandesh Mahatme	127,777	—		$23.85	11/5/2022	—		—	—		—
Executive Vice President,	100,000	—		$23.85	11/5/2022	—		—	—		—
Chief Financial Officer and	67,500	—		$34.92	6/4/2023	—		—	—		—
Chief Business Officer	54,000	—		$34.92	6/4/2023	—		—	—		—
	72,500	—		$29.03	2/28/2024	—		—	—		—
	18,746	5,250	(3)	$13.90	2/27/2025	—		—	—		—
	5,469	10,938	(4)	$13.71	2/28/2026	—		—	—		—
	2,633	5,787	(5)	$13.71	2/28/2026	—		—	—		—
	16,406	21,094	(6)	$32.63	3/10/2027	—		—	6,649	(8)	$725,605
	—	97,500	(7)	$71.45	3/5/2028	—		—	—		—

David Tyronne Howton, Jr.,	146,250	—		$23.85	11/5/2022	—		—	—		—
Executive Vice President,	45,000	—		$34.92	6/4/2023	—		—	—		—
General Counsel and	36,000	—		$34.92	6/4/2023	—		—	—		—
Corporate Secretary	55,000	—		$29.03	2/28/2024	—		—	—		—
	29,165	3,584	(3)	$13.90	2/27/2025	—		—	—		—
	6,250	8,750	(4)	$13.71	2/28/2026	—		—	—		—
	3,125	4,376	(5)	$13.71	2/28/2026	—		—	—		—
	13,125	16,875	(6)	$32.63	3/10/2027	—		—	5,319	(8)	$580,462
	—	70,000	(7)	$71.45	3/5/2028	—		—	—		—

Gilmore O'Neill, M.B., M.M.Sc.	—	100,000	(9)	$96.23	6/7/2028	12,000	(10)	1,309,560	—		—
Executive Vice President,
Chief Medical Officer

Alexander Cumbo	63,630	—		$26.24	1/2/2023	—		—	—		—
Executive Vice President,	18,000	—		$34.92	6/4/2023	—		—	—		—
Chief Commercial Officer	14,400	—		$34.92	6/4/2023	—		—	—		—
	21,500	—		$29.03	2/29/2024	—		—	—		—
	6,417	834	(3)	$13.90	2/28/2025	—		—	—		—
	4,168	5,834	(4)	$13.71	2/28/2026	—		—	—		—
	2,811	2,524	(5)	$13.71	2/28/2026	—		—	—		—
	12,031	15,469	(6)	$32.63	3/10/2027	—		—	4,876	(8)	$532,118
	15,833	24,167	(11)	$34.64	5/19/2027	—		—	—		—
	—	70,000	(7)	$71.45	3/5/2028	—		—	—		—

(1)	This stock option fully vests on June 26, 2022, subject to service and market conditions.

(2)

25% of the Restricted Stock vested on the one-year anniversary of the Effective Date (June 26, 2017); 12.5% of the Restricted Stock vested in six equal installments on each monthly anniversary of the Effective Date after the one-year anniversary of the Effective Date and ending on December 31, 2018; 25% of the Restricted Stock vests on December 31, 2019; 25% of the Restricted Stock vests on December 31, 2020; and 12.5% of the Restricted Stock vests on June 26, 2021, in each case, subject to continued service through each such applicable vesting date.

(3)

This stock option fully vested on February 27, 2019, and vests at a rate of 25% of the shares of our common stock underlying the option on February 27, 2016 and 1/48th of the shares of our common stock underlying the option on each monthly anniversary thereafter, subject to each such holder continuing to provide services to the Company through each such vesting date.

(4)

This stock option fully vests on February 29, 2020, and vests at a rate of 25% of the shares of our common stock underlying the option on February 28, 2017 and 1/48th of the shares of our common stock underlying the option on each monthly anniversary thereafter, subject to each such holder continuing to provide services to the Company through each such vesting date.

(5)

This performance-based stock option fully vests on February 29, 2020. 50% of the 2016 performance-based options became immediately vested following the approval of EXONDYS 51 by the FDA and the submission of the MAA to the EMA for eteplirsen. Both performance conditions were met in 2016. The remaining 50% of the 2016 performance-based options vests over four years with 25% vesting on February 28, 2017 and 1/48th of these remaining options vesting monthly thereafter, subject to each holder continuing to provide services to the Company through each such vesting date.

(6)

This stock option fully vests on March 10, 2021, and vests at a rate of 25% of the shares of our common stock underlying the option on March 10, 2018 and 1/48th of the shares of our common stock underlying the option on each monthly anniversary thereafter, subject to each such holder continuing to provide services to the Company through each such vesting date.

(7)

This stock option fully vests on March 5, 2022, and vests at a rate of 25% of the shares of our common stock underlying the option on March 5, 2019 and 1/48th of the shares of our common stock underlying the option on each monthly anniversary thereafter, subject to each such holder continuing to provide services to the Company through each such vesting date.

(8)

This performance-based RSUs fully vested as of March 31, 2019 as the performance milestone of (1) the achievement of quarterly net revenues over $25 million, (2) the launch of the Company's early access programs in at least three countries, and (3) the initiation of a Phase 2 clinical trial for the Company's PPMO platform were achieved within the required time frame.

(9)

This stock option fully vests on June 7, 2022, and vests at a rate of 25% of the shares of our common stock underlying the option on June 7, 2019 and 1/48th of the shares of our common stock underlying the option on each monthly anniversary thereafter, subject to each such holder continuing to provide services to the Company through each such vesting date.

(10)	This RSU fully vests on June 7, 2019, subject to each such holder continuing to provide services to the Company through each such vesting date.
(11)

This stock option fully vests on May 19, 2021, and vests at a rate of 25% of the shares of our common stock underlying the option on May 19, 2018 and 1/48th of the shares of our common stock underlying the option on each monthly anniversary thereafter, subject to each such holder continuing to provide services to the Company through each such vesting date.

The following table provides information relating to stock option exercises and the vesting of restricted stock awards for our named executive officers during 2018:

2018 Option Exercises and Stock Vested for Named Executive Officers

	Restricted Stock Awards		Restricted Stock Units		Stock Options
Name	Number of Securities Acquired on Vesting (1)	Value Realized on Vesting	Number of Securities Acquired on Vesting (1)	Value Realized on Vesting	Number of Options Exercised (2)	Value Realized on Exercising
Douglas Ingram	125,625	$16,736,996	—	—	—	—
President and
Chief Executive Officer

Sandesh Mahatme	19,125	$2,314,508	6,649	$593,224	91,900	$10,232,975
Executive Vice President,
Chief Financial Officer and Chief Business Officer

Alexander Cumbo	13,500	$1,633,770	4,876	$435,037	36,282	$4,324,988
Executive Vice President,
Chief Commercial Officer

David Tyronne Howton, Jr.	15,300	$1,851,606	5,319	$474,561	52,500	$6,277,937
Executive Vice President,
General Counsel and Corporate Secretary

(1)	Represents the shares of our common stock acquired upon the vesting of restricted stock during 2018.
(2)	Represents the shares of our common stock underlying options exercised during 2018.

2018 Pension Benefits

None of our named executive officers are entitled to pension benefits or other payments of benefits pursuant to any plan following retirement.

2018 Nonqualified Deferred Compensation

None of our named executive officers are entitled to benefits under any nonqualified defined contribution or nonqualified deferred compensation plans.

Potential Payments upon Termination or a Change in Control

The first table below reflects the amount of compensation payable to our President and Chief Executive Officer in the event of termination of his employment during the 90 days before and 24 months following a change in control or outside of such period.

The second table below reflects the amount of compensation payable to each of our named executive officers, other than our President and Chief Executive Officer, in the event of termination of such executive’s employment within 12 months following (and, solely for Mr. O’Neill, during the 6 months prior to) a change in control or outside of such period. The amounts shown assume that such termination took place on December 31, 2018 based on the agreements in effect on that date, and thus includes amounts earned through such time and are estimates of the amounts which would be paid out to the named executive officers upon the occurrence of the relevant triggering event. The table below reflects the agreements with our named executive officers in place as of December 31, 2018.

President and Chief Executive Officer

The amount of compensation payable to the President and Chief Executive Officer: (i) upon termination without cause or resignation for good reason before or after the 90-day period preceding and the 24-month period following a change in control, and (ii) upon qualifying termination of employment not in connection with a qualifying termination of employment following change in control, is shown below. The table below reflects the agreements with our President and Chief Executive Officer in place as of December 31, 2018.

Name	Benefit	Qualifying Termination of Employment Not in Connection with Change in Control	Qualifying Termination of Employment in Connection with Change in Control (1)
Douglas Ingram	Cash Severance	$1,560,000	$2,470,000
President and Chief Executive Officer	Accelerated Vesting of Equity Awards (2) (3)	$82,874,838	$268,633,094
	COBRA Continuation	$38,946	$38,946
	Outplacement	$20,000	—
	Total	$84,493,784	$271,142,040
(1)

Under the June 26, 2017 Change in Control Agreement with Mr. Ingram, as amended effective as of June 26, 2018, if Mr. Ingram experiences a termination by the Company without “cause” or by him for “good reason” (each, as defined in his employment agreement) during the 90-day period preceding or the 24-month period following a change in control, then in addition to payment of any accrued but unpaid salary, any earned but unpaid annual bonus, reimbursement of business expenses, unused vacation time and similar benefits, Mr. Ingram will receive the following, subject to his execution and non-revocation of a release of claims:

(i)	a cash lump sum payment equal to 24 months of his base salary at the rate in effect immediately prior to his termination of employment;
(ii)	a cash lump sum payment equal to 200% of his annual target bonus assuming achievement of performance goals at 100%;
(iii)	accelerated vesting on 100% of his outstanding and unvested equity awards other than his performance based option award;
(iv)

accelerated vesting on his outstanding performance based option award, except that (1) the Company’s stock price for purposes of calculating Company CAGR will be deemed to be the greater of the sale price of the Company’s common stock in connection with the change in control and the price of the Company’s common stock on the date of the Mr. Ingram’s termination, and (2) vesting will not be prorated to reflect the period in which Mr. Ingram was employed by the Company; and

(v)	COBRA coverage at applicable active employee rates.
(2)

Pursuant to the terms of each of our 2011 Plan, 2014 Plan and 2018 Plan, where a successor corporation does not assume or grant substitute awards for our outstanding equity awards, all awards granted will immediately become exercisable or will vest without any further action or passage of time.

(3)

The stated dollar amounts in this row reflect the spread value of all unvested equity awards held by the President and Chief Executive Officer, assuming a stock price of $109.13 per share, the closing price of our common stock on the NASDAQ Global Market on December 31, 2018, the last trading day of our 2018 fiscal year.

Other Named Executive Officers

The table below reflects the amount of compensation payable to each of our named executive officers, other than our President and Chief Executive Officer, in the event of termination of such executive’s employment during the 12-month period following (and solely with respect to Mr. O’Neill, during the 6-month period prior to) a change in control or outside of such period. The amount of compensation payable to each named executive officer: (i) upon termination without cause or resignation for good reason upon or within 12 months following (and solely with respect to Mr. O’Neill, within 6 months prior to) a change in control, and (ii) upon termination without cause not in connection with a change in control, is shown below. The table below reflects the agreements with our named executive officers (other than our President and Chief Executive Officer) in place as of December 31, 2018.

Name	Benefit	Qualifying Termination of Employment Not in Connection with Change in Control	Qualifying Termination of Employment in Connection with Change in Control (1)
Sandesh Mahatme,	Cash Severance	$757,766	$1,010,354
Executive Vice President,	Accelerated Vesting of Equity Awards (2) (3)	$4,166,904	$8,630,704
Chief Financial Officer and Chief Business Officer	COBRA Continuation	$25,964	$38,946
	Total	$4,950,634	$9,680,004
David Tyronne Howton, Jr.,	Cash Severance	$643,542	$865,453
Executive Vice President, General Counsel and	Accelerated Vesting of Equity Awards (2) (3)	$3,056,016	$6,520,209
Corporate Secretary	COBRA Continuation	$25,964	$38,946
	Total	$3,725,522	$7,424,609
Gilmore O'Neill, M.B., M.M.Sc.	Cash Severance	$825,000	$1,100,000
Executive Vice President,	Accelerated Vesting of Equity Awards (2) (3)	$1,309,560	$2,599,560
Chief Medical Officer	COBRA Continuation	$23,904	$38,946
	Outplacement	$20,000	—
	Total	$2,178,464	$3,738,506
Alexander Cumbo	Cash Severance	$633,650	$852,150
Executive Vice President,	Accelerated Vesting of Equity Awards (2) (3)	$3,259,717	$7,398,552
Chief Commercial Officer	COBRA Continuation	$25,964	$38,946
	Total	$3,919,331	$8,289,648
(1)

Upon termination of the named executive officer’s employment by us without “cause” or due to a “constructive termination” (each, as defined in the Severance Agreements described below) either upon or within 12 months following (and solely with respect to Mr. O’Neill, within 6 months prior to) a change in control, the named executive officer is entitled to:

(i)	an amount equal to 18 months of his or her base salary at the rate in effect immediately prior to such termination payable in a cash lump sum;
(ii)	an amount equal to 100% of his annual target bonus assuming achievement of performance goals at 100% payable in a cash lump sum;
(iii)	accelerated vesting on all outstanding and unvested equity awards; and
(iv)

if the named executive officer elects to receive continued healthcare coverage pursuant to COBRA, payment or reimbursement for the executive and his or her eligible dependents for up to 18 months following the date of termination. The receipt of the benefits described herein is contingent upon the named executive officer signing a release of claims in a form we provide.

(2)

Pursuant to the terms of each of our 2002 Plan and the 2011 Plan, where a successor corporation does not   assume or grant substitute awards for our outstanding equity awards, all awards granted will immediately become exercisable or will vest without any further action or passage of time.

(3)

The stated dollar amounts in this row reflect the spread value of all unvested equity awards held by each named executive officer, assuming a stock price of $109.13 per share, the closing price of our common stock on the NASDAQ Global Market on December 31, 2018, the last trading day of our 2018 fiscal year.

III.Compensation Agreements for Named Executive Officers

Douglas S. Ingram — President and Chief Executive Offıcer

On June 26, 2017, the Board appointed Douglas S. Ingram as President and Chief Executive Officer and to serve as a member of the Board. In connection with his appointment as President and Chief Executive Officer, we entered into an employment agreement with Mr. Ingram effective June 26, 2017 (the “Effective Date”).

The employment agreement has an initial term of three years commencing on the Effective Date (the “Initial Term”). After the expiration of the Initial Term, the employment agreement automatically renews on an annual basis until either party provides 60 days’ notice of intent not to renew. Mr. Ingram is entitled to a base annual salary of $650,000. He is also eligible to receive a target annual bonus of 90% of his annual base salary, upon achievement of performance objectives to be determined by the Board or its compensation committee. In addition, Mr. Ingram is eligible to participate in the Company’s employee benefit plans, policies, and arrangements applicable to other executive officers generally.

As an inducement material to his entering into the employment agreement, we granted Mr. Ingram two inducement equity awards on the Effective Date:

(1) A Performance-based Option Award

Mr. Ingram received an inducement award under the 2014 Plan in the form of an option to purchase 3,300,000 shares of the Company’s common stock with an exercise price per share of $34.65, which is equal to the closing price of the Company’s common stock on June 26, 2017 (the “Performance Option Award”). Subject to his continued service through the vesting date, a percentage of Mr. Ingram’s Performance Option Award will vest on the fifth anniversary of the Effective Date, (such percentage, the “Five-Year Vesting Percentage”) based on the extent to which the CAGR of the Company’s stock closing price from the Effective Date through the fifth anniversary of the Effective Date (the “Five-Year Company CAGR”) exceeds the CAGR of the NASDAQ Biotech Index (symbol NBI) (or successor index) during the same period (the “Five-Year Biotech Index CAGR”). Except as described below in the section captioned “Post-Employment Benefits and Change in Control Arrangements for the Company’s Named Executive Officers” concerning termination under certain circumstances, Mr. Ingram’s Performance Option Award will not vest before the fifth anniversary of the Effective Date. No portion of the Performance Option Award will vest if the Five-Year Company CAGR is less than 15% or if the Five-Year Company CAGR does not exceed (or, in certain limited cases, meet) the Five-Year Biotech Index CAGR. If the Five-Year Company CAGR exceeds the Five-Year Vesting Percentage, the Performance Option Award will vest in varying increments based on the Company CAGR levels of 15%, 20%, 25%, 30%, 35%, and 40% or more. The vesting percentages decrease as the spread between the Company CAGR and the Biotech Index CAGR decrease. Based on this formula, the percentage of the Performance Option Award vesting can be anywhere in the range of 0% to 100%, depending on the Company’s stock price CAGR and the Company’s outperformance relative to other biotech companies during a 5-year period.

(2) A Time-based Restricted Stock Award.

Mr. Ingram also received an inducement award under the 2014 Plan in the form of 335,000 shares of restricted common stock of the Company (the “Restricted Stock Award”). Pursuant to the employment agreement, subject to Mr. Ingram’s continued service through each applicable vesting date, 25% of the Restricted Stock Award vests on the one-year anniversary of the Effective Date, and 1/36th of the remaining unvested award vests on each monthly anniversary of the Effective Date thereafter, ending on the fourth anniversary of the Effective Date. These vesting terms were amended effective January 1, 2019. The amended vesting schedule provides that 25% of the Restricted Stock vests on the one-year anniversary of the Effective Date; 12.5% of the Restricted Stock vests in six equal installments on each monthly anniversary of the Effective Date after the one-year anniversary of the Effective Date and ending on December 31, 2018; 25% of the Restricted Stock vests on December 31, 2019; 25% of the Restricted Stock vests on December 31, 2020; and 12.5% of the Restricted Stock vests on June 26, 2021.

The Restricted Stock Award and the Performance Option Award are both subject to clawback under circumstances set forth in the employment agreement. The Board does not anticipate granting Mr. Ingram additional annual equity incentive awards in the first five years of his employment.

The employment agreement specifies that if Mr. Ingram’s employment is terminated as a result of death or disability, he will be entitled to payment of any accrued but unpaid salary, any earned but unpaid annual bonus, reimbursement of business expenses, unused vacation time, and similar benefits (his “Accrued Benefits”).

If Mr. Ingram’s employment is terminated as a result of non-renewal of the employment agreement, he will be entitled to payment of his Accrued Benefits and, subject to his execution and non-revocation of a release of claims, a pro rata portion of the outstanding Performance Option Award based on his service and the Company CAGR and Biotech Index CAGR, in each case, through his date of termination and a minimum one-year post-termination exercise period on his outstanding options (but not beyond the original expiration date).

If Mr. Ingram’s employment is terminated by the Company without cause or for good reason (each as defined in the employment agreement), he will be entitled to payment of his Accrued Benefits and, subject to his execution and non-revocation of a release of claims, a pro rata portion of any annual bonus for the year in which his employment terminates (subject to the actual achievement of performance goals), continued payments of 18 months of his base salary and one times target bonus payable for 18 months from the date of termination, COBRA coverage at applicable active employee rates for 18 months, accelerated vesting of 25% vesting of his unvested Restricted Stock Award, a pro rata portion of the outstanding Performance Option Award based on his service and the Company CAGR and Biotech Index CAGR, in each case, through his date of termination, and a minimum one-year post-termination exercise period on his outstanding options (but not beyond the original expiration date).

Mr. Ingram’s employment agreement defines “cause” to mean, with respect to Mr. Ingram, (i) the substantial and repeated failure to perform in good faith his duties or follow the reasonable and legal written direction of the Board; (ii) his willful material misconduct with respect to any material aspect of the business of the Company; (iii) his conviction of or pleading of guilty or nolo contendere to, a felony or any crime involving moral turpitude; (iv) his performance of any material act of theft, fraud or malfeasance in connection with the performance of duties; or (v) his material breach of the employment agreement or material violation of the Company’s code of conduct or other written material policy.

“Good Reason” is defined in Mr. Ingram’s employment agreement to mean (i) material diminution in his base salary or target bonus; (ii) material diminution in his title, authority, duties or responsibilities; (iii) relocation of his work location by more than 50 miles; or (iv) the Company’s material breach of his employment agreement or any equity award agreement.

The employment agreement requires Mr. Ingram not to compete, either directly or indirectly, with the Company during his employment and until eighteen months following his date of termination of employment with the Company. The employment agreement also requires Mr. Ingram not to solicit the Company’s employees to leave their employment with the Company during, and for eighteen months following, the term of his employment. In addition, Mr. Ingram entered into the Company’s form of Confidential Proprietary Rights and Non-Disclosure Agreement.

Also on June 26, 2017, we entered into a Change in Control Agreement with Mr. Ingram (“CIC Severance Agreement”). The CIC Severance Agreement provides that if Mr. Ingram experiences a termination by the Company without cause or by him for good reason during the 90-day period preceding or the 24-month period following a change in control, then in addition to his Accrued Benefits, we will provide Mr. Ingram with the following, subject to his execution and non-revocation of a release of claims:

•	a cash lump sum payment equal to 24 months of his base salary at the rate in effect immediately prior to his termination of employment;
•	a cash lump sum payment equal to 200% of his annual target bonus assuming achievement of performance goals at 100%;
•	accelerated vesting on 100% of his outstanding and unvested equity awards other than his Performance Option Award;

•

pro rata accelerated vesting on his outstanding Performance Option Award as described above, except that (1) the Company’s stock price for purposes of calculating Company CAGR will be deemed to be the greater of the sale price of the Company’s common stock in connection with the change in control and the price of the Company’s common stock on the date of the executive’s termination, and (2) vesting will be calculated assuming that Mr. Ingram performed services for the greater of 30 months or the actual number of full months that he provided services; and

•	COBRA coverage at applicable active employee rates.

On June 26, 2018, we entered into a letter agreement with Mr. Ingram amending the employment agreement and the CIC Severance Agreement.  The letter agreement amends the CIC Severance Agreement to provide that, if Mr. Ingram experiences a termination by the Company without “cause” or by him for “good reason” during the 90-day period preceding or the 24-month period following a “change in control” (as those terms are defined in the CIC Severance Agreement), all of his performance option award previously granted on June 26, 2017 will vest to the extent earned, as determined in accordance with the CIC Severance Agreement, and will not be prorated to reflect the period in which Mr. Ingram was employed by the Company. The compensation committee approved such modification to Mr. Ingram’s employment agreement to provide for additional vesting in the event of a change in control to (1) further align Mr. Ingram’s interests with those of stockholders by eliminating financial disincentives against a change in control at any time prior to the end of his five-year employment term, and (2) ensure appropriate compensation for Mr. Ingram if at the time of a change in control he was successful in meeting the performance criteria in a shorter timeframe than the five-year vesting period of the Performance Option Award.

Additionally, in exchange for eliminating the proration as mentioned above, the letter agreement amends the noncompetition covenant set forth in Mr. Ingram’s employment agreement to extend its term until the later of (1) eighteen (18) months following the termination of Mr. Ingram’s employment and (2) June 26, 2023, to add Limb-girdle muscular dystrophies and to be more precise about what activities are “engaged in” or “planned”.  Except as amended by the letter agreement, the CIC Severance Agreement and the employment agreement remain in effect in accordance with their terms.

Sandesh Mahatme — Executive Vice President, Chief Financial Offıcer and Chief Business Officer

On November 5, 2012, we hired Sandesh Mahatme as our Senior Vice President, Chief Financial Officer. In connection with his appointment, we and Mr. Mahatme entered into an offer letter dated October 29, 2012 providing for Mr. Mahatme’s at-will employment. Under the terms of his offer letter, Mr. Mahatme was entitled to an initial annual base salary of $425,000, which amount is subject to review and adjustment based upon our performance review practices. Mr. Mahatme is also eligible for a target annual bonus of up to 40% of his annual base salary based upon Mr. Mahatme’s achievement of Company and individual performance objectives as determined by our Chief Executive Officer and the compensation committee. Mr. Mahatme is eligible to receive a maximum potential annual bonus of 150% of his target bonus.

Mr. Mahatme’s salary, bonus and other compensation is reviewed and updated by our compensation committee on an annual basis. For the details of his 2018 salary, bonus and other compensation, see the disclosure provided above under “2018 Named Executive Officer Compensation.”

David Tyronne Howton, Jr. — Executive Vice President, General Counsel and Corporate Secretary

David Tyronne Howton, Jr. was hired as our Senior Vice President, General Counsel on an at-will employment basis pursuant to an offer letter dated October 23, 2012. Under the terms of his offer letter, Mr. Howton was entitled to an initial annual base salary of $375,000 and eligible for an initial target annual bonus of 35% of his annual base salary based upon Mr. Howton’s achievement of Company and individual performance objectives as determined by our Chief Executive Officer and the compensation committee. Mr. Howton is eligible to receive a maximum potential annual bonus of 150% of his target bonus.

Mr. Howton’s salary, bonus and other compensation is reviewed and updated by our compensation committee on an annual basis. For the details of his 2018 salary, bonus and other compensation, see the disclosure provided above under “2018 Named Executive Officer Compensation.”

Alexander “Bo” Cumbo — Executive Vice President and Chief Commercial Officer

Alexander “Bo” Cumbo was hired as our Vice President, Business Development on an at-will employment basis pursuant to an offer letter dated December 3, 2012. Under the terms of his offer letter, Mr. Cumbo was entitled to an initial annual base salary of $275,000 and eligible for an initial target annual bonus of 30% of his annual base salary based upon Mr. Cumbo’s achievement of Company and individual performance objectives as determined by our Chief Executive Officer and the compensation committee.

Mr. Cumbo’s salary, bonus and other compensation is reviewed and updated by our compensation committee on an annual basis. For the details of his 2018 salary, bonus and other compensation, see the disclosure provided above under “2018 Named Executive Officer Compensation.”

Dr. Gilmore O’Neill — Executive Vice President, R&D and Chief Medical Offıcer

On June 7, 2018, we hired Dr. Gilmore O’Neill as our Senior Vice President, Chief Medical Officer. In connection with his appointment, we and Dr. O’Neill entered into an employment agreement effective as of June 7, 2018 (“Effective Date”) providing for Dr. O’Neill’s at-will employment. Pursuant to his employment agreement, Dr. O’Neill was entitled to an initial annual base salary of $550,000. He is also eligible to receive a target annual bonus of 50% of his annual base salary, upon achievement of performance objectives to be determined by the Board or its compensation committee, provided that Dr. O’Neill’s annual bonus for 2018 will be no less than 50% of his annual base salary paid to him in 2018. Dr. O’Neill is also entitled to receive a cash sign-on bonus equal to $379,000, less any required withholdings, which bonus will be paid on the first payroll period following the earliest of (i) May 23, 2019, (ii) the date of Dr. O’Neill’s termination of employment by the Company without “cause” (as defined below) or by Dr. O’Neill for “good reason” (as defined below), or (iii) the date on which a Change in Control (as defined in Dr. O’Neill’s Severance Agreement) occurs. In addition, Dr. O’Neill is eligible to participate in the Company’s employee benefit plans, policies, and arrangements applicable to other executive officers generally.

As an inducement material to his entering into the employment agreement, Dr. O’Neill was granted two inducement equity awards on the Effective Date. Dr. O’Neill received an inducement award in the form of 12,000 RSUs. Each RSU entitles Dr. O’Neill to one share of Company common stock, subject to vesting. Pursuant to the employment agreement, 100% of the RSUs will vest on May 23, 2019, subject to Dr. O’Neill’s continued service until such date. Dr. O’Neill also received an inducement award in the form of an option to purchase 100,000 shares of the Company’s common stock with an exercise price per share of $96.23, which is equal to the closing price of the Company’s common stock on June 7, 2018 (the “Option Award”). Subject to his continued service through each applicable vesting date, 25% of the Option Award vests and becomes exercisable on the one-year anniversary of the Effective Date, and 1/36th of the remaining unvested Option Award vests and becomes exercisable on each monthly anniversary of the Effective Date thereafter, ending on the fourth anniversary of the Effective Date. The Option Award is subject to clawback under circumstances set forth in Dr. O’Neill’s employment agreement, and both the RSUs and the Option Award are subject to clawback under the Company’s clawback policy.

The employment agreement specifies that if Dr. O’Neill’s employment is terminated as a result of death or disability, he will be entitled to payment of any accrued but unpaid salary, any earned but unpaid annual bonus, reimbursement of business expenses, unused vacation time, any unpaid portion of the sign-on cash bonus, and similar benefits (his “Accrued Benefits”).

If Dr. O’Neill’s employment is terminated by the Company without cause or by Dr. O’Neill for good reason (each as defined in the employment agreement), he will be entitled to payment of his Accrued Benefits and, subject to his execution and non-revocation of a release of claims, continued payments of 12 months of his base salary and one times target bonus payable for 12 months from the date of termination, COBRA coverage at applicable active employee rates for 12 months, accelerated vesting of 100% vesting of his unvested RSUs, outplacement services not to exceed $20,000. In the event that Dr. O’Neill’s employment is terminated by the Company without cause, by Dr. O’Neill for good reason, or as a result of Dr. O’Neill’s death or disability, he will have a minimum one-year post-termination exercise period on his outstanding equity awards (but not beyond the original expiration date).

Dr. O’Neill’s employment agreement defines “cause” to mean, with respect to Dr. O’Neill, (i) the substantial and repeated failure to perform in good faith his duties or follow the reasonable and legal written direction of the Company’s CEO or the Board; (ii) his willful material misconduct with respect to any material aspect of the business of the Company; (iii) his conviction of or pleading of guilty or nolo contendere to, a felony or any crime involving moral turpitude; (iv) his performance of any material act of theft or fraud in connection with the performance of duties; or (v) his material breach of the employment agreement, Severance Agreement, any restrictive covenant agreement signed by him and the Company, or material violation of the Company’s code of conduct or other written material policy.

“Good Reason” is defined in Dr. O’Neill’s employment agreement to mean (i) material diminution in his base salary or target bonus (other than a decrease of salary for all senior level executives, not to exceed 10%); (ii) material diminution in his title, authority, duties or responsibilities; (iii) Dr. O’Neill reporting to someone other than the Company’s CEO; (iv) relocation of his work location by more than 30 miles; or (v) the Company’s material breach of his employment agreement, any equity award agreement or Dr. O’Neill’s Severance Agreement.

The employment agreement requires Dr. O’Neill not to compete, either directly or indirectly, with the Company during his employment and until twelve months following his date of termination of employment with the Company. The employment agreement also requires Dr. O’Neill not to solicit the Company’s employees to leave their employment with the Company during, and for twelve months following, the term of his employment. Dr. O’Neill’s employment agreement also contains a mutual non-disparagement clause. In addition, Dr. O’Neill entered into the Company’s form of Confidential Proprietary Rights and Non-Disclosure Agreement.

Post-Employment Benefits and Change in Control Arrangements for the Company’s Named Executive Officers

Change in Control and Severance Agreements – Messrs. Mahatme, Howton, Cumbo and Dr. O’Neill

During 2018 we were a party to our standard Senior Vice President Change in Control and Severance Agreement (the “CIC Agreements”) with each of our named executive officers, except for Mr. Ingram, whose Change in Control and Severance Agreement is described above under “Compensation Agreements for Named Executive Officers – Douglas S. Ingram – President and Chief Executive Officer”.

Under the CIC Agreements, if the named executive officer experiences a “constructive termination” or termination by the Company other than for “cause” (as each term is defined below) during the 12-month period following, or, solely with respect to Dr. O’Neill, during the 6-month period immediately prior to, a “change in control” (as defined in the CIC Agreements), and if the named executive officer delivers to the Company a general release of claims that becomes effective and irrevocable within 60 days following such covered termination, then in addition to any accrued but unpaid salary, bonus, vacation and expense reimbursement payable in accordance with applicable law, the Company will provide the named executive officer with the following:

•

cash payment equal to 18 months of his or her base salary at the rate in effect immediately prior to executive’s termination of employment payable in a cash lump sum, less applicable withholdings, as soon as administratively practicable following the date the release is not subject to revocation and, in any event, within 60 days following the date of termination;

•

cash payment equal to 100% of his or her annual target bonus assuming achievement of performance goals at 100% payable in a cash lump sum, less applicable withholdings, as soon as administratively practicable following the date the release is not subject to revocation and, in any event, within 60 days following the date of termination;

•	accelerated vesting on 100% of his or her outstanding and unvested equity awards; and
•

if the executive elects to receive continued healthcare coverage pursuant to the provisions of COBRA, the Company shall directly pay, or reimburse the executive for, the premium for the executive and his or her covered dependents through the earlier of: (i) the eighteen month anniversary of the date of his or her termination of employment and (ii) the date the executive and his or her covered dependents, if any, become eligible for healthcare coverage under another employer’s plan(s). After the Company ceases to pay premiums pursuant to the preceding sentence, the executive may, if eligible, elect to continue healthcare coverage at his or her expense in accordance with the provisions of COBRA.

As defined in the CIC Agreements, “constructive termination” means the executive’s resignation from employment with the Company within 90 days after the occurrence of one or more of the following conditions without his or her consent: (i) a material diminution in his or her authority, duties, or responsibilities; (ii) a material diminution in his or her base salary, other than a diminution ratably applied to other senior executives of the Company; (iii) a material change in the geographic location at which the executive must perform his or her services (which shall in no event include a relocation of his or her office which results in an increased commuting distance from his or her home to the office of less than 30 miles); or (iv) any other action or inaction that constitutes a material breach of any written agreement or covenant between the executive and the Company by the Company; and which, in the case of any of the foregoing, continues uncured by the Company beyond 30 days after the executive has provided the Company written notice that he believes in good faith that such condition giving rise to such claim of Constructive Termination has occurred. Any such notice shall be provided to the Company within 30 days following the initial occurrence of the condition or event giving rise to Constructive Termination. As defined in the CIC Agreements, “Cause” means: (i) an act of dishonesty made by the executive in connection with his or her responsibilities as an employee; (ii) the executive’s conviction of, or plea of nolo contendere to, a felony or any crime involving fraud, embezzlement or any other act of moral turpitude; (iii) the executive’s gross misconduct; (iv) the executive’s unauthorized use or disclosure of any proprietary information or trade secrets of the Company or any other party to whom the executive owes an obligation of nondisclosure as a result of the executive’s relationship with the Company; (v) the executive’s willful breach of any obligations under any written agreement or covenant with the Company; or (vi) the executive’s continued failure to perform his or her employment duties after the executive has received a written demand of performance from the Company that specifically sets forth the factual basis for the Company’s belief that the executive has not substantially performed his or her duties and has failed to cure such non-performance to the Company’s satisfaction within 10 business days after receiving such notice.

If the severance and other benefits provided in the CIC Agreements, or otherwise payable to a named executive officer, would be subject to the golden parachute excise tax, then, such named executive officer’s severance and/or other benefits will either be delivered in full, or delivered as to such lesser extent which would result in no portion of the severance and/or other benefits being subject to such excise tax, whichever result is better for the named executive officer on an after-tax basis.

Effective as of March 5, 2019, we entered into a revised form of Change in Control and Severance Agreements (the “2019 CIC Agreements”) with each of Messrs. Mahatme, Howton, and Cumbo (the “Participants”), which replaced and superseded the terms and conditions of the CIC Agreements with the Participants effective as of such date. The terms and conditions of the 2019 CIC Agreements are substantially the same as the terms and conditions of the CIC Agreements, except that the 2019 CIC Agreements (i) have a different definition of “Cause” (described below), (ii) contain provisions prohibiting solicitation of the Company’s customers during the Participant’s employment with the Company and for one year thereafter, and (iii) contain mutual non-disparagement provisions.

As defined in the 2019 CIC Agreements, “Cause” means: (i) any material act of theft or fraud made by the Participant in connection with his or her responsibilities as an employee; (ii) the Participant’s conviction of, or plea of nolo contendere to, a felony or any crime involving fraud, embezzlement or any other act of moral turpitude; (iii) the Participant’s willful material misconduct with respect to any material aspect of the business of the Company; (iv) the Participant’s unauthorized use or disclosure of any proprietary information or trade secrets of the Company or any other party to whom the Participant owes an obligation of nondisclosure as a result of the Participant’s relationship with the Company; (v) the Participant’s willful breach of any obligations under any written agreement or covenant with the Company; or (vi) the Participant’s failure to perform his or her employment duties after the Participant has received a written notice from the Company that specifically sets forth the factual basis for the Company’s belief that the Participant has not substantially performed his or her duties and has failed to cure such non-performance to the Company’s satisfaction within 10 business days after receiving such notice.

Severance Letters – Messrs. Mahatme, Howton and Cumbo

On April 27, 2017, we became a party to a letter agreement with each of Messrs. Mahatme, Cumbo and Howton (the “Severance Letters”).  Under the Severance Letters, if, during the “Termination Period,” the named executive officer is terminated without “Cause” or resigns for “Good Reason” (as each term is defined below) on or following the Company’s hiring of a new Chief Executive Officer who is not currently employed by the Company (or in connection with, or otherwise relating to such hire), then in addition to any accrued benefits (as set forth in the Severance Letters), the Company will provide the named executive officer with the following, subject to his or her execution, delivery, and non-revocation of a release of claims in favor of the Company and its affiliates:

Severance equal to (i) in the case of such termination between August 1, 2017 and May 31, 2018, 1.5 times the sum of the named executive officer’s annual base salary and his or her target bonus for the year of termination, paid in equal installments over the eighteen-month period following his or her date of termination with respect to the salary component and paid in a lump sum with respect to the bonus component; or (ii) in the case of such termination between June 1, 2018 and January 31, 2019, 1.0 times the sum of the named executive officer’s annual base salary and his or her target bonus for the year of termination, paid in equal installments over a twelve-month period following his or her date of termination with respect to the salary component and paid in a lump sum with respect to the bonus component (such eighteen-month or twelve month period, the “severance period”).

A monthly amount of the COBRA continuation coverage premium under the Company’s group health plans, subject to the named executive officer’s co-payment of the applicable active employee rate, paid until the end of the applicable severance period or, if earlier, the date the named executive officer becomes eligible for group health insurance coverage through a new employer.

Vesting of each outstanding equity award granted to the named executive officer, as follows: (i) continued vesting during the applicable severance period for his or her unvested equity awards which, as of the date of the named executive officer’s termination, have no performance requirements or have performance requirements and/or milestones that have been satisfied; (ii) accelerated vesting of the portion of his or her unvested restricted stock awards that would have otherwise vested during the applicable severance period; (iii) except for the September 2016 performance-based restricted stock award subject to a revenue milestone target through January 1, 2019 (the “September 2016 RSA”), accelerated vesting of equity awards with performance requirements and/or milestones that were not satisfied as of the date of the named executive officer’s termination, if such performance requirements and/or milestones are actually achieved during the first six months following the named executive officer’s termination, without regard to any further time-based vesting requirement; and (iv) accelerated vesting of the named executive officer’s September 2016 RSA on the date of the actual achievement of the performance milestone by June 30, 2018, without regard to any further time-based besting requirement.  Equity awards that are not vested by the dates set forth above are forfeited and cancelled in their entirety.

The Severance Letters also provide the named executive officers with the right to exercise their options for a period of no less than 90 days from the end of the applicable severance period (but not beyond the option term) and the right to payment of other equity awards that vest during the applicable severance period, payable within 30 days following the end of the last vesting date.

The Severance Letters also require the named executive officers not to compete, directly or indirectly, with us. In addition, the Severance Letters require the named executive officers not to solicit our employees to leave their employment and not to solicit any of our customers to purchase goods or services sold by the Company from another person or entity. It also required them not to disparage, criticize or defame the Company, its affiliates, directors, officers, individuals or the Company’s, products, services, technology or business. These restrictions apply while the named executive officers are employed by us and for a period of one year thereafter plus any additional period during which the named executive officer receives severance payments, continuation coverage payments or continued vesting.

The severance rights of the named executive officers during the 12-month period of time commencing upon a change in control are governed by their existing change in control agreements with the Company and not by the Severance Letters.  See the section above captioned “Post-Employment Benefits and Change in Control Arrangements for the Company’s Named Executive Officers” for a description of these payments.

Terms as used and defined in the Severance Letters:

“Termination Period” means the period starting August 1, 2017 and ending on January 31, 2019.

“Cause” generally means, with respect to the named executive officer, subject to certain notice and cure provisions: (i) his or her substantial and repeated failure to attempt in good faith to perform his or her duties or follow the reasonable and legal written direction of the Chief Executive Officer or the Board; (ii) his or her willful material misconduct with respect to any material aspect of the business of the Company; (iii) the indictment for, conviction of, or pleading of guilty or nolo contendere to, a felony or any crime involving moral turpitude; (iv) his or her performance of any material act of theft, fraud or malfeasance in connection with the performance of duties; (v) the triggering of disclosures under the federal securities law arising out of certain acts or omissions of the named executive officer; or (vi) a material breach of the Severance Letter or a material violation of the Company’s code of conduct or other written material policy.

•

“Good Reason” generally means, with respect to the named executive officer, subject to certain notice and cure provisions: (i) material diminution in his or her base salary at the rate or his or her bonus target at the percentage, in each case, in effect immediately prior to the reduction or the failure to pay him or her any salary or any earned and due bonus or incentive payments; (ii) material diminution in his or her duties, authorities or responsibilities; or (iii) a relocation of his or her work location by more than 50 miles.

Effective as of March 5, 2019, we entered into a revised form of severance letter agreements (the “2019 Severance Letters”) with each of the Participants, which replaced and superseded the terms and conditions of the Severance Letters with each of Messrs. Mahatme, Howton and Cumbo effective as of such date. The 2019 Severance Letters are substantially the same as the Severance Letters, except as follows:

(i)	Non-Competition Consideration

In consideration for the Participant’s agreement to be bound by the restrictive covenants contained in the 2019 Severance Letter if the Participant terminates employment with or without “Good Reason” (as defined below), or is terminated by the Company for “Cause” (as defined below), the Participant will be entitled to continue to receive continued payments of his or her base salary at the then-current rate of pay for three months following such termination of employment (the “Non-Competition Consideration”). If the Participant’s employment is terminated by the Company without Cause, the Participant will be entitled to receive Non-Competition Consideration in consideration for the Participant’s agreement to be bound by the restrictive covenants that will be set forth in the separation agreement that will be entered into by the Company and the Participant in connection with such termination of employment (which restrictive covenants will be substantially the same as the restrictive covenants contained in the 2019 Severance Letter).

(ii)	Additional Severance

If the Participant is terminated without Cause or resigns for Good Reason (a “Qualifying Termination”), then in addition to any accrued benefits (as set forth in the 2019 Severance Letters) and the Non-Competition Consideration, the Company will provide the Participant with the following, subject to his or her timely execution, delivery, and non-revocation of a release of claims in favor of the Company and its affiliates:

•

Severance equal to the sum of nine months of the Participant’s annual base salary and his or her target bonus for the year of termination, paid in equal installments over a nine-month period following the last payment of Non-Competition Consideration with respect to the salary component and paid in a lump sum with respect to the bonus component (such twelve month period, the “severance period”).

•

A monthly amount of the COBRA continuation coverage premium under the Company’s group health plans, subject to the Participant’s co-payment of the applicable active employee rate, paid until the end of the severance period or, if earlier, the date the Participant becomes eligible for group health insurance coverage through a new employer.

(iii)	Equity Awards

In the event of a Qualifying Termination, the Participants have no less than 12 months following such termination (but not beyond the remaining term of the vested equity awards) to exercise the exercisable portion of any vested equity awards that were granted following March 5, 2019. Further, the Participants will not be entitled to accelerated vesting of any equity awards that were granted to the Participants prior to March 5, 2019, other than as provided in the 2019 Severance Agreements, regardless of any vesting acceleration provisions set forth in any prior agreements or applicable equity award agreements.

(iv)	Definitions

Terms as used and defined in the 2019 Severance Letters:

•

“Cause” generally means, with respect to the Participant, subject to certain notice and cure provisions: (i) his or her substantial and repeated failure to perform his or her duties or follow the reasonable and legal written direction of the Chief Executive Officer; (ii) his or her willful material misconduct with respect to any material aspect of the business of the Company; (iii) the conviction of, or pleading of guilty or nolo contendere to, a felony or any crime involving moral turpitude; (iv) his or her performance of any material act of theft or fraud in connection with the performance of duties; or (v) a material breach of the 2019 Severance Letter, any written employment agreement between the Company and the Participant, the Confidential Proprietary Rights and Non-Disclosure Agreement by and between the Company and the Participant (the “Confidentiality Agreement”), any other written restrictive covenant agreement between the Company and the Participant, or a material violation of the Company’s code of conduct or other written material policy of the Company.

•

“Good Reason” generally means, with respect to the Participant, subject to certain notice and cure provisions: (i) material diminution in his or her base salary at the rate or his or her bonus target at the percentage, in each case, in effect immediately prior to the reduction; (ii) material diminution in his or her duties, authority or responsibilities; (iii) a relocation of his or her work location by more than 30 miles; or (iv) a material breach by the Company of the 2019 Severance Letter, any equity award agreement, 2019 Severance Agreement, the Confidentiality Agreement, or any written employment agreement between the Company and the Participant then in effect.

CEO Pay Ratio

We are required by SEC rules adopted under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 Act to disclose the ratio of our median employee’s annual total compensation to the annual total compensation of our President and Chief Executive Officer, using certain permitted methodologies. To determine this pay ratio and our median employee, we utilized data as of October 31, 2018 (the “Determination Date”).

In accordance with Item 402(u) of Regulation S-K, we identified the median employee by (i) aggregating for each applicable employee (A) base salary, (B) the target bonus or commission for 2018, (C) the estimated accounting value of any equity awards granted during 2018, and (ii) ranking this compensation measure for our employees from lowest to highest for employees who were employed on the Determination Date. This calculation was performed for all employees, excluding our President and Chief Executive Officer, whether employed on a full-time, part-time, seasonal or temporary basis. We did not make any material assumptions, adjustments or estimates with respect to total compensation. After identifying the median employee based on total cash compensation, we calculated annual total compensation for our median employee and our President and Chief Executive Officer using the same methodology we use for our named executive officers as set forth in the Summary Compensation Table in this proxy statement.

For 2018, the combined annual total compensation for Mr. Ingram, as reported in the Summary Compensation Table, was $1,433,872. The total compensation of our median employee was $329,229, resulting in an estimated pay ratio of 4.4:1.

The pay ratio reported above is a reasonable estimate calculated in a manner consistent with SEC rules based on our internal records and the methodology described above. Because the SEC rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies have different employee populations and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Approval of Related Party Transactions

Pursuant to our Code of Conduct, authorization from the audit committee is required for a director or officer to enter into a related party transaction or a similar transaction which could result in a conflict of interest. Conflicts of interest are prohibited unless specifically authorized in accordance with the Code of Conduct. We are not aware of any related party transactions since the beginning of our last fiscal year that would require disclosure.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors and Section 16 officers, and persons who beneficially own more than 10% of a registered class of our equity securities, to file reports of ownership of, and transactions in, our securities with the SEC and NASDAQ. Such directors, officers and 10% stockholders are also required to furnish us with copies of all Section 16(a) forms that they file.

Based solely on a review of the copies of such forms received by us, or written representations from certain reporting persons, we believe that during 2018, our directors, Section 16 officers and 10% stockholders complied with all Section 16(a) filing requirements applicable to them.

Compensation Committee Interlocks and Insider Participation

During 2018, Dr. Nicaise (Chairman), Mr. Barry and Dr. Gray served on our compensation committee. Dr. Gary was elected to serve on our Board and as a member of our compensation committee on December 10, 2018. During 2018, no member of our compensation committee was an officer or employee or was formerly an officer of the Company, and no member had any relationship that would require disclosure under Item 404 of Regulation S-K of the Exchange Act. None of our executive officers has served on the Board or the compensation committee (or other Board committee performing equivalent functions) of any other entity, one of whose executive officers served on our Board or on our compensation committee.

ANNUAL REPORT

A copy of our combined Annual Report to Stockholders and Annual Report on Form 10-K for the year ended December 31, 2018 will be available to the stockholders of record as of the Record Date together with this proxy statement at www.edocumentview.com/SRPT.

An additional copy of our Annual Report may be obtained from our website, www.sarepta.com, or can be furnished, without charge, to beneficial stockholders or stockholders of record upon request in writing to Investor Relations, Sarepta Therapeutics, Inc., 215 First Street, Suite 415, Cambridge, MA 02142, or by telephone to (617) 274-4000. Copies of exhibits to our Annual Report are available for a reasonable fee.

OTHER MATTERS

We know of no other matters to be submitted for consideration by the stockholders at the Annual Meeting. If any other matters properly come before the Annual Meeting, it is the intention of the persons named in the enclosed proxy card to vote the shares they represent as the Board may recommend.

It is important that your shares be represented at the meeting, regardless of the number of shares which you hold. You are therefore urged to vote your shares, at your earliest convenience, on the Internet or by telephone following the instructions on the Notice, or by mail (if you received proxy materials by mail).

By Order of the Board of Directors,

Cambridge, MA April 26, 2019

David Tyronne Howton, Jr.

Executive Vice President, General Counsel and Corporate Secretary

Appendix A

AMENDMENT NO. 1

TO THE

SAREPTA THERAPEUTICS, INC.

AMENDED AND RESTATED

2013 Employee Stock Purchase Plan

(AS AMENDED AND RESTATED On JUNE 27, 2016)

WHEREAS, Sarepta Therapeutics, Inc. (the “Company”) previously adopted and approved the Amended and Restated 2013 Employee Stock Purchase Plan (as Amended and Restated as of June 27, 2016) (the “Plan”);

WHEREAS, pursuant to Section 18(a) of the Plan, the “Administrator” (defined under the Plan as the Board of Directors of the Company (the “Board”) or any of its committees) may amend the Plan from time to time subject to Company stockholder approval;

WHEREAS, the Board, as Administrator, has determined that it is in the best interests of the Company and its stockholders to amend the Plan to increase the number of authorized shares under the Plan by 500,000 shares of common stock of the Company, as authorized under the Plan; and

WHEREAS, the Board, as Administrator, has determined that it is in the best interests of the Company and its stockholders to amend the Plan to extend the term of the Plan from June 4, 2023, to April 22, 2029, ten years from the date the Board will adopt this Amendment No. 1.

NOW, THEREFORE, subject to the approval of the Company’s stockholders at the Company’s annual meeting in 2019 on June 6, 2019, the Plan hereby is amended, effective April 22, 2019, the date of approval by the Board, as follows:

1.	Section 13(a) of the Plan, entitled “Shares Subject to Plan,” shall be replaced in its entirety by the following:

“Subject to adjustment upon changes in capitalization of the Company as provided in Section 17 hereof, the maximum number of shares of the Company’s Common Stock which shall be made available for sale under the Plan shall be one million one hundred thousand (1,100,000) shares.”

2.	The last sentence of Section 21 of the Plan, entitled “Effective Date and Term of Plan,” shall be replaced in its entirety by the following:

“Subject to approval of Amendment No. 1 to the Plan by the stockholders of the Company, the Plan shall be in effect until April 22, 2029, unless sooner terminated under Section 18 hereof.”

3.	Except as modified herein, the Plan is hereby specifically ratified and affirmed.

This Amendment No. 1 to the Plan is adopted by the Board, effective as of April 22, 2019, the date of approval by the Board.

A-1

IN WITNESS WHEREOF, this Amendment No. 1 has been executed by its duly authorized officer on April 22, 2019.

SAREPTA THERAPEUTICS, INC.

By:	/s/ David Tyronne Howton, Jr.
	Name:	David Tyronne Howton, Jr.
	Title:	Senior Vice President, Corporate Secretary and General Counsel

A-2

SAREPTA THERAPEUTICS

VOTE

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You may vote online or by phone instead of mailing this card.

Votes submitted electronically must be received by 11:59 p.m., Eastern Time, on June 5, 2019.

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Go to **www.envisionreports.com/SRPT** or scan the QR code — login details are located in the shaded bar below.

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Annual Meeting Proxy Card

1. Election of Directors:

	For	Against	Abstain
01 - Richard J. Barry	☐	☐	☐
02 - M. Kathleen Behrens, Ph.D.	☐	☐	☐
03 - Claude Nicaise, M.D.	☐	☐	☐

3 3 B M

03RXIC

ENVELOPE. Proposals — The Board of Directors recommends a vote “FOR” all the nominees listed, and “FOR” Proposals 2, 3 and 4. A 1. Election of Directors: For Against Abstain For Against Abstain For Against Abstain 02 - M. Kathleen Behrens, 01 - Richard J. Barry 03 - Claude Nicaise, M.D. Ph.D. For Against Abstain For Against Abstain 2. ADVISORY VOTE TO APPROVE, ON A NON-BINDING BASIS, NAMED 3. APPROVAL OF AN AMENDMENT TO THE AMENDED AND RESTATED EXECUTIVE OFFICER COMPENSATION  2013 EMPLOYEE STOCK PURCHASE PLAN (THE “2013 ESPP”) TO INCREASE THE NUMBER OF SHARES OF COMMON STOCK AUTHORIZED FOR ISSUANCE UNDER THE 2013 ESPP BY 500,000 4. RATIFICATION OF KPMG LLP AS INDEPENDENT REGISTERED PUBLIC SHARES TO 1,100,000, AND TO EXTEND THE 2013 ESPP’S TERM ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2019 UNTIL APRIL 22, 2029 Authorized Signatures — This section must be completed for your vote to count. Please date and sign below. B Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. 33BM + 031RXC

Important notice regarding the Internet availability of proxy materials for the 2019 Annual Meeting of Stockholders. The Proxy Statement and the 2018 Annual Report to Stockholders are available at: www.envisionreports.com/SRPT Small steps make an impact. Help the environment by consenting to receive electronic delivery, sign up at www.envisionreports.com/SRPT IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. Proxy — SAREPTA THERAPEUTICS, INC. + 2019 Annual Meeting of Stockholders – June 6, 2019 THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY The undersigned hereby appoints Sandesh Mahatme and David Tyronne Howton, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of Sarepta  Therapeutics, Inc. Common Stock which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the 2019 Annual Meeting of Stockholders of the company to be held June 6, 2019 or at any adjournment or postponement thereof, with all powers  which the undersigned would possess if present at the Meeting. THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED “FOR” THE ELECTION OF DIRECTORS AND “FOR” ITEMS 2, 3 AND 4. (Items to be voted appear on reverse side) Non-Voting Items C Change of Address — Please print new address below. Comments — Please print your comments below. +